UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the  Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|X|   Preliminary Proxy Statement
|_|   CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
        (AS PERMITTED BY RULE 14A-6(E)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-12

                           TRAVIS BOATS & MOTORS, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

|_|   No fee required.
|X|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.*
      (1)   Title of each class of securities to which transaction applies:
            Common Stock of Travis Boats & Motors, Inc.
      (2)   Aggregate number of securities to which transaction applies:
            4,299,727 shares of Common Stock.
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $0.40 per share of Common Stock
      (4)   Proposed maximum aggregate value of transaction: $1,719,890.80
      (5)   Total fee paid: $217.91

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid: N/A

      (2)   Form, Schedule or Registration Statement No.: N/A

      (3)   Filing Party: N/A

      (4)   Date Filed: N/A

            PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

----------
As of November, 2004, there were outstanding 4,299,727 shares of Common Stock. The filing fee was determined by multiplying (i) 4,299,727 shares of Common Stock proposed to be acquired in the merger and (ii) the merger consideration of $0.40 in cash per share of Common Stock. The payment of the filing fee, calculated in accordance with Fee Rate Advisory #7 for Fiscal Year 2004 (Updated), equals $126.70 per million of the aggregate merger consideration calculated pursuant to the preceding sentence.

                           TRAVIS BOATS & MOTORS, INC.
                          12116 JEKEL CIRCLE, SUITE 102
                            AUSTIN, TEXAS 78727-6111

Dear Travis Boats Shareholder: ________,2004

      You are cordially invited to attend a special meeting of the shareholders of Travis Boats & Motors, Inc., a Texas corporation ("Travis Boats"), to be held on _____________, 2004, at _____:00 a.m. local time at --------------.

      At the special meeting, you will be asked to consider and vote upon a merger agreement dated as of November 10, 2004, by and between Travis Boats and its controlling shareholder, TMRC, L.L.P., a Missouri limited liability partnership ("Tracker"), pursuant to which Tracker will be merged with and into Travis Boats, with Travis Boats as the surviving corporation in the merger. Upon completion of the merger, (1) each issued and outstanding share of Travis Boats common stock will be converted into the right to receive $0.40 in cash, and (2) each issued and outstanding share of Travis Boats 6% Series A Cumulative Convertible Preferred Stock, all of which are held by Tracker, will be cancelled in exchange for the issuance of 1/100th of a share of the surviving Travis Boats common stock to Tracker Marine, LLC ("Tracker Marine"), the 99% partner of Tracker. A copy of the merger agreement is included as Appendix A to these materials.

      Following completion of the merger, Travis Boats will continue its operations but will be a privately-held company, wholly owned by Tracker Marine. If the merger is completed, the common stock of Travis Boats will no longer be publicly traded. Further, after the merger, you will no longer have an equity interest in Travis Boats and will not participate in any potential future earnings and growth of Travis Boats.

      In July 2004, our Board of Directors formed a Special Committee consisting of two of our independent directors, Messrs. Richard S. Birnbaum and James P. Karides, to review, evaluate and make recommendations to the Board of Directors on behalf of our shareholders (other than Tracker and its affiliates) with respect to a number of possible transactions intended to maximize shareholder value. After carefully considering all the alternatives, the Special Committee determined that the merger agreement upon which we are asking you to vote and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Travis Boats and its common shareholders. OUR SPECIAL COMMITTEE RECOMMENDS TO THE HOLDERS OF OUR COMMON STOCK THAT THEY VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

      Our Board of Directors believes the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Travis Boats and its shareholders. BASED IN PART ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, OUR BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY (WITH THE TWO DIRECTORS AFFILIATED OR ASSOCIATED WITH TRACKER ABSTAINING TO AVOID ANY CONFLICT OF INTEREST) RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

      In arriving at their respective recommendations of the merger agreement and the merger, each of our Board of Directors and the Special Committee carefully considered a number of factors that are described in the accompanying proxy statement. You should read these factors, as well as all of the other information contained in the attached document, in their entirety.

      YOUR VOTE IS VERY IMPORTANT. PURSUANT TO THE TERMS OF THE MERGER AGREEMENT, THE MERGER CANNOT BE COMPLETED UNLESS IT IS APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES ENTITLED TO BE CAST BY HOLDERS OF THE OUTSTANDING SHARES OF TRAVIS BOATS COMMON STOCK WHO ARE NOT TRACKER OR ANY OF ITS AFFILIATES (OTHER THAN THEIR RESPECTIVE NON-EXECUTIVE EMPLOYEES).

      IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE USE THE ENCLOSED PROXY CARD TO VOTE ON THE MATTERS TO BE CONSIDERED AT THE MEETING, SIGN AND DATE THE PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO THE SECRETARY OF TRAVIS BOATS TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON. If your shares are held in "street name," you should instruct your broker as to how to vote in accordance with your voting instruction form.

      The accompanying proxy statement explains the proposed merger and provides specific information concerning the special meeting. I urge you to read these materials carefully.

                                        Sincerely,


                                        Richard S. Birnbaum
                                        Chairman of the Board
Austin, Texas
_________, 2004

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The accompanying proxy statement is dated _________, 2004 and is first being mailed to shareholders of Travis Boats on or about __________, 2004.

                           TRAVIS BOATS & MOTORS, INC.
                          12116 JEKEL CIRCLE, SUITE 102
                            Austin, Texas 78727-6111

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 2004

To the Shareholders of Travis Boats & Motors, Inc.:

      Notice is hereby given that a special meeting of the shareholders of Travis Boats & Motors, Inc., a Texas corporation ("Travis Boats"), will be held on ________, 2004 at _____:00 a.m. local time at ________ for the following purposes:

            1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of November 10, 2004, by and between Travis Boats and TMRC, L.L.P., a Missouri limited liability partnership ("Tracker"), pursuant to which Tracker will be merged with and into Travis Boats, with Travis Boats as the surviving corporation. Upon completion of the merger, (1) each issued and outstanding share of Travis Boats common stock will be converted into the right to receive $0.40 in cash, and (2) each issued and outstanding share of Travis Boats 6% Series A Cumulative Convertible Preferred Stock, all of which are held by Tracker, will be cancelled in exchange for the issuance of 1/100th of a share of the surviving Travis Boats common stock to Tracker Marine, LLC, the 99% partner of Tracker.

            2. To consider and vote on any motion submitted to a vote of the shareholders to adjourn or postpone the special meeting to another time and place for the purpose of soliciting additional proxies.

            3. To consider and vote upon any other matters that properly come before the special meeting or any adjournments or postponements of the special meeting.

      Only holders of record of Travis Boats common and preferred stock at the close of business on ______, 2004, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. The affirmative vote by the holders of
(1) a majority of the shares of Travis Boats common stock (including the shares of the Travis Boats preferred stock voting on an as-if converted basis) entitled to vote at the special meeting, and (2) a majority of the shares of Travis Boats 6% Series A Preferred Stock entitled to vote at the special meeting, are required to adopt the merger agreement and approve the merger. In addition, the merger is conditioned upon the affirmative vote by the holders of a majority of the shares of Travis Boats common stock entitled to vote at the special meeting that are not held by Tracker or any of its affiliates (other than their respective non-executive employees). A complete list of shareholders entitled to vote at the Travis Boats special meeting will be available for examination at our headquarters, 12116 Jekel Circle, Suite 102, Austin, Texas 78727-6111 after ___________, 2004 and at the special meeting.

                                        By order of the Board of Directors,

                                        Richard S. Birnbaum
                                        Chairman of the Board

Austin, Texas
___________, 2004

                             YOUR VOTE IS IMPORTANT

      EVEN IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE USE THE ENCLOSED PROXY CARD TO VOTE ON THE MATTERS TO BE CONSIDERED AT THE MEETING, SIGN AND DATE THE PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO THE SECRETARY OF TRAVIS BOATS TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                                 PROXY STATEMENT
                                TABLE OF CONTENTS

Summary Term Sheet................................................................................................7
Certain Questions and Answers About the Merger...................................................................13
Cautionary Statement Concerning Forward-Looking Information......................................................19
Participants.....................................................................................................19
The Special Meeting..............................................................................................21
   General.......................................................................................................21
   Record Date and Voting Information............................................................................21
   Proxies; Revocation...........................................................................................22
   Expenses of Proxy Solicitation................................................................................22
   Adjournments..................................................................................................23
   Other Matters.................................................................................................23
Special Factors..................................................................................................23
   Certain Effects of the Merger.................................................................................23
      Conversion of Outstanding Travis Boats Stock and Stock Options.............................................23
      Effect on Ownership Structure of Travis Boats..............................................................23
      Effects on Interests in Travis Boats' Net Book Value and Net Earnings......................................23
      Effects on Listing, Registration and Status of Travis Boats Common Stock...................................24
      Operations of Travis Boats Following the Merger............................................................24
   Background to the Merger......................................................................................25
   Reasons for the Special Committee's Recommendation; Factors Considered........................................29
   Reasons for the Board's Recommendation; Factors Considered....................................................32
   Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger...................35
      The Special Committee......................................................................................35
      Our Board of Directors.....................................................................................35
   Opinion of Davenport..........................................................................................36
   Position of Tracker and the Tracker Affiliates  as to the Purpose of, Reasons for and Fairness of the Merger..43
   Risks That the Merger Will Not Be Completed...................................................................45
   Other Risks Related to the Merger.............................................................................46
Interests of Certain Persons in the Merger.......................................................................46
   Interests of Travis Boats' Directors and Executive Officers in the Merger.....................................46
   Interests of Travis Boats' Executive Officers.................................................................46
      Effects of Merger on Existing Employment and Benefits Arrangements.........................................46
   Interests of Travis Boats Directors...........................................................................47
   Interests of Directors Affiliated or Associated with Tracker and Tracker Marine...............................47
   Consulting Engagement with Richard S. Birnbaum................................................................47
   Indemnification of Directors and Officers.....................................................................47
Costs of the Merger..............................................................................................48
   Estimated Fees and Expenses of the Merger.....................................................................48
   Financing.....................................................................................................49
Regulatory Matters...............................................................................................49
Material U.S. Federal Income Tax Consequences....................................................................49
   Travis Boats Shareholders.....................................................................................50
   Travis Boats, Tracker, and Tracker Marine.....................................................................50
   Travis Boats Option Holders...................................................................................50
   Information Reporting and Backup Withholding..................................................................51
Anticipated Accounting Treatment.................................................................................51
Appraisal Rights.................................................................................................51
The Merger Agreement.............................................................................................53
   General; The Merger...........................................................................................53
   Articles of Incorporation; Bylaws; Directors and Officers.....................................................53
   Treatment of Travis Boats Stock in the Merger.................................................................53
   Treatment of Tracker Partnership Interests in the Merger......................................................54
   Treatment of Travis Boats Stock Options.......................................................................54

   Representations and Warranties................................................................................54
   Covenants of Travis Boats.....................................................................................56
   Covenants of All Parties......................................................................................58
   Conditions to the Completion of the Merger....................................................................59
   Termination...................................................................................................61
   Expense Reimbursement.........................................................................................62
   Fees and Expenses: General....................................................................................62
   Amendments and Waivers........................................................................................62
Past Contacts, Transactions, Negotiations and Agreements.........................................................62
   Agreements with Tracker Involving Securities of Travis Boats, Business Arrangements and the Provision of
   Short-Term Financing..........................................................................................62
   Travis Boats Preferred Stock and Supply Agreement.............................................................62
   Agreements Related to January 2003 Financing..................................................................63
   Additional Short-Term Financing Provided by Tracker...........................................................63
   Voting Support Agreement......................................................................................63
Transactions In Travis Boats Common Stock........................................................................64
   Tracker.......................................................................................................64
   Travis Boats..................................................................................................64
   Travis Boats' Directors and Executive Officers................................................................64
   Selected Historical Financial and Operating Data..............................................................64
Markets and Market Price.........................................................................................66
Security Ownership of Certain Beneficial Owners and Management...................................................66
Future Shareholder Proposals.....................................................................................67
Where Shareholders Can Find More Information.....................................................................68

--------------------------------------------------------------------------------
Appendix A           Agreement and Plan of Merger, dated as of November 10,
                     2004, by and between Travis Boats & Motors, Inc. and TMRC,
                     L.L.P.
Appendix B           Opinion of Davenport & Company LLC
Appendix C           Article 5.12 of the Texas Business Corporation Act
Appendix D           Form of Proxy

                           TRAVIS BOATS & MOTORS, INC.

                                 PROXY STATEMENT

                               SUMMARY TERM SHEET

      This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the appendices. In addition, we incorporate by reference important business and financial information about us into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where Shareholders Can Find More Information" beginning on page ___. In this proxy statement, the terms "we," "us," "our," "Travis Boats" and the "Company" refer to Travis Boats & Motors, Inc. and its subsidiaries. We refer to TMRC, L.L.P. as "Tracker," to Tracker Marine, L.L.C. as "Tracker Marine" and to Three Johns Company as "Three Johns." We refer to the shareholders of Travis Boats, other than Tracker and its affiliates (other than their respective non-executive employees) as the "unaffiliated Travis Boats shareholders."

Purpose of Shareholder Vote        You are being asked to consider and vote upon
                                   a proposal to adopt the Agreement and Plan of
                                   Merger, dated as of November 10, 2004, by and
                                   between Travis Boats and Tracker, which we
                                   refer to in this proxy statement as the
                                   "merger agreement." Pursuant to the merger
                                   agreement, Tracker will be merged with and
                                   into Travis Boats, and Travis Boats will be
                                   the surviving corporation. Following the
                                   merger, Tracker Marine, the 99% partner of
                                   Tracker, will own all of the issued and
                                   outstanding capital stock of Travis Boats.
                                   See "The Special Meeting" beginning on page
                                   ___.

Parties Involved in the Proposed   Travis Boats is a Texas corporation. Tracker
Transaction                        is a Missouri limited liability partnership
                                   that was formed by Tracker Marine and Three
                                   Johns for the purpose of acquiring an
                                   investment in Travis Boats in 2002. As of the record date, Tracker was the beneficial owner of approximately 43% of the outstanding capital stock of Travis Boats on a fully-diluted, as-converted basis. Tracker is
                                   99% owned by Tracker Marine and 1% owned by Three Johns. Three Johns is the sole member of Tracker Marine. Immediately following completion of the merger, Travis Boats will be wholly owned by Tracker Marine. See
                                   "Participants" beginning on page ___.

                                   Under a possible interpretation of the rules governing "going private" transactions, Tracker, Tracker Marine and Three Johns may be deemed to be our affiliates in respect of the merger. Therefore, each of these entities has been included as a filing person on the
                                   Schedule 13E-3 filed in connection with the merger. Schedule 13E-3 requires that the filing persons supplement the information that would otherwise be required under the federal laws governing proxy solicitations, including information regarding such parties' views as to the fairness of the merger to the unaffiliated Travis Boats shareholders.

Effect of the Merger on Our        Upon completion of the merger, (1) each
Outstanding Capital Stock          issued and outstanding share of Travis Boats
                                   common stock will be converted into the right to receive $0.40 in cash, and (2) each issued and outstanding share of Travis Boats 6%
                                   Cumulative Convertible Series A Preferred
                                   Stock, which we refer to in this proxy
                                   statement as "Travis Boats preferred stock" and are all held by Tracker will be cancelled in exchange for the issuance of 1/100th of a share of the surviving Travis Boats common stock to Tracker Marine. See "Special
                                   Factors--Certain Effects of the Merger"
                                   beginning on page ___.

Treatment of Outstanding Options   Each option to purchase shares of Travis
                                   Boats common stock that is outstanding prior to the effective time of the merger and is unexpired, unvested and unexercisable will become fully vested and exercisable.

                                   Travis Boats shall cause each unexercised and unexpired option to be exercised prior to the effective time of the merger or to be cancelled in exchange for a cash payment equal to the number of shares of Travis Boats common stock underlying the option, multiplied by the greater of $0.05 or the amount by which $0.40 exceeds the exercise price of the option, less any income tax or employment tax withholding required under the Internal Revenue Code of 1986, as amended, which we refer to as the "Code" in this proxy statement. See "The Merger
                                   Agreement--Treatment of Stock Options"
                                   beginning on page ___.

Special Meeting                    The shareholders' vote will take place at a
                                   special meeting of our shareholders to be held on ________, 2004 at ________, Austin,
                                   Texas at _____ a.m. local time. See "The
                                   Special Meeting" beginning on page ___.

Record Date                        You are entitled to vote at the special
                                   meeting if you owned shares of Travis Boats common stock, or Travis Boats preferred stock, at the close of business on ________, 2004, which is the record date for the special meeting. On the record date, ________ shares of Travis Boats common stock were outstanding and entitled to vote at the special meeting. On the record date, 80,000 shares of Travis Boats preferred stock were outstanding, all of which were held by Tracker and entitled to vote at the special meeting. See "The Special Meeting" beginning on page ___.

Voting Information                 As of the record date, we had 4,294,727
                                   shares of common stock issued and
                                   outstanding. In addition, as further
                                   described below, Tracker will have the right to vote its preferred stock on an as-if converted basis. You will have one vote for each share of Travis Boats common stock that you owned at the close of business on the record date. If your shares are held in street name by a broker, you will need to provide your broker with instructions on how to vote your shares. When Tracker votes the Travis Boats preferred stock with the common stock, Tracker will have 3,137,255 total votes in the aggregate (determined by dividing $100, the initial liquidation value of each share of Travis Boats preferred stock by $2.55, the conversion price solely for voting purposes), which is approximately 43% of the vote. Tracker has agreed to vote all of its shares in favor of the merger. As noted below however, approval of the merger will also require the separate approval of the unaffiliated Travis Boats shareholders.

                                   Before voting your shares of Travis Boats stock, we encourage you to read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States, as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, please refer to "The Special Meeting--Record Date and Voting Information" beginning on page ___.

Shareholder Approvals Required     The merger will be completed only if the
                                   merger agreement is adopted by the
                                   affirmative vote by the holders of (1) a majority of the 7,436,982 shares of Travis
                                   Boats common stock (including the shares of the Travis Boats preferred stock voting on an as-if converted basis) entitled to vote at the special meeting and (2) a majority of the shares of Travis Boats preferred stock entitled to vote at the special meeting (all of which is held by Tracker). In addition, the merger is conditioned upon the affirmative vote by the holders of a majority of the shares of Travis Boats common stock entitled to vote at the special meeting held by unaffiliated Travis Boats shareholders.

                                   Abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement. See "The Special Meeting--Record Date and Voting Information" beginning on page ---.

Interests of Tracker               In connection with an $8 million investment
                                   by Tracker in Travis Boats in 2002, Tracker acquired all of the issued and outstanding shares of Travis Boats preferred stock
                                   (80,000 shares). In order to induce Tracker and the Company's senior inventory finance lender, GE Commercial Finance Corporation, which we refer to as "GE," to provide up to $1.5 million of short-term, secured financing to the Company in 2003, Robert C. Siddons, a former director of the Company, and Mark T.
                                   Walton, the President of the Company,
                                   deposited 292,866 shares and 334,200 shares, respectively, into a voting trust controlled by a trustee appointed by Tracker (the
                                   "Voting Trust"). In addition, Ronnie L.
                                   Spradling, a former Executive Vice-President and director of the Company, issued a proxy to Tracker granting Tracker the right to vote
                                   202,643 shares of common stock owned by Mr.
                                   Spradling (the "Spradling Proxy"). As a
                                   result of these transactions, Tracker and its affiliates control approximately 53% of the voting power of the Travis Boats shareholders.

                                   For the purposes of voting on the merger agreement, all of the shares owned by Tracker will be voted for the merger. In addition, all of the shares held in the Voting Trust and subject to the Spradling Proxy that are not owned by Tracker will be voted at the special meeting only in accordance with the instructions of the holders of those shares and not subject to the preference or instructions of Tracker.

                                   Prior to the execution of the merger
                                   agreement, Tracker had provided approximately $1.5 million in secured loans to Travis Boats. After the execution of the merger agreement, Tracker agreed to provide Travis Boats with up to an additional $2.25 million in secured loans to fund additional short term working capital needs. As of the date of this proxy statement, $2.43 million has been loaned to Travis Boats by Tracker. The loans are secured by first liens on certain land and buildings owned by Travis Boats. See "Past Contacts, Transactions, Negotiations and Agreements" beginning on page ___.

Special Committee                  The Special Committee is a committee of our
                                   Board of Directors that was formed to avoid any potential conflict of interest in evaluating the fairness to Travis Boats' common shareholders of the proposed merger, to consider and negotiate the terms and conditions of the proposed merger and to make recommendations to the Board of Directors on behalf of the shareholders of Travis Boats
                                   (other than Tracker), with respect to certain possible transactions, including transactions involving the recapitalization of Travis
                                   Boats and transactions involving the sale of all or a portion of the capital stock of Travis Boats to a third party. The Special
                                   Committee consists of two members of our Board of Directors who are not employed by, or otherwise affiliated with, Tracker. The members of the Special Committee are Richard
                                   S. Birnbaum and James P. Karides. See
                                   "Special Factors--Recommendations of the
                                   Special Committee and of our Board of
                                   Directors; Fairness of the Merger" beginning on page ___.

Special Committee's Position as    Based in part upon the opinion of Davenport &
to the Fairness of the Merger      Company, LLC, which we refer to in this proxy
                                   statement as "Davenport," the Special
                                   Committee has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Travis Boats and the holders of Travis Boats common stock.

Our Board's Position as to the     Based in part upon the recommendation of the
Fairness of the Merger             Special Committee described below, our Board
                                   of Directors (other than Messrs. Burroughs
                                   and Ring, the two Tracker director designees
                                   who abstained in order to avoid any conflict
                                   of interest) has determined that the merger
                                   agreement and the transactions contemplated
                                   by the merger agreement, including the
                                   merger, are advisable, fair to and in the
                                   best interests of Travis Boats and its
                                   shareholders, including the unaffiliated
                                   shareholders. See "Special
                                   Factors--Recommendations of the Special
                                   Committee and of our Board of Directors;
                                   Fairness of the Merger" beginning on page
                                   ___.

Special Committee and Board        The Special Committee has recommended that
Recommendations                    (1) our Board of Directors approve and adopt
                                   the merger agreement and the transactions contemplated thereby, including the merger, and (2) the holders of Travis Boats common stock adopt the merger agreement.

                                   On the basis of the Special Committee's
                                   recommendation, and after considering other
                                   factors, our Board of Directors has
                                   unanimously (with Messrs. Kenneth N.
                                   Burroughs and Robert L. Ring, our two
                                   directors designated by Tracker, choosing to
                                   abstain in order to avoid a conflict of
                                   interest) recommended that our shareholders
                                   adopt the merger agreement. See "Special
                                   Factors--Recommendations of the Special
                                   Committee and of our Board of Directors;
                                   Fairness of the Merger" beginning on page
                                   ___.

Interests of Our Directors and     In considering the recommendations of the
Executive Officers in the          Special Committee and our Board of Directors,
Merger                             you should be aware that some directors and
                                   executive officers of Travis Boats have
                                   interests in the merger that are in addition to, and different from, your interests as a shareholder and that may present actual or potential conflicts of interest. For instance, Mr. Burroughs is the president of Tracker and Tracker Marine and Mr. Ring, together with Mr. Burroughs, were designated to our board of directors by Tracker, and, as a result, may have certain special interests in the merger. Both the Special Committee and the Board of Directors considered these interests and took special precautions when making their respective decisions to approve the merger agreement. These interests are discussed in detail in the section entitled
                                   "Special Factors--Interests of Travis Boats'
                                   Directors and Executive Officers in the
                                   Merger" beginning on page ___.

Opinion of Davenport &             Pursuant to an engagement letter, dated June
Company, LLC                       15, 2004, and executed June 18, 2004, the
                                   Special Committee retained Davenport to act as its investment banker in connection with the merger. As part of this engagement, Davenport delivered an oral opinion to the Special Committee at the time the Special
                                   Committee voted to approve the merger
                                   agreement, subsequently confirmed in a
                                   written opinion dated November 9, 2004,
                                   that, as of the date of Davenport's written opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken as described in the written opinion, the $0.40 per share cash merger consideration was fair, from a financial point of view, to the holders of Travis Boats common stock. The full text of the Davenport opinion is attached as Appendix
                                   B hereto. You are encouraged to read the Davenport opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Davenport in connection with the opinion.

                                   Davenport's written opinion is directed to the Special Committee and only addresses the fairness, from a financial point of view, to the holders of the Travis Boats common stock of the $0.40 per share in cash to be paid to such holders in the merger. Davenport's written opinion does not address the merits of the underlying decision by Travis Boats to engage in the merger or any other aspect of the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote on any matter relating to the merger. Davenport's opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Davenport as of, the date of the Davenport opinion. Davenport assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

                                   Pursuant to the terms of the engagement
                                   letter between Travis Boats and Davenport, Travis Boats has paid Davenport a cash fee of $25,000, and has agreed to pay an additional cash fee based on the transaction value upon consummation of the merger. Based on the terms of the merger, the additional cash fee will be $187,500 upon closing of the merger.

The Position of Tracker, Tracker   Each of Tracker, Tracker Marine and Three
Marine and Three Johns as to the   Johns believes the merger is fair to the
Fairness of the Merger             unaffiliated Travis Boats shareholders. In
                                   particular, they believe that without
                                   Tracker's continued financial support in unanticipation of the merger, Travis Boats would be significantly undercapitalized with expired credit lines and without any firm sources of financing, would be at risk of GE declaring an event of default, without an ability to cure such default, and may not be able to continue as a going-concern, all of which would likely cause the stock price of Travis Boats to drop substantially below the per share merger consideration being offered as part of the merger of $0.40. In addition, their belief is based upon the other factors discussed in the section entitled "Special
                                   Factors--Position of Tracker, Tracker Marine and Three Johns as to the Fairness of the Merger" beginning on page ___ and the findings of the Special Committee and of our Board of Directors discussed in the section entitled "Special Factors--Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger" beginning on page ___. However, neither Tracker, Tracker Marine nor Three Johns has performed, nor engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the unaffiliated Travis Boats shareholders.

Merger Financing; Transaction      Travis Boats and Tracker estimate that the
Fees and Expenses                  total amount of funds necessary to complete
                                   the merger and related transactions and to pay related fees and expenses will be approximately $2 million. These funds will come entirely from Tracker Marine's cash on hand. There is no financing contingency to the merger. See "The Merger--Merger
                                   Financing" beginning on page ___.

Material U.S. Federal Income Tax   The merger will be treated as a taxable
Consequences                       transaction to holders of Travis Boats common
                                   stock for U.S. federal income tax purposes.
                                   Holders should consult their tax advisors as to the tax consequences of the merger to them in light of their particular circumstances.
                                   See "Material U.S. Federal Income Tax
                                   Consequences" beginning on page ___.

Appraisal Rights                   Holders of shares of Travis Boats stock are
                                   entitled to appraisal rights under Texas law if they follow the requirements specified in
                                   Article 5.12 of the Texas Business
                                   Corporation Act, which we refer to as the "TBCA" in this proxy statement. We have attached a copy of Article 5.12 of the TBCA as Appendix C to this proxy statement. The obligation of Tracker to complete the merger is conditioned upon the aggregate number of shares of Travis Boats common stock, the holders of which have demanded and perfected their demands for appraisal of their shares in accordance with the provisions of Article
                                   5.12 of the TBCA, not exceeding 10% of the total number of shares of Travis Boats common stock outstanding as of the closing date. See
                                   "Appraisal Rights" beginning on page _____.

Limitations on Solicitation of     We have agreed not to (1) solicit, initiate
Other Offers                       or encourage, (2) participate in any
                                   discussions or negotiations concerning, or
                                   (3) enter into any agreement with respect to, any acquisition proposal by a third party or certain types of alternative transactions, in each case while the merger is pending, except as permitted under the merger agreement. See
                                   "The Merger Agreement--Covenants of Travis
                                   Boats" beginning on page ___.

Conditions                         The obligations of either one or both of
                                   Travis Boats and Tracker to consummate the merger are subject to the prior satisfaction, or waiver to the extent permitted by law, of various conditions specified in the merger agreement, including conditions relating to, among other things, (1) the adoption of the merger agreement by a majority of the outstanding stock of Travis Boats entitled to vote at the special meeting, (2) the adoption of the merger agreement by a majority of the outstanding shares of Travis Boats common stock held by the unaffiliated Travis Boats shareholders, (3) the absence of any law or governmental order prohibiting or enjoining the merger, (4) the accuracy of the parties' respective representations and warranties,
                                   (5) the performance of the parties'
                                   respective obligations under the merger
                                   agreement in all material respects, (6) the receipt of the necessary third party consents, (7) the number of shares with respect to which Travis Boats shareholders have exercised rights of appraisal not exceeding 10% of the total number of shares of Travis Boats common stock outstanding at the closing date, (8) Travis Boats not being in default under any agreement or arrangement with GE and (9) Travis Boats, GE and Tracker agreeing to inventory financing on a going-forward basis after closing on terms mutually agreeable to all the parties. The closing of the merger is also subject to the approval of GE.

                                   See "The Merger Agreement--Conditions to the
                                   Completion of the Merger" beginning on page
                                   ___.

Termination                        Travis Boats and Tracker may agree by mutual
                                   written consent to terminate the merger
                                   agreement at any time before the effective time of the merger.

                                   In addition, upon the occurrence of various
                                   events specified in the merger agreement,
                                   including, among other things, (1) the
                                   failure to consummate the merger by March 4,
                                   2005, (2) the existence of a law or
                                   governmental order prohibiting the merger,
                                   (3) the failure of the Travis Boats
                                   shareholders to adopt the merger agreement,
                                   (4) the determination by either the Special
                                   Committee or our Board of Directors to enter
                                   into an agreement related to a superior
                                   proposal or (5) either party's breach of its
                                   representations, warranties or obligations
                                   under the merger agreement such that certain
                                   conditions to closing cannot be satisfied and such breach cannot be cured within ten business days following written notice of the non-breaching party's intention to terminate on such basis, Travis Boats or Tracker may terminate the merger agreement. Further, if
                                   (1) the special meeting has not occurred by
                                   March 1, 2005, (2) the Special Committee or
                                   our Board of Directors withdraws its
                                   recommendation of the merger agreement or (3) a material adverse effect occurs with regard to Travis Boats, Tracker may terminate the merger agreement. See "The Merger Agreement--Termination" beginning on page
                                   ___.

Expense Reimbursement Pursuant to  If the merger agreement is terminated as a
the Merger Agreement               result of the Special Committee or our Board
                                   of Directors resolving to accept a superior
                                   proposal, we must pay Tracker an amount equal
                                   to Tracker's reasonable out-of-pocket costs
                                   and expenses incurred in connection with the
                                   merger agreement, the merger and related
                                   transactions, up to $500,000. See "The Merger
                                   Agreement--Expense Reimbursement Pursuant to
                                   the Merger Agreement" beginning on page ____
                                   and "Merger Financing" beginning on page
                                   ____.

Regulatory Matters                 To consummate the merger the parties must
                                   file articles of merger with the Secretary of State of Texas and the Secretary of State of Missouri, each of whom must approve the merger. Certain filings with the SEC are also required in order to make Travis Boats a privately-held company. See "Regulatory
                                   Matters" beginning on page ___.

                 CERTAIN QUESTIONS AND ANSWERS ABOUT THE MERGER

      The following questions and answers are for your convenience only and briefly address some commonly asked questions about the merger. You should still carefully read this entire proxy statement, including the attached appendices.

Q:    Why am I receiving these materials?

A: Our Board of Directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of our shareholders.

Q:    When and where is the special meeting?

A: The special meeting of our shareholders will be held at ______:00 a.m. local time on ___________, 2004, at ______________.

Q:    What am I being asked to vote upon?

A: You are being asked to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Tracker will merge with and into Travis Boats, with Travis Boats as the surviving corporation in the merger. After the merger, Travis Boats will continue to operate but will be a privately held, wholly owned subsidiary of Tracker Marine, the 99% partner of Tracker.

Q:    Who can vote on the merger agreement?

A: All holders of Travis Boats common stock at the close of business on ____________, 2004, the record date for the special meeting, may vote in person or by proxy on the adoption of the merger agreement at the special meeting. In addition, Tracker, as the sole holder of the Travis Boats preferred stock, is entitled to vote with the common stock and as a separate class on the adoption of the merger agreement at the special meeting

Q:    How many votes does Tracker and its affiliates have?

A: When voting with the common stock, Tracker is entitled to approximately 40 votes for each share of preferred stock it holds, or approximately 3,137,255 votes in the aggregate. Tracker or one of its affiliates also have the right to vote 627,066 shares of common stock deposited in the Voting Trust and 202,643 shares of common stock subject to the Spradling Proxy. In order to enhance the structural fairness of the merger, however, Tracker has agreed to forego any voting control over the shares in the Voting Trust and subject to the Spradling Proxy and to allow the record holder of those shares to vote on the merger in their own discretion.

Q: What happens if I sell my shares of Travis Boats common stock before the special meeting?

A: The record date for the special meeting is earlier than the expected date of the merger. If you transfer your shares of Travis Boats common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will transfer the right to receive the $0.40 in cash per share to the person to whom you transfer your shares.

Q: How many shares of Travis Boats common stock need to be represented at the special meeting to constitute a quorum?

A: The holders of a majority of the outstanding shares of Travis Boats stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. If you vote by proxy card, in person or at the special meeting, you will be considered present for the purpose of determining whether the quorum requirement has been satisfied.

Q:    What vote is required to adopt the merger agreement?

A: The merger agreement must be adopted by the affirmative vote of the holders of (1) a majority of the shares of Travis Boats common stock (including the shares of the Travis Boats preferred stock voting on an as-if converted basis) entitled to vote at the special meeting, and (2) a majority of the shares of Travis Boats preferred stock entitled to vote at the special meeting (all of which is held by Tracker, and as to which, Tracker has agreed to vote in favor of the adoption of the merger agreement). In addition, the merger is conditioned upon the affirmative vote by the holders of a majority of the shares of Travis Boats common stock entitled to vote at the special meeting that are held by the unaffiliated Travis Boats shareholders.

Q:    What will happen in the merger?

A: In the merger, Tracker will be merged with and into Travis Boats, with Travis Boats surviving the merger. Upon completion of the merger, (1) each issued and outstanding share of Travis Boats common stock will be converted into the right to receive $0.40 in cash, and (2) each issued and outstanding share of Travis Boats preferred stock, all of which are held by Tracker, will be canceled in exchange for the issuance of 1/100th of a share of the surviving Travis Boats common stock to Tracker Marine. See "Special Factors - Certain Effects of the Merger" beginning on page .

      Following completion of the merger, Travis Boats will continue to operate but will be a privately held, wholly owned subsidiary of Tracker Marine and its common stock will no longer be publicly traded. Our existing shareholders will no longer have an equity interest in Travis Boats and will not participate in any potential future earnings and growth of Travis Boats.

Q: What will I receive in the merger as a holder of Travis Boats common stock?

A: Upon completion of the merger, you will receive $0.40 in cash for each issued and outstanding share of Travis Boats common stock you own. See "Special Factors--Certain Effects of the Merger" beginning on page ___.

Q:    What will I receive in the merger as a holder of a Travis Boats option?

A: Upon completion of the merger, you can agree to receive a cash payment equal to the number of shares of Travis Boats common stock underlying the option, multiplied by the greater of $0.05 or the amount by which $0.40 exceeds the exercise price of the option, less any income tax or employment tax withholding required by the Code.

Q: What will Tracker and its affiliates receive in the merger as the holder of Travis Boats preferred stock?

A: Upon completion of the merger, Tracker Marine, the 99% partner of Tracker, will receive 800 shares of the surviving Travis Boats common stock, which will represent 100% of the issued and outstanding surviving Travis Boats common stock.

Q:    What are the reasons for the merger?

A: In approving the merger agreement and related agreements, and recommending that Travis Boats shareholders vote for the adoption of the merger agreement, our Board of Directors considered a number of factors. In particular, our Board of Directors believes that Travis Boats would have significant difficulty continuing as a going-concern without partnering with Tracker and that the merger maximizes shareholder value while providing to the shareholders a means of liquidating their interest in Travis Boats. In addition, our Board of Directors considered other facts, such as the Special Committee's recommendation of the merger and the fairness opinion delivered to the Special Committee by Davenport. For a discussion of the factors considered by our Board of Directors and the Special Committee see "Special Factors--Reasons for the Board's Recommendation; Factors Considered" beginning on page ___ and "Special Factors--Reasons for the Special Committee's Recommendation; Factors Considered" beginning on page ___.

Q: Do any of the directors or officers have interests in the merger that may differ from those of the holders of Travis Boats common stock?

A: Yes. Messrs. Burroughs and Ring, directors of Travis Boats, have interests that may differ from those of the Travis Boats shareholders because, among other things, Mr. Burroughs is the President and CEO of Tracker, Tracker Marine and Three Johns and Mr. Ring was designated by Tracker as a director of Travis Boats. In light of these interests, Messrs. Burroughs and Ring recused themselves from any determinations made or action taken by the Board of Directors with regard to the merger in order to avoid a conflict of interest.

Q:    What was the role of the Special Committee?

A: The Special Committee of our Board of Directors, consisting of Messrs. Richard S. Birnbaum and James P. Karides, two independent members of our Board of Directors who are not employed by, or otherwise affiliated with, Tracker or Travis Boats, was formed to avoid any potential conflict of interest in evaluating the fairness to the holders of Travis Boats common stock of the proposed merger, to consider and negotiate the terms and conditions of the proposed merger and to make recommendations to the Board of Directors with respect to the transaction on behalf of the shareholders of Travis Boats (other than Tracker).

Q:    What is the recommendation of the Special Committee?

A: Based on a number of factors, including the opinion as to fairness received from Davenport and the factors set forth in the section entitled "Special Factors--Recommendations of the Special Committee and of our Board of Directors; Fairness of the Merger," the Special Committee unanimously concluded that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the holders of Travis Boats common stock and recommended that (1) our Board of Directors approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and (2) that the holders of Travis Boats common stock adopt the merger agreement. See "Special Factors--Recommendations of the Special Committee and of our Board of Directors; Fairness of the Merger" beginning on page ___.

Q:    What is the recommendation of our Board of Directors?

A: Our Board of Directors unanimously (with Messrs. Burroughs and Ring abstaining because of their relationship with Tracker) recommends that you vote "FOR" adoption of the merger agreement. In the opinion of our Board of Directors, based on a number of factors, including the opinion as to fairness received from Davenport and the other factors set forth in the section entitled "Special Factors--Recommendations of the Special Committee and of our Board of Directors; Fairness of the Merger," the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Travis Boats and its shareholders. See the section entitled "Special Factors--Recommendations of the Special Committee and of our Board of Directors; Fairness of the Merger" beginning on page ___.

Q: Why did the Special Committee and the Board of Directors recommend the merger instead of a liquidation of the assets of Travis Boats?

A: The Special Committee and the Board of Directors recommended the merger instead of a liquidation because the merger represents a more certain and higher value to the shareholders of Travis Boats. At the time of the recommendation, the book value of Travis Boats' inventory and other assets was $1.68. The Special Committee and the Board, however, expect results for the quarters ended September 30, 2004 and ending December 31, 2004 to be generally consistent with the same periods for the prior fiscal year. The expected net losses would materially decrease the book value of Travis Boats' assets. In fact, management's determination of the ranges of estimated realizable values in liquidation were substantially lower than the then current book value of Travis Boats because the inventory and other assets were pledged as collateral on substantial indebtedness and would not be sold as a going concern. Based on these ranges, and after reviewing an analysis prepared by Davenport, the Special Committee concluded that a liquidation of Travis Boats would not result in any proceeds to the shareholders and that the merger represented the best chance to the shareholders of Travis Boats to receive cash consideration that was fair and predictable.

Q: What are the consequences of the merger to present members of management and our Board of Directors?

A: Like all our other shareholders, members of management and our Board of Directors will be entitled to receive $0.40 per share in cash for each of their shares of Travis Boats common stock. Certain members of our Board of Directors affiliated or associated with Tracker, Messrs. Burroughs and Ring, directors on our board who were appointed by Tracker, have interests in the merger different from the interests of our unaffiliated shareholders generally. See "Interests of Certain Persons in the Merger" beginning on page ___.

      All officers and directors of Travis Boats will resign as of the effective time of the merger. It is expected that the following officers will be the officers of Travis Boats following the merger: John L. Morris, Chairman of the Board; Kenneth N. Burroughs, President; Steve Smith, Vice President of Finance; Jennie Corley, Vice President and Assistant Secretary; and Joe Greene, as secretary. Travis Boats does not have any plans to enter into employment agreements with any of these individuals. It is also expected that John L. Morris, the ultimate beneficial owner of Tracker, will be the sole director of Travis Boats following the merger.

Q:    Is the merger subject to the satisfaction of any conditions?

A: Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions include, among others, obtaining shareholder approval, including the separate approval of the unaffiliated Travis Boats shareholders; the absence of any law or governmental order prohibiting or enjoining the merger; obtaining the necessary third-party consents; the number of shares with respect to which Travis Boats shareholders have exercised rights of appraisal not exceeding 10% of the total number of shares of Travis Boats common stock outstanding on the closing date; Travis Boats not being in default under any agreement or arrangement with GE; and Travis Boats, Tracker and GE agreeing to floor-plan financing for Travis on a going-forward basis. If these conditions are not satisfied or waived, the merger will not be completed even if our shareholders vote to adopt the merger agreement. See the section entitled "The Merger Agreement--Conditions to Completion of the Merger" beginning on page ___.

Q:    Is the merger conditioned on financing?

A: No. Tracker has sufficient cash on hand to pay the $0.40 cash per share merger consideration to the Travis Boats shareholders and to pay the applicable consideration to the Travis Boats option holders. Therefore, the merger agreement contains no financing contingency. As indicated above, however, the merger is subject to the satisfaction of certain conditions, including, an agreement with GE with regard to post-merger floor-plan financing for Travis Boats on a going-forward basis.

Q:    When do you expect the merger to be completed?

A: If the merger agreement is adopted and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. We expect to conduct the special meeting in January 2005. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

Q: What are the U.S. federal income tax consequences of the merger to holders of Travis Boats common stock?

A: The merger will be treated as a taxable transaction to holders of Travis Boats common stock for U.S. federal income tax purposes. A holder of Travis Boats common stock will, subject to certain exceptions, generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by such holder in the merger and such holder's tax basis in the Travis Boats stock surrendered in the merger. Holders should consult their tax advisors as to the tax consequences of the merger to them in light of their particular circumstances. See the section entitled "Material U.S. Federal Income Tax Consequences" beginning on page ___.

Q:    How do I vote my Travis Boats stock?

A: Before you vote, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope promptly so that your shares can be voted at the special meeting. Proxies will be voted in accordance with the instructions thereon and, if no instructions are provided with respect to a matter to be acted upon, in favor of the merger agreement and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the meeting. For more information on how to vote your shares, see the section entitled "The Special Meeting--Record Date and Voting Information" beginning on page ___.

Q: What happens if I do not return a proxy card or vote my shares in person at the meeting?

A: The failure to return your proxy card or vote your shares in person at the meeting will have the same effect as voting against adoption of the merger agreement.

Q:    May I vote in person?

A: Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must first obtain a proxy from the record holder.

Q:    May I change my vote after I have mailed my signed proxy card?

A: Yes. You may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

      o First, you can send a written notice to the Secretary of Travis Boats stating that you would like to revoke your proxy;

      o     Second, you can complete and submit a new proxy in writing; or

      o Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

            If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against adoption of the merger agreement.

Q:    What does it mean if I receive more than one set of materials?

A. This means you own shares of Travis Boats common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker; or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q: If the merger is completed, how will I receive the cash for my common shares?

A. If the merger is completed, you will be contacted by Computershare Investor Services, which will serve as the exchange agent and will provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the exchange agent after you comply with these instructions. If your shares of common stock are held in "street name" by your broker, you will receive instructions from your broker as to how to effect the surrender of your "street name" shares and receive cash for those shares.

Q:    Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive written instructions for exchanging each issued and outstanding share of Travis Boats common stock for $0.40 in cash. See the section entitled "The Merger--Payment of Merger Consideration and Surrender of Stock Certificates" beginning on page ________.

Q:    What rights do I have to seek appraisal of my shares?

A: Holders of shares of Travis Boats stock are entitled to appraisal rights under Texas law if they follow the requirements specified in Article 5.12 of the TBCA. A copy of Article 5.12 of the TBCA is attached as Appendix C to this proxy statement.

Q:    Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact:

      Michael B. Perrine, Chief Financial Officer and Secretary, Travis Boats & Motors, Inc., at (512) 347-8787, extension #119.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

      This proxy statement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this proxy statement regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "foresee," "believe" or "continue" or the negative of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. In addition to other factors discussed elsewhere in this proxy statement, important factors that could cause actual results to differ materially from our expectations include, among others: (i) our ability to consummate the proposed merger; (ii) our ability to comply with all covenants in our agreements with our senior inventory lenders; (iii) the availability of financing; (iv) the impact of general economic conditions and discretionary consumer spending; (v) the ability to originate and place financing, insurance and extended service contracts; (vi) the impact of seasonality and weather on operations and sales; (vii) reliance on manufacturers and other key vendors; (viii) competition; (ix) product service and liability risks; and (x) the impact of environmental and other regulatory issues. Readers are urged to consider these factors carefully in evaluating forward-looking statements.

      The safe harbor from liability for forward-looking statements contained in
Section 21E of the Securities Exchange Act of 1934, as amended, does not apply to forward-looking statements made in connection with a going-private transaction, including statements made in a proxy statement or documents incorporated by reference therein.

      All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included herein are made only as of the date of this proxy statement, and we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

      All information contained in this proxy statement concerning Tracker, Tracker Marine and Three Johns has been supplied by the respective parties and has not been independently verified by Travis Boats.

                                  PARTICIPANTS

      Set forth below is information regarding the individuals and entities that may be deemed "participants" in the solicitation of proxies from Travis Boats shareholders in connection with the special meeting pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the "Exchange Act."

TRAVIS BOATS & MOTORS, INC.
12116 JEKEL CIRCLE, SUITE 102
AUSTIN, TEXAS 78727-6111
TELEPHONE: (512) 347-8787

      Travis Boats was incorporated as a Texas corporation in 1979. Travis Boats is a leading multi-state superstore retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. Travis Boats currently operates 28 stores under the name Travis Boating Center in Texas
(8), Arkansas (2), Louisiana (4), Alabama (1), Tennessee (3), Mississippi (1), Florida (7), Georgia (1) and Oklahoma (1). Travis Boats was delisted from the Nasdaq Small Cap Market on November 11, 2004. Shares of Travis Boats common stock currently trade on the over-the-counter market and are quoted on the Pink Sheets Electronic Quotation Service. Tracker proposes to acquire Travis Boats pursuant to the merger agreement.

      In addition to Travis Boats, the executive officers and directors of Travis Boats may also be deemed to be participants in the solicitation of proxies from Travis Boats shareholders in connection with the special meeting.

      Travis Boats and, to its knowledge, each of its directors and executive officers, has not during the past five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has it been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Travis Boats or any such director or executive officer from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

      Additional information about Travis Boats' business and its directors and executive officers is set forth in Travis Boats' Annual Report on Form 10-K/A for the fiscal year ended September 30, 2003, its Quarterly Reports on Form 10-Q and 10-Q/A for the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004 and its Information Statement on Schedule 14C filed on September 9, 2004, each of which is incorporated in this proxy statement by reference. See "Where Shareholders Can Find More Information" beginning on page ____.

TMRC, L.L.P.
TRACKER MARINE, L.L.C.
THREE JOHNS COMPANY
2500 EAST KEARNEY STREET
SPRINGFIELD, MO 65803
TELEPHONE: (417) 873-5900

      Tracker is a Missouri limited liability partnership that was formed on February 6, 2002 by Tracker Marine and Three Johns for the purpose of acquiring an investment in Travis Boats. Tracker currently owns 80,000 shares of Travis Boats preferred stock, has the right to designate four of the seven members of the Board of Directors of Travis Boats and has the right to exercise voting power over the shares subject to the Proxy.

      Tracker Marine is a Missouri limited liability company that was organized on December 25, 1999. As the 99% partner of Tracker, Tracker Marine functions as the controlling partner of Tracker. Tracker Marine is in the business of manufacturing and selling recreational boating equipment. Tracker Marine and its affiliates are involved in the design and manufacture of pleasure boats such as Tracker, Mako, Nitro, ProCraft, Fisher and numerous other popular brands. Travis Boats entered into a multi-year agreement with Tracker Marine in fiscal year 2002 to purchase certain types of boats. Travis Boats purchased approximately $10.9 million and $6.1 million in boats, motors and trailers from Tracker Marine during the fiscal years ended September 30, 2003 and 2002, respectively. During the fiscal year ended September 30, 2004, the Company purchased approximately $30.9 million in boats, motors and trailers from Tracker Marine.

      Three Johns is a Missouri corporation that was incorporated on March 14, 1973 and is the 1% partner of Tracker and the sole member of Tracker Marine. Three Johns is in the business of managing the business undertaken by Tracker Marine.

      The John L. Morris Revocable Living Trust (the "JLM Trust") is the sole shareholder of Three Johns and by virtue thereof, controls Three Johns.

      Set forth below is the name of each individual who is an executive officer or a director of Tracker, Tracker Marine and Three Johns, the present principal occupation or employment of each such person and a brief description of his principal occupation during the past five years. Each person listed below is a citizen of the United States and has the same business address as Tracker.

      Kenneth N. Burroughs is the president of Tracker and Tracker Marine and his primary occupation during the past five years has been to serve as president of Tracker Marine. Mr. Burroughs was appointed by Tracker to be the trustee of the Voting Trust. As the trustee, Mr. Burroughs has the exclusive right to exercise all voting rights of the shareholders whose shares are subject to the Voting Trust. Currently, all 80,000 shares of preferred stock and 627,066 shares of common stock are subject to the Voting Trust. Mr. Burroughs also owns directly 1,000 shares of Travis Boats common stock.

      John L. Morris is the Settlor of the JLM Trust and the sole director of Three Johns. His primary occupation for the past five years has been the operation of Tracker and an outdoor sporting goods retail chain.

      We refer to Tracker, Tracker Marine, Three Johns, the JLM Trust, Mr. Burroughs and Mr. Morris collectively as the "Tracker affiliates."

      As a result of the relationships among the Tracker affiliates, and the beneficial ownership of certain of such persons in Travis Boats, all of the Tracker affiliates may be deemed to be affiliates of Travis Boats, having a controlling interest in Travis Boats.

      None of the Tracker affiliates have during the past five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or have been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining any of the Tracker affiliates from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                               THE SPECIAL MEETING

GENERAL

      The enclosed proxy is solicited on behalf of our Board of Directors for use at a special meeting of our shareholders to be held on _____________, 2004, at ______ a.m. local time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at ______________. Travis Boats intends to mail this proxy statement and the accompanying proxy card on or about _____________, 2004 to all shareholders entitled to vote at the special meeting.

      At the special meeting, our shareholders are being asked to consider and vote upon a proposal to adopt the merger agreement.

      Travis Boats does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their judgment.

RECORD DATE AND VOTING INFORMATION

      Adoption of the merger agreement requires the affirmative vote by the holders of (1) a majority of the shares of Travis Boats common stock (including the shares of the Travis Boats preferred stock voting on an as-if converted basis) entitled to vote at the special meeting and (2) a majority of the shares of Travis Boats preferred stock entitled to vote at the special meeting (all of which is held by Tracker). In addition, the merger is conditioned upon the affirmative vote by the holders of a majority of the shares of Travis Boats common stock entitled to vote at the special meeting held by unaffiliated Travis Boats shareholders.

      Only holders of Travis Boats common stock and preferred stock outstanding on the record date are entitled to notice of and to vote at the special meeting. At the close of business on __________, 2004, there were 4,299,727 shares of Travis Boats common stock outstanding, 4,298,727 shares of which were held by unaffiliated Travis Boats shareholders, and 80,000 shares of Travis Boats preferred stock outstanding, all of which were held by Tracker. A list of our shareholders will be available for review at Travis Boats' executive offices during regular business hours for a period of ten days before the special meeting, beginning on ___________, 2004, and at the special meeting.

      Each holder of record of Travis Boats common stock will have one vote for each share owned at the close of business on the record date. When voting with the common stock, Tracker shall have approximately 40 votes for each share of Travis Boats preferred stock outstanding as of the record date, or 3,137,255 total votes, which is equal to the initial liquidation value of the Travis Boats preferred stock, $100, divided by $2.55, the conversion price solely for voting purposes. The conversion price for every other purpose is currently approximately $2.46. In addition, Tracker is the holder of the Spradling Proxy and by virtue thereof, is entitled to vote an additional 202,643 shares of common stock, and Mr. Burroughs, as the trustee of the Voting Trust, is entitled to vote an additional 627,066 shares of common stock. Thus, Tracker and its affiliates are entitled to vote approximately 53% of the Travis Boats common stock entitled to vote at the special meeting. As noted above, however, in addition to the affirmative vote by the holders of a majority of the outstanding stock entitled to vote at the special meeting, approval of the merger is conditioned upon the separate approval by the unaffiliated Travis Boats shareholders. Further, Tracker and its affiliates have agreed that, for the purposes of voting on the merger agreement, all of the shares they hold will be voted for the merger and that shares held in the Voting Trust and subject to the Spradling Proxy, will be voted at the special meeting only in accordance with the instructions of, with respect to the Spradling Proxy, the record owner of those shares and, with respect to the Voting Trust, the beneficial owners of those shares, and in both cases not subject to the preference or instructions of Tracker.

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Travis Boats stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

      After carefully reading and considering the information contained in this proxy statement, each holder of Travis Boats stock should complete, date and sign its proxy card and mail the proxy card in the enclosed return envelope as soon as possible so that those shares of Travis Boats stock can be voted at the special meeting, even if holders plan to attend the special meeting in person.

      Properly executed and dated proxies that are received by Travis Boats prior to the special meeting and not revoked or superseded will be voted in accordance with the instructions thereon. If a proxy is received with no instructions given with respect to the matters to be acted upon, the shares represented by the proxy will be voted in favor of the merger agreement and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the meeting or any adjournment of the meeting. You may also vote in person by ballot at the special meeting. If you abstain from voting, whether by marking "abstain" on your proxy card or by coming to the special meeting and abstaining from voting, your abstention will be treated as a vote against the merger agreement.

      Please do not send in stock certificates at this time. If the merger is completed, you will be sent instructions regarding the procedures for exchanging existing Travis Boats stock certificates for the appropriate per share cash payment.

PROXIES; REVOCATION

      Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of Travis Boats at its executive offices located at 12116 Jekel Circle, Suite 102, Austin, Texas 78727- 6111, by submitting in writing a subsequently dated proxy or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have instructed a broker to vote your shares, you may revoke and change your proxy by following the directions received from your broker.

EXPENSES OF PROXY SOLICITATION

      Travis Boats will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders.

      Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Travis Boats common stock beneficially owned by others to forward to these beneficial owners. Travis Boats may reimburse persons representing beneficial owners of Travis Boats common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of Travis Boats. No additional compensation will be paid to directors, officers or other regular employees for their solicitation services.

ADJOURNMENTS

      Travis Boats' restated bylaws provide that if an annual or special meeting of shareholders is adjourned, notice need not be given of any adjourned meeting if the time, date and place are announced at the meeting at which the adjournment occurs, so long as the adjourned meeting is no more than 30 days after the initial meeting date and no new record date is fixed for the adjourned meeting.

OTHER MATTERS

      Travis Boats' Board of Directors is not aware of any business to be brought before the special meeting other than that described in this proxy statement.

                                 SPECIAL FACTORS

CERTAIN EFFECTS OF THE MERGER

      CONVERSION OF OUTSTANDING TRAVIS BOATS STOCK AND STOCK OPTIONS

      Upon completion of the merger, each holder of shares of Travis Boats common stock will be entitled to receive $0.40 in cash for each such share held. Each share of Travis Boats preferred stock, all of which are held by Tracker, will be cancelled in exchange for the issuance of 1/100th of a share of the surviving Travis Boats common stock to Tracker Marine, the 99% partner of Tracker.

      Upon completion of the merger, each option to purchase shares of Travis Boats common stock that is outstanding prior to the effective time of the merger and is unvested and unexercisable will become fully vested and exercisable. Travis Boats is required to cause the cancellation of each unexercised and unexpired option, and the acceptance by each option holder of a cash payment equal to the number of shares of Travis Boats common stock underlying the option multiplied by the greater of $0.05 or the amount by which $0.40 exceeds the exercise price of the option, less any income tax or employment tax withholding required under the Code. See "The Merger Agreement--Treatment of Stock Options" beginning on page ________.

      EFFECT ON OWNERSHIP STRUCTURE OF TRAVIS BOATS

      If the merger is completed, 100% of the equity in Travis Boats (800 shares of the surviving Travis Boats common stock) will be owned by Tracker Marine. No current Travis Boats common shareholder will have any ownership interest in, or will be a shareholder of, Travis Boats. As a result, our common shareholders will no longer benefit from any increases in Travis Boats value, nor will they bear the risk of any decreases in Travis Boats' value. Following the merger, Tracker Marine will directly benefit from any increases in the value of Travis Boats and also will bear the risk of any decreases in the value of Travis Boats.

      EFFECTS ON INTERESTS IN TRAVIS BOATS' NET BOOK VALUE AND NET EARNINGS.

      Tracker, by virtue of its ownership of shares of Travis Boats preferred stock, has an interest of approximately 43% of Travis Boats' net book value and net earnings. The unaffiliated Travis Boats shareholders collectively have an interest of approximately 57% of Travis Boats' net book value and net earnings.

      If the merger is consummated, 100% of the equity of Travis Boats will be owned by Tracker Marine, the current 99% partner of Tracker, and the unaffiliated Travis Boats shareholders will cease to have any interest in Travis Boats' net book value and net earnings. Three Johns will have an indirect interest in Travis Boats' net book value and net earnings by virtue of its ownership interest in Tracker Marine.

      The table below sets forth the interest in Travis Boats' net book value and net earnings of Tracker, Tracker Marine and Three Johns before and after the merger, based on the historical net book value of Travis Boats as of June 30, 2004 and the historical net earnings of Travis Boats for the three months ended June 30, 2004.

       EFFECTS OF GOING-PRIVATE TRANSACTION ON INTERESTS IN TRAVIS BOATS'
                         NET BOOK VALUE AND NET EARNINGS

---------------------------------------------------------------------------------------------------------------------------------
                          OWNERSHIP OF TRAVIS BOATS PRIOR TO MERGER(A)                OWNERSHIP OF TRAVIS BOATS AFTER MERGER
                    ------------------------------------------------------   ----------------------------------------------------
                                            NET BOOK VALUE   NET EARNINGS                         NET BOOK VALUE    NET EARNINGS
                     TOTAL          %       AS OF JUNE 30,   3 MOS. ENDED    TOTAL         %      AS OF JUNE 30,    3 MOS. ENDED
                     SHARES      OWNERSHIP 2004 PER SHARE(e) JUNE 30, 2004   SHARES    OWNERSHIP 2004 PER SHARE(e)  JUNE 30, 2004
                    ---------    ---------  --------------   -------------   ------    ---------   -------------    -------------
Tracker             3,252,825        43%        $0.72          $  506,540       -- (b)     -- (b)%     $1.68         $1,178,000
Tracker Marine             --(c)     --         $  --          $       --      800        100%         $  --         $       --
Three Johns                --(c)     --         $  --          $       --       -- (c)     -- (d)%     $  --                 --
Other
Shareholders        4,299,727        57%        $0.96          $  671,460       --         --%         $   0         $       --
Total Travis Boats  7,552,000       100%        $1.68          $1,178,000      800        100%         $1.68         $1,178,000
---------------------------------------------------------------------------------------------------------------------------------

(a) Assumes conversion of all shares of Travis Boats preferred stock into Travis Boats common stock in accordance with the terms of such stock.

(b)   Tracker will be merged with and into Travis Boats in the merger.

(c)   Tracker Marine and Three Johns own 100% of Tracker.

(d) Three Johns owns 100% of Tracker Marine. Tracker Marine will own 100% of the capital stock of Travis Boats following the merger.

(e) The Special Committee and the Board of Directors expect results from the quarters ended September 30, 2004 and December 31, 2004 to be generally consistent with the same periods of the prior fiscal year. These net losses would further materially decrease the book value of Travis Boats' assets. Travis Boats had a net loss of $4.2 million and $4.1 million for the three months ended September 30, 2003 and December 31, 2003, respectively.

      EFFECTS ON LISTING, REGISTRATION AND STATUS OF TRAVIS BOATS COMMON STOCK

      Our common stock is currently registered under the Exchange Act and, as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. We currently have substantially fewer than 300 holders of record of common stock and are eligible to terminate our obligation to continue filing periodic reports under the Exchange Act. The current plan is to file for deregistration of our common stock under the Exchange Act as soon as possible after the effective time of the merger and become a "private" company. We may determine, however, to file for deregistration of our common stock prior to the effective time of the merger. Termination of this filing requirement under the Exchange Act will substantially reduce the information we are required to furnish to our shareholders and to the SEC.

      OPERATIONS OF TRAVIS BOATS FOLLOWING THE MERGER

      Upon completion of the merger, we expect the business and operations of Travis Boats will continue in substantially the same manner as currently conducted. However, we expect the following corporate events will occur:

      (a) All the current directors and officers of Travis Boats will resign and be replaced by Mr. Burroughs, Mr. Morris and other individuals affiliated with the Tracker affiliates.

      (b) The common stock of Travis Boats, which was recently delisted from the Nasdaq Small Cap Market and is now quoted on the Pink Sheets of the Electronic Quotation Service, will cease to be authorized for quotation on any inter-dealer quotation system.

      (c) The articles of incorporation and bylaws of Travis Boast will be automatically amended and restated to reflect the fact that Travis Boats will be the wholly-owned subsidiary of Tracker Marine. For instance, the board of directors of Travis Boats will consist of one director and the capitalization of the Company will be reduced to one thousand (1,000) shares of common stock.

      (d) Travis Boats will be entitled to terminate its registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended.

      Except as otherwise indicated in this proxy statement, the Tracker affiliates do not have any present plans or proposals involving Travis Boats or its subsidiaries that relate to or would result in (1) an extraordinary corporate transaction such as a merger, reorganization or liquidation; (2) a purchase, sale or transfer of a material amount of assets; (3) a material change to the present dividend rate or policy, or indebtedness or capitalization of Travis Boats; or (4) any other material change in the corporate structure or business of Travis Boats.

      While Tracker and Tracker Marine do not currently have plans to materially change the business or operations of Travis Boats following the merger, Tracker and Tracker Marine reserve the right to change its plans at any time. Accordingly, Tracker Marine may elect to sell, transfer or otherwise dispose of all or any portion of the Travis Boats common stock or rights to acquire such stock owned by it after the merger or Tracker may decide to sell, transfer or otherwise dispose of all or any portion of Travis Boats' assets. In addition to the changes to present management and personnel of Travis Boats described in this proxy statement, Tracker Marine reserves the right to make additional changes at any time.

BACKGROUND TO THE MERGER

      The weak economic conditions in the United States during the past several years resulted in reduced consumer demand for discretionary items, particularly relatively expensive "luxury" goods like recreational boats. Due in part to these conditions, Travis Boats experienced declining sales levels and recorded significant net losses during the 2001-2004 fiscal years. As a result, Travis Boats' cash needs consistently exceeded amounts otherwise available under its inventory borrowing agreements, requiring it to seek additional sources of financing.

      In March 2002, Travis Boats entered into an agreement whereby Tracker, in consideration of $8,000,000 cash, purchased 80,000 shares of newly created Travis Boats preferred stock, representing approximately 43%, or 3,252,825 shares, of Travis Boats' common stock on a fully-diluted, as-converted basis. In January 2003, to address further cash shortfalls, Travis Boats entered into a short-term financing agreement with Tracker and Travis Boats' senior inventory finance lenders, GE Commercial Distribution Finance Corporation ("GE") and Transamerica Commercial Finance Corporation ("TCFC"), to provide Travis Boats with up to an additional $1.5 million in financing. In connection with the execution of this short-term financing agreement, Travis Boats entered into a series of agreements pursuant to which Tracker assumed effective control of the Company. These agreements gave Tracker the right to designate four of the seven members of the Board of Directors of Travis Boats (although Tracker has designated only two directors, Messrs. Burroughs and Ring), and voting control of a majority of the outstanding securities of Travis Boats through the Voting Trust and the Spradling Proxy.

      During fiscal 2003, Travis Boats developed and implemented plans to reduce the operating losses experienced during the past several fiscal years and to generate additional cash reserves. The plan strategy included an aggressive sell-through of prior year and discontinued inventory and a significant product and brand transition, with the expected result being a short-term adverse effect on average retail prices and gross profits. A second major component of the strategy included a detailed review and assessment of labor requirements and operating policies and procedures. Based upon this review, Travis Boats implemented initiatives to significantly reduce operating expenses for corporate and store overhead. The strategy also contained initiatives in merchandising and several revenue enhancement opportunities.

      As expected, the additional working capital requirements needed to facilitate Travis Boats sell-through and brand transition, together with the seasonal decline in sales experienced during the quarter ended December 31, 2003, resulted in an additional $500,000 loan that was provided by Tracker in February 2004. Further, Travis Boats experienced relatively disappointing sales during the 2004 boat show season, a period of traditionally high sales that usually begins in January and continues through the end of March. Net sales for the quarters ended March 31, 2004 and June 30, 2004 decreased relative to the same quarters in the previous year, in part due to the continued impact of the product and brand transition, including significant initial stocking requirements that resulted in limited product assortment and availability during the boat show season.

      In addition, effective with the submission of its results for the quarters ended March 31, 2004 and June 30, 2004, Travis Boats was out of compliance with several financial covenant terms and conditions of its borrowing agreements with GE and TCFC, which, together with cash from operations, are Travis Boats' primary source of cash for working capital to support operations, including inventory requirements, off-season liquidity and store infrastructure. Additionally, while Travis Boats had an aggregate loan balance below the aggregate credit limits of its borrowing agreements, Travis Boats' balance outstanding on the GE borrowing agreement exceeded a scheduled seasonal reduction in the available credit line occurring on July 31, 2004. This resulted in a default overline balance under the GE borrowing agreement, callable on demand.

      With the TCFC borrowing agreement expiring on October 15, 2004 and the borrowing agreement with GE expiring on October 31, 2004, Travis Boats and GE discussed the provision of a new credit facility to the Company beyond the current scheduled maturity dates. At that time, GE and Travis Boats were unable to agree on terms for a new credit facility.

      Due in part to Travis Boats' financial, liquidity and financing concerns, Travis Boats continued to explore opportunities to create value for its shareholders, including possible recapitalization transactions. In June 2004, Travis Boats engaged a financial advisor, Davenport, to assist its evaluation of a range of potential strategic alternatives, including business combinations, acquisitions, joint ventures and continued operation of its business, with and without additional capital from third party sources, including the public equity markets. On June 30, 2004, Travis Boats publicly announced the retention of Davenport as its financial advisor and that it was evaluating strategic alternatives. This announcement was made in part to encourage interested third parties to contact Davenport or the Company concerning potential investment or strategic options.

      In July 2004, Travis Boats' Board of Directors formed the Special Committee of disinterested directors, consisting of Richard S. Birnbaum and James P. Karides, to work with Davenport to consider strategic alternatives. Davenport and the Company, including the Special Committee, began an extensive undertaking to identify and contact prospective strategic and financial partners in connection with a potential financing or acquisition transaction with the Company. In connection therewith, the Company and Davenport began preparation of a confidential descriptive memorandum for delivery to interested parties that was designed to highlight the Company's intrinsic value and competitive strengths. They also began building a list of parties to be contacted by Davenport or the Company, including industry participants in retail, marine products and recreational products and financial investors such as private equity groups, buy-out and turnaround funds. The list consisted of more than 80 entities.

      During August and September of 2004, Davenport, members of the Special Committee, and certain other members of management began contacting parties to determine their interest in the retail boating industry and a potential transaction with the Company. Davenport provided the descriptive memorandum to more than 30 firms, supplied additional information to firms upon request, and Travis Boats' management was available to discuss with interested firms the Company's business plan and financial projections.

      Davenport's solicitation generated interest from only a limited number of potential partners, and in late August, 2004, Davenport received a written, nonbinding indication of interest from one such firm. However, that indication of interest was structured as an investment in Travis Boats that would have provided no tangible value, to Travis Boats' common shareholders.

      Members of the Special Committee and Davenport continued their solicitation efforts. On August 27, 2004, Davenport sent letters to several firms, including Tracker Marine, requesting that the firms provide a written indication of their level of interest in pursuing a transaction with Travis Boats. During August and September of 2004, as part of their solicitation of potential investors, Davenport and members of the Special Committee had numerous informal conversations with representatives of Tracker Marine to discuss Tracker Marine's interest in having Tracker make an additional investment in Travis Boats.

      On September 8, 2004, Davenport received from Kenneth Burroughs, President and CEO of Tracker Marine, a letter which expressed Tracker Marine's high level of interest in pursuing a transaction whereby it would acquire all of the outstanding shares of Travis Boats common stock not already owned by Tracker. The letter indicated that Tracker Marine, based on current trading prices for Travis Boats common shares on the Nasdaq Small Cap Market, the current information then in possession of Tracker regarding Travis Boats and the risk that Travis Boats would be unable to continue as a going concern, valued Travis Boats on a preliminary basis and subject to a due diligence review and the obtaining of forbearance terms and certain other accommodations from GE, at $0.50 to $0.60 per share. The letter also stated that, upon a determination by the Special Committee that a transaction with Tracker Marine was fair and in the best interest of Travis Boats and its shareholders, Tracker Marine would instruct its counsel to commence preparation of a definitive agreement and appropriate disclosure documents.

      On September 14, 2004, following a telephone meeting between Davenport and the Special Committee to discuss the letter from Tracker Marine, outside legal counsel for Travis Boats, Jenkens & Gilchrist, P.C. ("Jenkens & Gilchrist"), distributed a draft non-binding letter of intent to Tracker Marine and its outside legal counsel, Gallop, Johnson & Neuman, L.C. ("Gallop, Johnson & Neuman") outlining the terms of a proposed transaction between Travis Boats and Tracker Marine (or one of its affiliates). The letter of intent was subsequently amended to incorporate comments from representatives of Tracker Marine and Travis Boats. The draft letter of intent initially provided for a termination date of October 31, 2004 if a definitive agreement was not reached before then and subjected Travis Boats to a "no-shop" provision during such term, subject to the fiduciary obligations of Travis Boats' directors and management to shareholders. After the terms of the letter of intent had been informally approved by both sides, the Special Committee scheduled a formal meeting to be held on September 17, 2004 for the purpose of reviewing and considering the execution of the letter of intent.

      On September 15, 2004, Davenport received from another firm a letter which expressed a preliminary proposal for the purchase of substantially all of the assets of Travis Boats. The offer was subsequently communicated to the Special Committee. On September 15, 2004, Davenport sent members of the Special Committee an analysis comparing the terms of the asset purchase offer to the terms of the Tracker Marine offer, together with Davenport's preliminary conclusion that the Tracker Marine offer was more beneficial to Travis Boats shareholders because the asset purchase offer would provide minimal returns, if any, to Travis Boats' shareholders.

      On September 17, 2004, the Special Committee met by telephone with representatives of Davenport and Jenkens & Gilchrist. During the meeting, Davenport described the terms of the new asset purchase offer and discussed the spreadsheet they had previously delivered to the members of the Special Committee that compared the Tracker Marine indication of interest and the asset purchase offer. Davenport noted, among other things, that a proposal from any party other than Tracker Marine had to include a buyout of Tracker Marine's significant preferred stock position in Travis. Accordingly, Davenport concluded that, unless Tracker agreed to a significant decrease in its $8 million preferred distribution right, the asset purchase offer would provide minimal, if any, return to Travis Boats common shareholders. Further, Davenport determined that, even at its maximum proposed offer range, the asset purchase was likely to produce a lower value to common shareholders than the Tracker Marine proposal. Davenport also noted that the probability of consummating a successful transaction was more likely with Tracker Marine and that, given its current financial condition, Travis Boats likely could not sustain a failed transaction. The overall conclusion of the Special Committee was that any serious effort to pursue the asset purchase offer would cost valuable time and put the viability of Travis Boats in jeopardy. This delay might also cause Tracker Marine not to pursue a potential transaction with Travis Boats. Further, completing a strategic transaction on an expedited basis was needed in order to effectively negotiate extensions of the Company's inventory borrowing agreements so that product orders for the 2005 boating season could be placed.

      Following Davenport's presentation comparing the asset purchase offer and the Tracker Marine indication of interest, the Special Committee concluded that a representative of Davenport would contact the firm making the asset purchase offer to communicate the fact that Travis Boats had received an indication of interest it deemed superior and that Travis Boats was pursuing this other potential transaction. Subsequently, Mr. Birnbaum called Mr. Burroughs to tell him that a proposal from a different party had been received, but after careful consideration the Special Committee desired to go forward and execute a letter of intent with Tracker Marine.

      At the conclusion of the meeting, the Special Committee formally resolved to execute the letter of intent with Tracker Marine. Following the meeting, the letter of intent was executed, with a stand-still period to run through October 22, 2004.

      To address Travis Boats' need for additional working capital, on September 22, 2004, Travis Boats and Tracker amended and restated the terms of the loan documents relating to the $500,000 loan provided by Tracker to Travis Boats in February 2004 that had been repaid to permit a new $500,000 advance. This new advance was funded to Travis Boats on September 23, 2004. Tracker and Travis Boats also began negotiating a separate loan agreement to be secured by certain of Travis Boats' real estate, pursuant to which the new $500,000 loan funded on September 23, 2004 would be refinanced and an additional $500,000 would be provided to Travis Boats. This new loan agreement is referred to in this proxy statement as the new Tracker loan agreement.

      Also on September 22, 2004, Gallop, Johnson & Neuman delivered a draft of the merger agreement to Jenkens & Gilchrist for distribution to Travis Boats.

      On September 27, 2004, Travis Boats filed a Form 8-K with the Securities and Exchange Commission describing the new $500,000 loan from Tracker and related negotiations.

      On October 8, 2004, Travis Boats received a notice from GE stating that the Company continued to have obligations on the GE borrowing agreement in excess of its available credit line and that it also had an overline balance under the TCFC borrowing agreement. The notice stated that, subject to certain requirements being met, additional loans under the GE and TCFC credit lines would be issued in the amount of $1.00 for every $2.00 paid by Travis Boats to reduce the respective overlines. Further, GE and TCFC would forbear from requiring immediate payment of the overlines, and the termination date on the TCFC borrowing agreement would be extended from October 15, 2004 to October 31, 2004, if Travis Boats met a series of requirements, including providing weekly financial reports and a forecasted cash budget and business plan for fiscal year 2005, giving effect to the contemplated merger.

      From September 2004 to October ____, 2004, Mr. Burroughs and other representatives of Tracker and Tracker Marine had various conversations with GE to determine whether GE would consent to a merger between Tracker and Travis Boats, continue to forbear from taking any action based on Travis Boats' defaults under its loan agreements, extend additional credit to Travis Boats prior to the consummation of a merger between Travis Boats and Tracker and agree to provide floor-plan financing to Travis Boats after a merger on terms acceptable to Tracker Marine. During this time, Tracker continued its due diligence review to verify whether its initial range of proposed prices were supported by the financial condition and business operations of Travis Boats and to quantify the amount of additional financing and capital Travis Boats would require to continue as a going-concern.

      On October ____, 2004, based on its due diligence review conducted through that date, Tracker notified the Special Committee that Tracker believed the per share merger consideration should be closer to $0.37 than the initial range of proposed prices Tracker had set forth in its indication of interest.

      On October 28, 2004, the Special Committee contacted Tracker to negotiate an increase to be $0.35 per share price proposal of $0.37.

      On October 29, 2004, GE and Tracker met by telephone to continue discussions regarding GE's views with regard to the proposed merger and its willingness to renegotiate its financing terms with Travis Boats. The parties agreed that GE would consent to the merger, enter into a forbearance agreement with Travis Boats, agree to extend additional credit to Travis Boats during the forbearance period, and provide inventory financing to Travis Boats after the merger on terms acceptable to Tracker only if Tracker entered into a definitive merger agreement and provided sufficient funds to help Travis Boats meet its working capital needs.

      On November 1, 2004, GE and Travis Boats entered into a short-term forbearance agreement pursuant to which GE agreed to forbear for a period of two days in anticipation of the execution of a merger agreement and finalization of a long-term forbearance agreement.

      On November 3, 2004, the Special Committee met to discuss the terms of the merger with Tracker. Based on the completion of its due diligence, Tracker Marine proposed a valuation of Travis Boats of $.40 a share. The Special Committee determined that, despite the fact that the per share consideration was lower than the original price range proposed by Tracker in its initial indication of interest, a transaction with Tracker Marine was most beneficial to shareholders when all relevant factors were taken into account, including, among others, the terms of the merger agreement, the opportunities available to Travis Boats if they did not pursue the offer from Tracker Marine and the difficulty that Travis Boats would face in attempting to continue as a going concern, as well as the fairness opinion of Davenport (as described below). The Special Committee approved the terms of the merger agreement and resolved to recommend to the Board of Directors that they approve the merger. The disinterested members of the Board of Directors met on November 3, 2004, and based on the recommendation of the Special Committee, as well as Davenport's fairness opinion, approved the merger with Tracker and authorized the executive officers of Travis Boats to sign the merger agreement.

      Beginning on November 1, 2004, GE and Travis Boats negotiated the terms of a new forbearance agreement, which was finalized and executed on November 10, 2004. The new forbearance agreement provided that GE would forbear until January 15, 2005, assuming no defaults by Travis Boats during the forbearance period, and provide $1.00 of additional inventory financing for every $1.00 repaid by Travis Boats to GE, and Travis Boats would comply with certain financial covenants designed to reduce the working capital drain previously experienced by Travis Boats.

      Concurrent with the execution of the new forbearance agreement with GE, Tracker and Travis Boats finalized and executed the merger agreement. Tracker and GE also agreed on the salient terms of the inventory financing arrangement GE would provide to Tracker and Travis Boats subsequent to the closing of the merger. Tracker also agreed to provide up to $2.25 million of additional secured loans to Travis Boats pursuant to the new Tracker loan agreement to be used to help satisfy Travis Boats/ short-term working capital needs.

REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION; FACTORS CONSIDERED

      In recommending approval of the merger agreement and the merger to Travis Boats' Board of Directors on November 3, 2004 (as described above), the Special Committee considered numerous factors. The material factors, both positive and negative, are summarized below.

      The material positive factors are:

      (1) The merger would provide the holders of Travis Boats common stock with cash consideration of $0.40 per share, a price the Special Committee views as attractive in light of Travis Boats' historical and current financial performance and in light of current economic, industry and market conditions. The failure to consummate the merger could leave Travis Boats without a ready source of financing and would likely prompt GE to declare events of default under the GE and TCFC credit facilities with Travis Boats and accelerate over $32 million of indebtedness owing under such facilities. The Special Committee determined that in such a scenario, Travis Boats would be unable to continue as a going concern. As a result, the stock price of a share of Travis Boats common stock would likely drop substantially below $0.40.

      (2) As a result of the Special Committee's approval of Tracker's merger agreement, GE agreed to continue to forbear until January 15, 2005 and Tracker agreed to provide up to an additional $2.25 million of the working capital financing, both of which are significant reasons Travis Boats is able to continue as a going concern.

      (3) Travis Boats incurs substantial direct and indirect costs and expenses associated with being a publicly held company, including the accounting and legal fees associated with the obligation to file annual, quarterly and current reports with the SEC and the executive time expended to prepare and review such filings, and the Special Committee anticipates that these costs and expenses will continue to increase in the future due to the additional requirements of the Sarbanes-Oxley Act of 2002 and the related SEC regulations and NASD requirements.

      (4) During the course of its negotiations, Tracker informed the Special Committee that, if a competing offer was accepted, it would not accept a reduction of its Travis Boats preferred stock's $8.0 million preferred distribution right. Without such a reduction, it was highly unlikely that a competing offer would be as advantageous to the Travis Boats common shareholders as the Tracker Marine offer.

      (5) Based upon, among other things, the detailed financial and valuation analysis presented to and discussed with the committee by Davenport, the $0.40 per share cash merger consideration provided by the merger agreement is superior to the other offers as expressed in their indications of interest, particularly in conjunction with the difficulty of bringing in another party due to the financial restraints on Travis Boats and the requirement that GE approve any proposed buyer.

      (6) The oral opinion of Davenport, subsequently confirmed in writing on November 9, 2004, provides that, based upon and subject to the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken, described in the written opinion, the $0.40 per share cash merger consideration provided by the merger agreement is fair, from a financial point of view, to the holders of Travis Boats common stock.

      (7) Davenport and Travis Boats evaluated a number of strategic alternatives, solicited potential buyers and responded to all inquiries prior to entering into the merger agreement, and the offer from Tracker Marine was deemed to result in the greatest return for the shareholders of Travis Boats.

      (8) The proposed transaction values Travis Boats' earnings capacity more highly than the public markets likely would for the foreseeable future.

      (9) Based upon ranges of estimated realizable values in liquidation provided by management, Davenport prepared an analysis that indicated the liquidation of Travis Boats would not result in any proceeds to the shareholders.

      (10) The merger agreement, after giving consideration to the requirements and conditions set forth therein, allows Travis Boats a reasonable opportunity to respond to certain third party acquisition proposals, and, if a superior proposal is made, to terminate the merger agreement and accept the superior proposal up until the time of the shareholder vote on the merger agreement, subject to certain limitations including the reimbursement of Tracker's out-of-pocket costs and expenses that are reasonably incurred in connection with the merger agreement, the merger and the transactions contemplated thereby.

      (11) Travis Boats' obligation to reimburse Tracker's out-of-pocket costs and expenses if Travis Boats terminates the merger agreement in favor of a superior offer is capped at $500,000, which is reasonable for a transaction of this size.

      (12) Holders of Travis Boats common stock that do not vote in favor of the merger or do not otherwise waive their appraisal rights will have the opportunity to demand appraisal of the fair value of their shares under Article 5.12 of the TBCA.

      (13) The probability of successfully consummating a transaction with Tracker is substantially higher than with other potential third parties for numerous reasons, including the following:

            o Tracker and Tracker Marine are already very familiar with Travis Boats and the boating industry due to Tracker's previous investments in Travis Boats and representation on Travis Boats' Board of Directors, and Tracker Marine's long term supplier relationship with Travis Boats and its own manufacturing and retail boating operations.

            o A third party may not have been as willing or able as Tracker to provide additional immediate short-term working capital financing prior to the closing of the merger agreement, which such financing is required in order to help Travis Boats continue as a going-concern.

            o GE may not have approved the merger or agreed to forbear from exercising its rights under its credit facilities or provide additional credit to Travis Boats if a third party other than Tracker Marine was the proposed acquiror.

            o Other third parties likely would require a significant time period to perform due diligence regarding a potential investment in Travis Boats.

            o Tracker has a current ability to fund the transaction with Travis Boats without obtaining third party financing.

      (14) Proposals received by other potential buyers were determined by Davenport to be less beneficial to the Travis Boats common shareholders.

      (15) Since the Travis Boats common shareholders will have no ongoing equity participation in Travis Boats following the merger, such shareholders will cease to bear the risk of any decreases in Travis Boats' value.

The material negative factors are:

      (1) That the Travis Boats common shareholders will have no ongoing equity participation in Travis Boats following the merger; such shareholders will cease to participate in Travis Boats' future earnings or growth, if any, or to benefit from increases, if any, in the value of Travis Boats' stock owned by them and will not participate in any future sale of Travis Boats to a third party.

      (2) Although Davenport and Travis Boats' management solicited a number of potential buyers prior to entering into the merger agreement, Travis Boats only received a few proposals in response to those solicitations, and a robust auction process did not develop.

      (3) Certain conditions to Tracker's obligation to consummate the merger, however limited, do allow it to refuse to consummate the transaction, providing a degree of uncertainty that the merger can be completed.

      (4) If Travis Boats receives a competing third-party offer that allows our Board of Directors to terminate the merger agreement and that our Board of Directors considers superior to the merger, Travis Boats will be obligated to pay up to $500,000 of Tracker's fees and expenses.

      (5) That the cash consideration to be received by the holders of Travis Boats stock will be taxable to them.

      (6)   The closing of the merger must be approved by GE.

      The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors. On balance, the Special Committee believed that the positive factors discussed above outweighed the negative factors discussed above.

      The Special Committee also believes the process it followed in recommending the approval of the merger agreement was fair because:

      (1) The Special Committee consists entirely of directors who are not Travis Boats officers or affiliated with Tracker and its affiliates.

      (2) The members of the Special Committee will not personally benefit from the consummation of the merger in a manner different from the unaffiliated Travis Boats shareholders.

      (3)   The Special Committee was advised by outside legal counsel.

      (4) The Special Committee retained and was advised by Davenport, an independent investment banker, which assisted the Special Committee in its evaluation of the fairness of the $0.40 per share cash merger consideration to the unaffiliated Travis Boats shareholders.

      (5) The merger agreement resulted from active and comprehensive arm's-length negotiations.

      (6) The merger agreement requires that the merger be approved by a majority of the shares of Travis Boats common stock held by the unaffiliated Travis Boats shareholders.

      (7) Davenport and Travis Boats' management solicited a number of potential buyers, provided them information regarding Travis Boats and access to Travis Boats' management, but the consideration offered was less, and the Board of Directors determined that Travis Boats and its shareholders were better served pursuing the proposed transaction with Tracker.

      (8) The merger agreement, after giving consideration to the requirements and conditions set forth therein, allows Travis Boats a reasonable opportunity to respond to certain third party acquisition proposals, and, if a superior proposal is made, to terminate the merger agreement and accept the superior proposal up until the time of the shareholder vote on the merger agreement, subject to certain limitations including the reimbursement of Tracker's out-of-pocket costs and expenses related to the merger.

      (9) Travis Boats obligation to reimburse Tracker's out-of-pocket costs and expenses if Travis Boats terminates the merger agreement in favor of a superior offer is capped at $500,000, which, as a percentage of the transaction value, is reasonable for a transaction of this size.

      (10) The extended and numerous deliberations pursuant to which the Special Committee evaluated the proposed merger.

REASONS FOR THE BOARD'S RECOMMENDATION; FACTORS CONSIDERED

      In approving the merger agreement and related agreements, and recommending that the Travis Boats shareholders vote for the adoption of the merger agreement, the Board of Directors of Travis Boats considered a number of factors, including the following material factors:

      (1) The determination and recommendation of the Special Committee and the factors considered by the Special Committee, as described under the caption "--Reasons for the Special Committee's Recommendation; Factors Considered" above.

      (2) The financial condition, results of operations, competitive position, business and prospects of Travis Boats, the current economic and market conditions and the nature of the retail recreational boating industry. In this regard, the Board of Directors considered the following facts:

            o Travis Boats experienced declining sales levels and recorded significant net losses during the 2001-2004 fiscal years and that the Company's cash needs consistently exceeded amounts otherwise available under its inventory borrowing agreements.

            o Tracker has been, and, for the foreseeable future, may be, the only source of working capital financing available to Travis Boats in order to meet the cash needs of the Company.

            o Travis Boats currently has expired credit lines and is without any firm sources of future financing. The Company is at risk of GE, declaring an event of default based on the expiration of the credit lines and other factors. The Company believes that GE would be unlikely to further forbear or consent to a prolonged or conditional merger transaction with an acquiror other than Tracker. Without the ability to cure its defaults, Travis Boats may not be able to continue as a going-concern.

            o Efforts to restore operating profits in recent fiscal years and to generate sufficient additional cash reserves have been largely unsuccessful.

            Based on the foregoing and the Board of Directors' knowledge of our business, assets, results of operations and prospects, our competitive position, the nature of our business and the industry in which we compete and the market for our common stock, the Board of Directors determined that the certainty of the $0.40 per share cash consideration to be received by our shareholders in the near-term pursuant to the merger was preferable to continuing to own shares of our common stock. In arriving at this determination, the Board of Directors noted that, given the uncertain financial condition of the Company, there was little reason to believe that the price of our stock would trade materially above $0.40, and would likely trade substantially below $.40, in the reasonably foreseeable future without Tracker's financial involvement and influence with GE.

      (3) The fact that the merger consideration will be all cash, which provides certainty of value to the Travis Boats shareholders.

      (4) The fact that the consideration and other terms of the merger agreement resulted from arms'-length negotiations between Travis Boats and Tracker and the Board of Directors' belief that $0.40 per share in cash for each share of Travis Boats common stock represented the highest per share consideration that could be negotiated on an arms'-length basis with any party or that would be obtained if Travis Boats liquidated its assets.

      (5) The financial presentation of Davenport, including the oral opinion of Davenport (confirmed by delivery of a written opinion dated November 9, 2004) to the effect that, as of the date of the opinion and based on and subject to the matters stated in the opinion, the consideration to be received by the holders of Travis Boats common stock is fair from a financial point of view to those holders. The opinion of Davenport is more fully described below under the caption "Opinion of Davenport."

      (6) The terms of the merger agreement, including the ability of Travis Boats to consider competing proposals. The Board of Directors considered that the merger agreement permits Travis Boats to furnish information to, and enter into discussions with, third parties in response to unsolicited written proposals regarding a competing transaction if the Board of Directors or the Special Committee determines in good faith, after consultation with outside legal counsel, that the proposed transaction may be reasonably capable of being completed (and financed), and may, if consummated, result in a transaction more favorable to the Travis Boats shareholders from a financial point of view than the merger. See "The Merger Agreement--Covenants of Travis Boats--No Solicitation of Other Offers" for additional information regarding the ability of Travis Boats to consider competing proposals.

      (7) The other terms of the merger agreement regarding competing proposals, including the ability of Travis Boats to terminate the merger agreement and accept a financially superior proposal under specified conditions, subject to the payment to Tracker of an expense reimbursement fee. See "The Merger Agreement--No Solicitation of Other Offers" for additional information regarding the ability of Travis Boats to consider competing proposals and "The Merger Agreement--Expense Reimbursement" for a description of the expenses for which Travis Boats is responsible.

      (8) The fact that Travis Boats and its advisors actively solicited indications of interest from other parties who might be interested in engaging in a transaction with Travis Boats prior to execution of the merger agreement and that any other offers received were determined by Davenport to be less beneficial to the Travis Boats common shareholders than the Tracker Marine offer.

      (9) The Board of Directors' concern that a transaction that might involve significant delays to consummation, or risk of non-consummation, would jeopardize the future of the Company.

      (10) The risk that Travis Boats pursuing other indications of interest might cause Tracker Marine to terminate its discussions with Travis Boats.

      (11) The terms of the merger agreement providing that, if the agreement is terminated in favor of a superior offer, Travis Boats will be responsible for payment to Tracker of an expense coverage fee of reasonable fees up to $500,000, is reasonable for a transaction of this size.

      (12) The fact that Tracker, by virtue of its ownership of the Travis Boats preferred stock, must approve certain actions proposed to be taken by Travis Boats, including any merger, consolidation or similar transaction involving Travis Boats (including the merger).

      (13) The fact that a transaction with a party other than Tracker will likely require the payment of a $8.0 million preferred distribution to Tracker by virtue of its ownership of the Travis Boats preferred stock, greatly reducing the benefit of such a third party offer to the holders of Travis Boats common stock.

      (14) The potential conflicts of interest between Travis Boats, on the one hand, and Tracker, on the other hand. See sections entitled "--Background of the Merger" and "Interests of Certain Persons in the Merger" for a description of these potential conflicts of interest.

      (15) The procedural safeguards that have been put in place to ensure the fairness of the transactions to the Travis Boats common shareholders, including the formation of the Special Committee and the requirement that the merger be approved by holders of a majority of the Travis Boats common stock held by unaffiliated Travis Boats shareholders.

      (16) The fact that holders of Travis Boats common stock that do not vote in favor of the merger or otherwise waive their rights of appraisal will have the opportunity to demand an appraisal of the fair value of their shares under Article 5.12 of the TBCA.

      (17) The probability of successfully consummating a transaction with Tracker Marine is substantially higher than with other potential third parties for numerous reasons.

      (18) The fact that, following the merger, Travis Boats shareholders will cease to participate in any future growth of Travis Boats or benefit from any increase in its value.

      (19) The negative impact of any customer or supplier disappointment or confusion after announcement of the proposed merger.

      The foregoing discussion of the information and factors considered by Travis Boats' Board of Directors is not intended to be exhaustive but includes the material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the merger, Travis Boats' Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

      Travis Boats' Board of Directors considered all of these factors in reaching the conclusions and recommendations described above. These factors generally figured positively, as advantages or opportunities, with the following exceptions:

            o the factor described in clause (11), which figured negatively, but which the Board felt was outweighed by the other factors and the countervailing consideration discussed within clause
                  (11);

            o the factor described in clause (12) above, which the Board considered neutral in its evaluation;

            o the factor considered in clause (18) above, which figured negatively, but one which the Travis Boats' Board of Directors felt was outweighed by the other factors, including the factors described in clauses (2) through (5);

            o the factors described in clause (14) above, which figured negatively as a risk but a risk which the Board of Directors believed could be managed successfully, including through the factor described in clause (15).

            o the factor described in clause (19) above, which figured negatively, but which the Travis Boats' Board of Directors felt was outweighed by the other factors.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

      THE SPECIAL COMMITTEE

      Our Board of Directors established a Special Committee consisting of two of our disinterested directors, Messrs. Richard S. Birnbaum and James P. Karides, to avoid any potential conflicts of interest in evaluating the fairness to the common shareholders of Travis Boats of the proposed merger, to consider and negotiate the terms and conditions of the proposed merger and to make recommendations to the Board of Directors, on behalf of the common shareholders of Travis Boats, with respect to certain possible transactions, including transactions involving the recapitalization of Travis Boats and transactions involving the sale of all or a portion of the capital stock of Travis Boats to a third party. The Special Committee received legal and financial advice and conducted a vigorous evaluation of, and participated in negotiations with respect to, the merger agreement and the various other agreements related to the merger.

      The Special Committee, by unanimous vote at a meeting held on November 3, 2004, determined that the merger agreement and the transactions contemplated by the merger agreement, are advisable, fair to and in the best interests of Travis Boats and the unaffiliated Travis Boats shareholders.

      The Special Committee, also at the November 3, 2004, meeting, recommended that (1) our Board of Directors adopt and approve the merger agreement and the transactions contemplated by the merger agreement and (2) the holders of Travis Boats common stock vote in favor of adoption of the merger agreement. In reaching its determination, the Special Committee consulted with management, as well as the Special Committee's financial and legal advisors, and considered the short-term and long-term interests and prospects of the Travis Boats shareholders on whose behalf it made its determination and recommendation. Along with the other factors described in more detail above, the Special Committee also considered the fairness opinion presented to the Special Committee by Davenport. See the section entitled "--Opinion of Davenport" for a discussion of Davenport's fairness opinion.

      OUR BOARD OF DIRECTORS

      Our Board of Directors consists of five directors, two of whom, Messrs. Kenneth N. Burroughs and Robert L. Ring, have interests in the merger different from the interests of the unaffiliated Travis Boats shareholders generally. On November 3, 2004, our Board of Directors, with Messrs. Burroughs and Ring abstaining and not participating in order to avoid a conflict of interest, approved and adopted the merger agreement, determined to submit it to our shareholders to vote upon its adoption and recommended that our shareholders vote in favor of the adoption of the merger agreement. Messrs. Burroughs and Ring chose to abstain and not to participate in the meeting due to their affiliation or association with Tracker, which has interests in the merger that are different from those of the unaffiliated Travis Boats shareholders generally. See the sections entitled "--Interests of Tracker in the Merger" for additional information on Tracker's interests in the merger.

      On the basis of the Special Committee's recommendation, our Board of Directors (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Travis Boats and its shareholders, including the unaffiliated Travis Boats shareholders, and (2) recommended that our shareholders adopt the merger agreement.

      In reaching its determination, our Board of Directors consulted with Travis Boats' management, as well as its financial and legal advisors, and considered the short-term and long-term interests and prospects of the unaffiliated Travis Boats shareholders. Along with the factors described in more detail above, the Board of Directors considered the opinion as to fairness presented by Davenport. See the sections entitled "--Background of the Merger" for additional information on the Board of Director's recommendations and "--Opinion of Davenport" for a discussion of Davenport's opinion.

OPINION OF DAVENPORT

      Travis Boats engaged Davenport to act as its financial advisor in connection with the Special Committee's evaluation of strategic business and financial options, as well as its financial advisor in connection with any sale or financing transactions. Davenport was also engaged to render a written opinion to Travis Boats' board as to the fairness, from a financial point of view, of the consideration to be paid to Travis Boats' shareholders in accordance with a potential acquisition. In requesting Davenport's advice and opinion, no restrictions or limitations were imposed by Travis Boats upon Davenport with respect to the investigations made or the procedures followed by Davenport in rendering its opinion.

      On November 3, 2004, Davenport reviewed the financial aspects of the proposed acquisition and delivered its oral opinion (the "Davenport Opinion") to the Special Committee and the directors of Travis Boats that are not affiliated with Tracker to the effect that, as of that date, and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be paid to Travis Boats' shareholders pursuant to the merger agreement was fair to Travis Boats' shareholders from a financial point of view. On November 9, 2004, Davenport reaffirmed its opinion that the merger agreement was fair to Travis Boats' shareholder from a financial point of view and delivered its written opinion to that effect.

      THE FULL TEXT OF THE DAVENPORT OPINION, WHICH DESCRIBES, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND THE LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS APPENDIX B AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. THE DESCRIPTION OF THE DAVENPORT OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DAVENPORT OPINION IN APPENDIX B. TRAVIS BOATS' SHAREHOLDERS ARE URGED TO READ THE DAVENPORT OPINION CAREFULLY AND IN ITS ENTIRETY.

      The Davenport Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by Travis Boats' shareholders in the Merger, and it is not a recommendation on the amount of consideration being paid by Tracker. Further, the Davenport Opinion is not a recommendation to any Travis Boats shareholder as to how he or she should vote at the special meeting. Davenport was not retained as an advisor or agent to Travis Boats' shareholders or any other person, and it is acting only as an advisor to Travis Boats' board and the Special Committee.

      Davenport is an investment banking firm. As part of its investment banking business, Davenport is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport was selected by the Special Committee to act as its financial advisor because of Davenport's experience in advising middle market companies in merger and acquisition transactions and valuations, including several other small capitalization, publicly traded companies.

      In arriving at its opinion, Davenport, among other things:

      o Reviewed the merger agreement and the latest draft of Travis Boats' forbearance agreement with its senior lender and various publicly available financial statements and other information about Travis Boats and Tracker;

      o Reviewed non-public financial information and operating data of Travis Boats provided by the management team, including an internal financial forecast regarding Travis Boats furnished by the Company's management;

      o Held discussions with members of Travis Boats' management regarding past and current business operations, its financial condition, the merger and the business and future prospects of Travis Boats;

      o     Prepared an analysis of the discounted cash flows of Travis Boats;

      o Compared the results of operations and market value of Travis Boats with other similar information for selected publicly traded companies deemed to be relevant;

      o Reviewed the reported prices and trading activity for Travis Boats common stock, including its historical valuation multiples;

      o Compared the proposed financial terms of the merger with the financial terms of various other mergers and acquisitions involving retailers in recent years;

      o Took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the retail industry generally; and

      o Conducted other studies, analyses and investigations, and considered other information, that were deemed appropriate.

      In conducting its review and arriving at its opinion, Davenport relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available from public sources, provided by Travis Boats and their representatives, or was otherwise reviewed by Davenport. Davenport assumed no responsibility for independently verifying the accuracy or completeness of any such information. Davenport is not an expert in the evaluation of real estate or inventories and did not make any independent evaluation, appraisal or physical inspection of Travis Boats' assets or properties, nor was Davenport furnished with any evaluation or appraisal of its assets, liabilities or properties.

      With respect to the financial forecast information furnished to or discussed with Travis Boats, Davenport assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of Travis Boats' management as to the expected future financial performance of Travis Boats. Davenport assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. Davenport also assumed that the merger would be completed substantially in accordance with the terms set forth in the merger agreement without waiver of any material terms or conditions. Davenport further assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger contemplated by the merger agreement will be obtained without any adverse effect on the Company or the expected benefits of the merger in any way material to our analysis. Davenport's opinion was necessarily based upon economic, market, financial and other conditions as they existed and could be evaluated on the date it was rendered. Davenport does not have any obligation to update, revise or reaffirm its Opinion or otherwise comment on any events occurring after November 9, 2004.

      The Davenport Opinion was just one of the many factors taken into consideration by Travis Boats' board of directors in determining to approve the merger agreement. (See "-- Travis Boats' Reasons for the merger" on page ___.) The Davenport Opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Travis Boats, nor does it address the effect of any other business combination in which Travis Boats might engage.

      In connection with rendering its opinion, Davenport performed a variety of financial analyses. The following is a summary of the material analyses presented to the Special Committee of Travis Boats and its board of directors at its meeting on November 3, 2004. The financial analyses summarized below include information presented in tabular format. The summary set forth below does not purport to be a complete description of the analyses performed by Davenport, but describes, in summary form, the principal elements of the presentation made by Davenport to Travis Boats' Special Committee and board of directors on November 3, 2004. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Davenport was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Davenport did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Davenport considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Davenport did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized below, Davenport believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

      In performing its analyses, Davenport made numerous assumptions with respect to industry performance, general business, economic and market conditions and other matters, many of which are beyond the control of Travis Boats. Due to Travis Boats' deteriorating financial condition, its ongoing operating losses and the requirements imposed by its primary lender, Travis Boats had recently begun a downsizing process that included the closure of several of its Florida store locations. Accordingly, where appropriate in its analyses, Davenport assumed that Travis Boats would cease operations in Florida and would successfully raise an additional $5 million of common equity at the proposed merger price. The failure to raise additional equity on reasonable terms and conditions would have jeopardized Travis' ability to continue as a going concern and would likely have adversely impacted the financial information utilized by Davenport in its analysis. The projections and other information used in the analyses performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses and the results of such analyses.

      Transaction Summary. Davenport reviewed the terms of the proposed merger, including the aggregate transaction value. As is more specifically set forth in the merger agreement, upon consummation of the merger, each holder of Travis Boats common stock will be entitled to receive cash consideration of $0.40 for each share of Travis Boats common stock (See "-- Merger Consideration" on page ___.). Transaction multiples and premiums from the Merger were based on the $0.40 per share price. Due to Travis Boats' operating losses over the last twelve months ("LTM") ended September 30, 2004, and the corresponding inability to calculate meaningful earnings-based valuation multiples, Davenport utilized forecasted financial data for Travis Boats for the fiscal year ending September 30, 2005 in several of its analyses. Based on the merger price of $0.40 per share, Davenport calculated the premium over Travis Boats' closing stock price of $0.37 as of November 2, 2004 to be 8.1%. On November 9, 2004, when Davenport reaffirmed its opinion, the merger price of $0.40 per share equaled the closing price of $0.40 per share.

      Selected Transactions Analysis. Davenport analyzed selected transactions consummated within the previous two years involving the acquisition of specialty retailers with revenues greater than or equal to $50 million in which there was publicly available information regarding the terms of the transaction and the financial performance of the acquired companies. For each transaction, Davenport determined enterprise value and equity value multiples based on last twelve month revenues, earnings before interest, income taxes, depreciation and amortization ("EBITDA"), earnings before interest and income taxes ("EBIT"), earnings before income taxes ("EBT"), net income available to common shareholders and book value of common equity. For the purposes of this analysis, enterprise value was based on the sum of the market value of equity and funded debt, less any cash, while equity value was calculated as the market value of the company's common shares. Davenport then determined a range of values for each multiple, including an adjusted median value, and applied those multiples to Travis Boats' projected fiscal year 2005 financial results to determine an implied value of Travis Boats' common stock. Projected 2005 financial data were used in this analysis because Travis Boats did not generate sufficient income during the last twelve months to calculate meaningful results. The median value of each multiple was adjusted downward by a factor of 30% to reflect the uncertainty associated with Travis Boats' ability to achieve the projected 2005 financial results. Travis Boats' projected financial data for 2005 utilized in this analysis excluded projected costs related to the closure of its Florida locations. The following table summaries the multiples for these transactions, excluding outliers, and the implied valuation for Travis Boats' common stock utilizing the adjusted median multiple.

                                       IMPLIED    SELECTED TRANSACTION ANALYSIS
                                                  ------------------------------
                                        TRVS          LOW     HIGH    MEDIAN
Enterprise Value to Revenues           ($1.50)       0.04x    1.25x    0.29x
Enterprise Value to EBITDA             ($1.31)        4.2x    11.4x     7.8x
Enterprise Value to EBIT               ($1.39)        7.3x    15.5x    10.4x
Common Equity Value to EBT             ($0.08)        5.1x    18.7x    11.5x
Common Equity Value to Net Income      $ 0.26         8.3x    30.5x    16.0x
Common Equity Value to Book Value      $ 0.20         0.1x     5.2x     1.2x


      Davenport noted that the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and inherently different from Travis Boats' businesses, operations and prospects. Consequently, Davenport believed that it was inappropriate to, and therefore, did not rely solely on the quantitative results of the analysis and made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger.

      Guideline Public Company Analysis. To provide contextual data and comparative market information, Davenport compared selected financial information for Travis Boats to the corresponding publicly available information of certain other retailers whose securities are publicly traded. The guideline companies were chosen because they are retailers and possess general business, operating and other characteristics representative of companies in the same industry in which Travis Boats operates. The companies included essentially two types of retailers, those that focus on marine and/or outdoor activities and those that focus on sporting goods. The guideline companies were comprised of:
Cabela's, Gander Mountain, MarineMax, and West Marine (marine and/or outdoors); Dick's Sporting Goods, Hibbett Sporting Goods, Sports Chalet, and the Sports Authority (sporting goods).

      Davenport advised the board that among the guideline companies only MarineMax exhibited a relatively high level of comparability to Travis Boats and that their analyses had to be considered in light of that qualification. The purpose of these analyses was to ascertain how Travis Boats compared to the guideline companies in relation to certain financial indicators and to determine the implied value of Travis Boats' share price utilizing the various multiples. Davenport further advised the board that all of the guideline companies were larger, had generated superior financial results and were in materially better financial condition than Travis Boats. Consequently, Davenport believed that it was inappropriate to, and therefore, did not rely solely on the quantitative results of the analysis and made qualitative judgments concerning differences between the characteristics of these guideline companies and the proposed merger.

      For each guideline company, Davenport determined enterprise value and equity value multiples based on LTM revenues, LTM EBITDA, LTM EBIT, projected 2005 net income and book value. For the purposes of this analysis, enterprise value was based on the sum of market value of equity and funded debt, less any cash, while equity value was calculated as the market value of the company's common shares. Davenport then determined the median value for each multiple and applied that multiple to Travis Boats' results to determine an implied value of Travis Boats' common stock. However, since Travis Boats did not generate sufficient earnings during the last twelve months to calculate meaningful results, Davenport utilized the projected operating results for fiscal 2005, excluding projected costs related to closing its Florida locations. The multiples for these transactions, excluding outliers, and the implied valuation for Travis Boats' common stock utilizing the median multiple are summarized in the table below.

                                        IMPLIED     GUIDELINE COMPANY ANALYSIS
                                                    --------------------------
                                         TRVS         LOW      HIGH    MEDIAN
Enterprise Value to EBITDA             ($0.30)        6.0x    17.5x    10.5x
Enterprise Value to EBIT               ($0.59)       10.1x    23.1X    13.1x
Common Equity Value to Net Income       $0.32        11.1x    24.2x    15.3x
Common Equity Value to Book Value       $0.41         1.4x     6.7x     1.9x

      Davenport added a 30% control premium to each median multiple and, where appropriate, Davenport discounted each median multiple to reflect the uncertainty associated with Travis Boats' ability to achieve the projected 2005 financial results. In addition to the guideline public company analysis, Davenport also examined historical multiples of cash flow and earnings for a larger group of special line retailers over a five-year period. This analysis was also used for contextual purposes and to assist in determining an appropriate range of multiples for the discounted cash flow analysis.

      Discounted Cash Flow Analysis. Davenport performed a discounted cash flow analysis by making certain assumptions about Travis Boats' future growth and profitability. The assumptions were based on Travis Boats' historical trends and projections provided by management and subsequent discussions with them, as well as industry trends. Based on these projections and assumptions, Davenport calculated Travis Boats' free cash flows over a five-year period. Davenport calculated a terminal value at the end of the five-year period by using a range of 14.0x to 18.0x estimated 2009 earnings per share. The terminal value range of price-to-earnings multiples was based on a combination of industry trends and past Travis Boats trading history. Present values were calculated using discount rates ranging from 25% to 30%. We selected this range on the basis of discussions with management, current capital market conditions, and an analysis of historical costs of capital and the unique operating and financial risks specific to the Company. The discounted cash flow analysis provided a range of values from $0.15 to $0.50 per share.

      Davenport noted that it included a discounted cash flow analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made. The projections and other information used in the discounted cash flow analysis performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.

      Premiums Paid Analysis. Based on publicly available information, Davenport determined the premium or discount represented by the Merger price of $0.40 per share to recent trading prices of Travis Boats common shares. Davenport then compared the premium or discount to the median premiums paid from the Selected Transactions Analysis and recent going private transactions as of one day, five days and thirty days prior to the announcement date of each transaction. Davenport noted that the closing price per share of Travis Boats common stock decreased 14% from October 2, 2004 to November 2, 2004.

      The following table presents the results of this analysis:

                                                            RETAIL
                                                                      GOING
PREMIUM AS OF                                     TRVS       M&A     Private
One day prior to announcement                      8.1%     36.4%     16.5%
Five days prior to announcement                    0.0%     36.1%     18.8%
Thirty days prior to announcement                -16.7%     44.8%     29.7%

      Davenport advised the board that no company utilized in the premiums paid analysis is identical to Travis Boats, nor is any transaction identical to the merger and that premiums paid generally reflect the enhanced earnings that an acquirer believes are achievable as a result of merger synergies. Davenport further advised that, based on the financial and operating difficulties being experienced by Travis Boats, premiums paid for other companies are not necessarily indicative of the premium that could be obtained by Travis Boats. Consequently, a purely quantitative premiums paid analysis would not be an appropriate use of such analysis as qualitative judgments concerning the differences between the characteristics of these transactions and the merger would be necessary.

      Historical Stock Trading Analysis. Davenport reviewed the historical trading prices and volume for the Travis Boats common stock and the relationship between price movements and Travis Boats' trailing earnings per share. Among other factors, this analysis indicated that Travis Boats, excluding outlying ratios, traded at average and median price-to-earnings ratios of approximately 16.0x and 14.0x, respectively, from April 1997 through January 2001. Subsequent to January 2001, Travis Boats' trailing earnings were not sufficient to determine a meaningful price-to-earnings ratio. Davenport utilized this analysis for contextual purposes and to assist it in determining appropriate terminal multiples for its discounted cash flow analysis.

      Liquidation Analysis. Due to Travis Boats' operating results, financial condition and liquidity requirements, Davenport noted that the possibility of a forced liquidation of the assets of Travis Boats exists. Davenport analyzed the financial impact of liquidation should the merger not be completed. Davenport assumed a range of realizable values for the assets and liabilities of Travis Boats as well as estimated costs of liquidation. This analysis indicated that the common shareholders would be unlikely to receive any proceeds upon liquidation. The estimate range of liquidation values utilized in this analysis was based upon discussions with management. Davenport did not make any independent evaluation, appraisal or physical inspection of Travis Boats' assets or properties, nor was Davenport furnished with any evaluation or appraisal of its assets, liabilities or properties.

      Other. Davenport described the extensive process that it utilized to identify, contact and solicit offers from prospective financial and strategic partners, including the public announcement that the Company was considering its strategic alternatives. Davenport also noted that certain creditors of Travis Boats, who have claims on the Company's assets that are senior to those of both the preferred and common stockholders, have agreed to certain discounts on amounts due from the Company in order to facilitate the proposed merger. In addition, Davenport highlighted that Tracker has agreed to continue to provide additional working capital to Travis Boats' prior to closing of the proposed merger, subject to certain conditions and limitations.

      Fees. Pursuant to the terms of an engagement letter, executed on June 18, 2004, between Travis Boats and Davenport, Travis Boats has paid Davenport a cash fee of $25,000, and has agreed to pay an additional cash fee based on the transaction value upon consummation of the merger. Based on the terms of the merger, the additional cash fee will be $187,500 upon closing of the merger. At the sole discretion of the Special Committee, the fee to Davenport may be increased or decreased by an amount up to $50,000 based upon the Special Committee's view of the performance and effort expended by Davenport in connection with its engagement hereunder.

      Travis Boats has also agreed to reimburse Davenport for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Davenport and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Davenport, which Davenport and Travis Boats believe are customary in transactions of this nature, were negotiated at arm's length between the Special Committee and Davenport, and the Special Committee was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Davenport is contingent upon consummation of the merger.

      Potential Conflict of Interest. Investment banks that render fairness opinions may be influenced by whether the company's management supports this transaction. This conflict may be expecially strong when a transaction that is supported by management is also one in which the investment bank acted as financial advisor to the company in recommending or structuring the transaction or where the investment bank will receive financial advisory fees upon successful completion of the transaction. The Board of Travis Boats has been made aware of this potential conflict of interest, but has indicated that it does not feel such a conflict affected Davenport's opinion regarding the merger.

      PURPOSE OF AND REASONS FOR THE MERGER

      THE TRACKER AFFILIATES'

      The purpose of the merger is for Tracker to acquire the entire equity interest in Travis Boats not owned by Tracker for a fair consideration and in a prompt and orderly manner.

      The principal reasons for the merger are:

      o to optimize Tracker's support of and its business relationship with Travis Boats, thereby significantly reducing the risk that Travis Boats cannot continue to operate its business on a going concern basis;

      o to eliminate for Travis Boats the substantial direct and indirect costs and expenses associated with being a publicly-held company, and

      o to provide the public shareholders of Travis Boats with a means of liquidating their investment in Travis Boats in cash, at a fair price and in an orderly manner.

Other than as set forth herein, Tracker has no reason for proposing the merger at this particular time and is unaware of any material development affecting the future value of the Travis Boats common stock that is not described in this proxy statement.

      Since Tracker's acquisition of the control of Travis Boats in March 2002, Travis Boats has continued to sustain significant losses and operate on a negative cash flow basis. Both management of Travis Boats and Tracker believe that additional cash infusions in November, December and the first half of January of $2.25 million in the aggregate will be required if Travis Boats is to continue as a going concern. In the opinion of Tracker, Travis Boats will continue to generate a negative cash flow throughout its fiscal 2005, and will likely require substantial funding to overcome seasonal short-falls during fiscal 2005 as it has in the past. In view of its current financial condition, Tracker believes that it is unlikely that Travis Boats will be able to obtain such funding from traditional third party sources. Thus, absent the sale and/or leaseback of facilities, the logical and perhaps only source of such funding will be Tracker.

      In the opinion of Tracker, since 2002, it is only because of the $8.0 million invested by it in Travis Boats upon the purchase by Tracker of its 80,000 shares of Tracker Boats preferred stock and the short-term capital funding provided by Tracker in each of the last two years (and, in some instances, together with the inventory financing lenders) that Travis Boats has been able to maintain its business operations thus far. Indeed, the severity of Travis Boats financial situation was noted in a report received by Travis Boats from its independent registered public accounting firm on its audited financial statements for each of fiscal 2003 and 2004, which contains an explanatory paragraph that expresses such firm's substantial concern about Travis Boats' ability to continue as a going concern.

      In addition to the cash that will be required to fund the cash deficits described above, both Travis Boats' management and Tracker believe that additional cash infusions of $5 million to $8 million in the aggregate will be required to compete effectively and to support the product sales level that will be required to achieve reasonable levels of profitablilty.

      Tracker believes that in all likelihood it would be required to carry the entire burden with regard to providing the essential equity capital required by Travis Boats to continue to conduct its business operations on a going concern basis even though the economic benefit resulting therefrom, if any, would also be realized by the public shareholders with no proportionate sacrifice unless such capital infusion by Tracker resulted in substantial dilution to the public shareholders. Consequently, Tracker has advised the Special Committee that it has no current intention of increasing its investment in Travis Boats as long as there remain outstanding the shares held by the public shareholders. If Travis Boats becomes a wholly-owned subsidiary of Tracker, it is believed by Tracker that a more equitable allocation of risk and benefit would be achieved.

      There is no assurance that Travis Boats will achieve acceptable levels of profitability even with the continued or enhanced financial support from Tracker. In exchange for carrying the entire risk of making significant additional financial investments in Travis Boats, Tracker believes that it is reasonable and appropriate that it receive the entire economic benefit if and to the extent that such benefit may result therefrom. For a discussion of Tracker's and its affiliates investment in, funding of and business relationship with Travis Boats, please see "Past Contracts, Transactions, Negotiations and Agreements" on page ___ below.

      In addition, Travis Boats currently incurs substantial direct and indirect costs and expenses associated with being a publicly-held company, including the accounting and legal fees associated with the obligation to file annual, quarterly and periodic reports with the SEC and the executive time expended to prepare and review such filings.

These costs and expenses have increased during the past year as a result of the additional requirements imposed by the Sarbanes-Oxley Act of 2002 ("SOA") and the related SEC regulations and Nasdaq requirements. In particular, Section 404 of SOA dealing with the establishment and implementation of internal control systems and the certifications required of management and the Travis Boats' independent registered public accounting firm has resulted in significant increases of costs and expenses to public companies. Given the current financial position of Travis Boats, such burdens would be particularly onerous on it.

      The merger will provide the public shareholders with a means of liquidating their investments in Travis Boats in an orderly manner. Travis Boats common stock is currently thinly traded on the over-the-counter market. Moreover, Travis Boats has not, since its inception, paid any dividends on the Travis Boats common stock, and it is highly unlikely that any dividends will be paid on the Travis Boats common stock in the foreseeable future. In view of the foregoing, the public shareholders' investment in Travis Boats is neither liquid nor income producing.

POSITION OF TRACKER AND THE TRACKER AFFILIATES AS TO THE FAIRNESS OF THE MERGER

      Tracker, Tracker Marine and Three Johns are deemed to be affiliates of Travis Boats under the SEC rules governing "going private" transactions and are required to express their beliefs as to the fairness of the merger to unaffiliated Travis Boats shareholders. Each of Tracker, Tracker Marine and Three Johns is making the statements included in this sub-section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Each of Tracker, Tracker Marine and Three Johns believes that the merger is fair to the unaffiliated Travis Boats shareholders on the basis of the factors described below.

      Neither Tracker, Tracker Marine nor Three Johns or their affiliates participated in the deliberations of Travis Boats' Board of Directors regarding, or received advice from Travis Boats' legal or financial advisors as to, the fairness of the merger to the unaffiliated Travis Boats shareholders. Based on the knowledge of Tracker, Tracker Marine and Three Johns and their analysis of available information regarding Travis Boats, however, as well as discussions with members of Travis Boats' senior management regarding the factors considered by, and the findings of, the Special Committee and Travis Boats' Board of Directors discussed in the section entitled "--Recommendations of the Special Committee and of our Board of Directors; Fairness of the Merger" beginning on page ___, they believe that the merger is fair to the unaffiliated Travis Boats shareholders. In particular, they considered the following:

      o Each of the Special Committee and our Board of Directors determined, by the unanimous vote of all directors voting on the matter, that the merger agreement, the merger consideration and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Travis Boats and its shareholders.

      o The Special Committee received the opinion of Davenport, dated November 9, 2004, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken as described in its opinion, the $0.40 per share cash merger consideration provided by the merger agreement was fair, from a financial point of view, to the holders of Travis Boats common stock.

      o The relationship between the per share merger consideration of $0.40 and the recent and historical market prices, including the fact that the merger consideration represents a premium over the market price just prior to announcement and the historical downward trend of the price of Travis Boats common stock, which accordingly provides the unaffiliated Travis Boats shareholders with the ability to achieve a higher return than may otherwise be available to such shareholders.

      o The thin trading market for the Travis Boats common stock, and, consequently, its lack of liquidity would make it difficult for any Travis Boats shareholder to sell its holding in the public market without depressing the market price of Travis Boats common stock, whereas the merger provides all of the unaffiliated Travis Boats shareholders with an opportunity to liquidate their investments.

      o The merger would provide liquidity for the holders of Travis Boats options, including options that are unvested, and would pay no less than $0.05, even for "underwater" options, which are options that have an exercise price that is greater than the current market price of Travis Boats common stock.

      o The merger will provide consideration to Travis Boats shareholders entirely in cash.

      Each of Tracker, Tracker Marine and Three Johns believes that the merger is procedurally fair to unaffiliated Travis Boats shareholders based upon the following factors:

      o the Special Committee consisted entirely of disinterested directors who are not officers or employees of Travis Boats or employed by Tracker, Tracker Marine, Three Johns or their affiliates.

      o the members of the Special Committee will not personally benefit from the consummation of the merger in a manner different from the unaffiliated shareholders.

      o the Special Committee was advised by legal counsel experienced in providing advice regarding similar transactions.

      o the Special Committee retained and was advised by Davenport, an independent investment banker, which assisted the Special Committee in the negotiation of the merger and in its evaluation of the fairness of the $0.40 per share cash merger consideration.

      o the merger was unanimously approved by the members of the Special Committee and by all members of our Board of Directors voting on the matter.

      o The unaffiliated Travis Boats shareholders have appraisal rights under Texas Law. See "Appraisal Rights" beginning on page _____.

      Each of Tracker, Tracker Marine and Three Johns believes that the merger is procedurally fair despite the fact that our Board of Directors did not retain an unaffiliated representative to act solely on behalf of the unaffiliated Travis Boats shareholders for purposes of negotiating the terms of the merger agreement and, instead, relied upon the Special Committee to evaluate the merger's fairness to the unaffiliated Travis Boats shareholders. In this regard, each of Tracker, Tracker Marine and Three Johns note that our Board of Directors believes it was not necessary for our Board of Directors to retain any additional unaffiliated representative to act on behalf of the unaffiliated Travis Boats shareholders in light of the fact that the use of a Special Committee of disinterested directors is a mechanism well recognized to ensure fairness of the transactions of this type. Tracker, Tracker Marine and Three Johns did not rely on any report, opinion or appraisal from an outside party in determining the fairness of the merger to the unaffiliated Travis Boats shareholders, nor have they assigned specific relative weights to the factors considered by them.

      Neither Tracker, Tracker Marine nor Three Johns considered net book value in determining the fairness of the merger to unaffiliated Travis Boats shareholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for the Travis Boats common stock. Neither Tracker, Tracker Marine nor Three Johns considered liquidation value in determining the fairness of the merger to the unaffiliated Travis Boats shareholders because Travis Boats will continue to operate its businesses following completion of the merger. Neither Tracker, Tracker Marine nor Three Johns established a pre-merger going concern value for the Travis Boats common stock as a public company to determine the fairness of the merger consideration to the unaffiliated Travis Boats shareholders. Tracker, Tracker Marine and Three Johns do not believe there is a single method of determining going concern value. Tracker, Tracker Marine and Three Johns did not consider the going concern value of Travis Boats in determining the fairness of the merger because, (1) of the substantial doubt as to the ability of Travis Boats to continue as a going-concern without Tracker's continued involvement in anticipation of the merger, and (2) following the merger, Travis Boats will have a significantly different capital structure, which will result in different opportunities and risks for the business as a private company.

      Tracker, Tracker Marine and Three Johns believe that these factors provide a reasonable basis for their belief that the merger is fair to the unaffiliated Travis Boats shareholders. This belief should not, however, be construed as a recommendation to any Travis Boats shareholder to vote to approve the merger agreement. Tracker, Tracker Marine and Three Johns do not make any recommendation as to how shareholders of Travis Boats should vote their shares relating to the merger or any related transaction.

RISKS THAT THE MERGER WILL NOT BE COMPLETED

      Completion of the merger is subject to certain risks, including, but not limited to, the following:

      o that the holders of more than 10% of the outstanding shares of the Travis Boats common stock will exercise their appraisal rights;

      o that the merger agreement will not be adopted and approved at the special meeting by the holders of (1) a majority of the shares of Travis Boats common stock (including the shares of the Travis Boats preferred stock voting on an as-if converted basis) entitled to vote at the special meeting and (2) a majority of the shares of Travis Boats preferred stock entitled to vote at the special meeting (all of which is held by Tracker);

      o that the merger agreement will not be adopted and approved at the special meeting by the holders of a majority of the shares of Travis Boats common stock entitled to vote at the special meeting held by unaffiliated Travis Boats shareholders;

      o that Travis Boats will be default in an agreement with GE, and in particular fail to comply with the financial covenants set forth in the forbearance agreement;

      o     that GE will not consent to the consummation of the merger;

      o that Travis, GE and Tracker are unable to agree upon the terms of floor plan financing for Travis that would be in place after the merger closed;

      o that Travis Boats or Tracker will not have performed, in all material respects, their obligations contained in the merger agreement prior to the effective time of the merger;

      o that the representations and warranties made by Travis Boats or Tracker in the merger agreement will not be true and correct to the extent provided in the merger agreement at the closing date of the merger;

      o that Travis Boats may experience a circumstance, event, occurrence or effect that individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect on Travis Boats and, as a result, Tracker could terminate the merger agreement; and

      o     that there may be litigation that could prevent the merger.

      As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite shareholder approval is obtained. It is expected that, if our shareholders do not adopt and approve the merger agreement or if the merger is not completed for any other reason, Travis Boats will continue to seek strategic opportunities like the merger. While current management of Travis Boats, under the direction of our Board of Directors, will continue to manage Travis Boats as an ongoing business, due to its current financial condition, it is unclear how long the Company can continue to operate as a going concern.

OTHER RISKS RELATED TO THE MERGER

      The Special Committee and the Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These negative factors included the following:

      o The risk that the announcement of the merger may have a negative effect on the trading price of the Travis Boats common stock.

      o If the merger agreement is terminated in favor of a superior offer, Travis Boats will be responsible for payment to Tracker of an expense coverage fee of reasonable fees up to $500,000.

      o Following the merger, Travis Boats will be a privately held company and, as a result, there will be no trading market for the Company's common stock.

      o Travis Boats' current shareholders will cease to participate in any future earnings (or losses) and appreciation of value of Travis Boats after the merger.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

INTERESTS OF TRAVIS BOATS' DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

      In considering the recommendation of Travis Boats' Board of Directors with respect to the merger, the Travis Boats shareholders should be aware that certain executive officers and directors of Travis Boats have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of the Travis Boats shareholders generally. Our Board of Directors was aware of these interests, including those described below, and considered them, among other matters, in making its recommendation.

INTERESTS OF TRAVIS BOATS' EXECUTIVE OFFICERS

      EFFECTS OF MERGER ON EXISTING EMPLOYMENT AND BENEFITS ARRANGEMENTS

      Travis Boats' Employment Agreements. Certain of Travis Boats' executive officers are parties to employment agreements with Travis Boats which provide for certain benefits in the event the executives are terminated without "cause" or resign after a "change in control."

      Under the employment agreements for Mr. Mark T. Walton, President of Travis Boats, and Mr. Michael B. Perrine, Chief Financial Officer and Corporate Secretary of Travis Boats, the Company shall have "cause" to terminate the employee for the following: (i) the employee's gross neglect or willful failure to perform his duties, which failure is not cured after 30 days written notice;
(ii) any acts on the employee's part constituting a crime which involves dishonesty or breach of trust or constitutes a felony; (iii) any fraud, embezzlement, misappropriation of funds or any crime of moral turpitude by the employee; or (iv) the breach of a material provision of the employee's employment agreement, which breach is not cured after 30 days written notice.

      The employment agreements for each of Mr. Walton and Mr. Perrine provide that upon termination without "cause," the executive will be entitled to receive the greater of: (i) the amount of salary payable, plus accrued bonus, if any, during the remaining term of the employment agreement; or (ii) one month severance for each full year of service with Travis Boats and 1/12 of one month's severance for each full calendar month of service during any partial year of service with Travis Boats. Under these terms, if the employment of Mr. Walton is terminated immediately following the estimated date for consummation of the merger, he will be entitled to receive approximately $459,167. Under the same facts, Mr. Perrine would be entitled to receive approximately $193,228.

      The employment agreements for Messrs. Walton and Perrine also provide that, in the event the employee resigns from the Company within 60 days of a "change of control," the employee will be entitled to receive 2.99 times his annual compensation with proration of annual bonus, if any, for the year in which the "change in control" occurs. While the terms of the merger would generally qualify as a "change in control" as that term is defined in the employment agreements, the employment agreements for Messrs. Walton and Perrine specifically state that "any action taken, omission or event caused by Tracker Marine, L.L.C. or any of its affiliates shall not be deemed a `change of control'." Thus, in the event of their resignation, neither Mr. Walton nor Mr. Perrine will receive a "change in control" payout as a result of the merger.

      While Travis Boats and Tracker Marine expect that Messrs. Walton and Perrine will continue to work in some capacity with Travis Boats following the consummation of the merger, their existing employment agreements terminate in June 2005.

      Unsecured Loan by Mark T. Walton to Company.

      In connection with the merger, the Company will pay Mark T. Walton, the President and a director of the Company, the $87,500 balance on a unsecured promissory note evidencing a loan Mr. Walton made to the Company in December 2002.

      Equity Based Awards. Pursuant to the merger agreement, at the effective time of the merger, all options, whether or not vested, under the equity compensation plans maintained by Travis Boats, will be cancelled with the holder being entitled to receive an amount in cash equal to the number of shares of Travis Boats common stock underlying the option, multiplied by the greater of $0.05 or the amount by which $0.40 exceeds the exercise price of the option, less any income tax or employment tax withholding required by the Code. The Travis Boats' named executive officers do not currently hold any options, and thus will not receive any consideration pusuant to this provision of the merger agreement.

INTERESTS OF TRAVIS BOATS DIRECTORS

      Certain members of our Board of Directors have the following interests in the transactions contemplated by the merger agreement.

INTERESTS OF DIRECTORS AFFILIATED OR ASSOCIATED WITH TRACKER AND TRACKER MARINE

      Certain members of our Board of Directors, namely Messrs. Burroughs and Ring, have, by virtue of their affiliation or association with Tracker and Tracker Marine, interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of the Travis Boats shareholders generally. Messrs. Burroughs and Ring were nominated to the Board of Directors at the direction of Tracker, pursuant Tracker's right to designate up to four of seven members of the Board of Directors, as set forth in certain agreements entered into with the Company in connection Tracker's agreement to provide financing to Travis Boats in January 2003. Mr. Burroughs currently serves as President of both Tracker Marine and Three Johns, the 99% partner and 1% partner, respectively, of Tracker. The interests of Tracker in the transactions contemplated by the merger agreement are described in the section entitled "Interests of Tracker in the Merger" beginning on page ___.

CONSULTING ENGAGEMENT WITH RICHARD S. BIRNBAUM

      Travis Boats has entered into an agreement with Richard S. Birnbaum, Chairman of the Board and a member of the Special Committee, pursuant to which Mr. Birnbaum provides consulting services to the Company related to the coordination of the issues involved with the Company's operations, including but not limited to, banking and financing, human resources, marketing, and inventory and vendor management. Mr. Birnbaum is paid fees for these services of up to $25,000 per month. Mr. Birnbaum received consulting fees in the amount of $125,000 during the fiscal year ended September 30, 2003 and $172,500 during the eleven months ended August 31, 2004. The consulting arrangement is not for a contractually fixed period and, as such, it may be cancelled or modified at any time by either Mr. Birnbaum or Travis Boats' Board of Directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Pursuant to the merger agreement, all rights to indemnification existing in favor of the present or former directors, officers and employees of Travis Boats as provided in the Company's articles of incorporation or bylaws as of November 10, 2004 shall survive the merger and shall continue in full force and effect without modification for a period of not less than three years following the effective time of the merger, and the surviving corporation shall comply fully with its obligations thereunder. Further, during such period, the articles of incorporation and bylaws of the surviving corporation shall not be amended, repealed or otherwise modified in any manner that would affect the rights of those entitled to indemnification under the articles of incorporation and bylaws of Travis Boats.

      The merger agreement provides that the surviving corporation will maintain in effect for three years from the effective time of the merger directors' and officers' liability insurance and fiduciary insurance with respect to acts or omissions occurring prior to the effective time of the merger covering each of the indemnified parties described above, on terms with respect to coverage and amounts no less favorable than the directors' and officers' insurance maintained by Travis Boats as of November 10, 2004. However, in no event will the surviving corporation be required to expend an amount per year greater than 150% of the annual premium in effect for Travis Boats for such policies as of November 10, 2004. If the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds such maximum amount, the surviving corporation will maintain or procure, for such three year period, directors' and officers' insurance providing the greatest coverage then available for an annual premium equal to that maximum amount.

      In addition, Travis Boats will to the fullest extent permitted by applicable law and regardless of whether the merger becomes effective indemnify and hold harmless, and after the effective time of the merger, the surviving corporation will to the fullest extent permitted by applicable law, indemnify and hold harmless the indemnified parties identified in the first paragraph of this section against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in respect of any claim or proceeding arising out of the merger agreement or the transactions contemplated thereby to the extent that it is based on the fact that such person is or was a director or officer of Travis Boats, or arising out of acts or omissions occurring on or prior to the effective time of the merger.

                               COSTS OF THE MERGER

ESTIMATED FEES AND EXPENSES OF THE MERGER

      Whether or not the merger is completed, in general, all out-of-pocket expenses incurred by the parties to the merger agreement will be borne solely by the party which has incurred the same. If the merger agreement is terminated, Travis Boats will, in certain circumstances, be responsible for certain fees and expenses of Tracker. See "The Merger Agreement--Expense Reimbursement Pursuant to the Merger Agreement." Fees and expenses incurred or to be incurred by Travis Boats, Tracker and Tracker Marine in connection with the merger are estimated at this time to be as follows (including fees incurred in connection with the interim loans made by Tracker to Travis Boats):

                                                                  AMOUNT
DESCRIPTION                                                   (IN THOUSANDS)
-------------------------------------------------------     -----------------
Financing fees and expenses and other professional fees     $           0
Legal fees and expenses                                           300,000
Accounting fees and expenses                                       10,000
Financial advisory fee and expenses                               215,000
Printing, proxy solicitation and mailing costs                     30,000
Filing fees                                                         1,000
Miscellaneous                                                      50,000
                                                            -----------------
Total                                                       $     561,000
                                                            =================

      These expenses will not reduce the merger consideration to be received by the Travis Boats shareholders.

FINANCING

      Tracker has sufficient cash on hand to pay the $0.40 cash per share merger consideration to the Travis Boats shareholders, to pay the applicable consideration to the Travis Boats option holders, and to pay the expenses set forth above. Therefore, the merger agreement contains no financing contingency. The consummation of the merger, however, is conditioned upon Travis, GE and Tracker agreeing on the terms of the floor-plan financing for Travis after the merger on a going-forward basis.

                               REGULATORY MATTERS

      Travis Boats and Tracker Marine do not believe that any governmental filings are required with respect to the merger other than the filing of the articles of merger with the Secretary of State of the State of Texas and the Secretary of State of the State of Missouri and filings with the SEC, including a Schedule 13E-3 and a Form 15. The effectiveness of the merger and Travis Boats' going private are conditioned on the approval of such Secretaries of State and the SEC, respectively.

                  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following is a discussion of the material U.S. federal income tax consequences of the merger to holders of common stock of Travis Boats. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder, and judicial and administrative rulings and decisions currently in effect. These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion. No ruling from the Internal Revenue Service (the "IRS") has been requested with respect to the U.S. federal income tax consequences described herein, and accordingly, there can be no assurance that the IRS will agree with the discussion herein. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any particular holder of Travis Boats common stock.

      This discussion assumes that holders hold their shares of Travis Boats common stock as capital assets and does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under U.S. federal income tax law, including but not limited to:

      o     foreign persons;

      o     financial institutions;

      o     tax-exempt organizations;

      o     insurance companies;

      o     traders in securities that elect mark-to-market;

      o     dealers in securities or foreign currencies;

      o persons who received their stock of the Company through the exercise of employee stock options or otherwise as compensation;

      o persons who hold shares of stock of the Company as part of a hedge, straddle or conversion transaction; and

      o     persons who exercise their appraisal rights under Texas law.

TRAVIS BOATS SHAREHOLDERS

      The disposition of Travis Boats common stock by the Travis Boats shareholders pursuant to the merger, or pursuant to the exercise of dissenters' rights, will be a taxable transaction. Cash received by a shareholder of Travis Boats pursuant to the merger or pursuant to the exercise of dissenters' rights will be treated as received by the shareholder as a distribution in redemption of the shareholders' Travis Boats shares, subject to the provisions and limitations of Section 302 of the Code.

      In the case of a Travis Boats shareholder who receives only cash in exchange for all of his or her common shares of Travis Boats and who after the merger does not own any new share of Travis Boats (directly or indirectly through the constructive ownership or attribution rules of Section 318 of the Code under which shareholders are treated as holding not only his or her own shares but also shares held by certain related persons and entities), the shareholder generally will recognize capital gain or capital loss upon the redemption. Capital gain or capital loss will be recognized by such shareholder in an amount equal to the difference between the amount of cash received and the aggregate tax basis of the shares surrendered. The gain or loss will be long-term gain or loss if the shareholder has held, or is deemed to have held, his or her common shares for more than one year as of the effective time of the merger.

      In the case of a Travis Boats shareholder who receives only cash in the merger or pursuant to the exercise of dissenters' rights but continues to own an indirect interest in Travis Boats because of the application of the constructive ownership rules of Section 318 of the Code, unless certain requirements of
Section 302 of the Code are met, as discussed in the following paragraph, the shareholder will have dividend income to the extent of the earnings and profits of Travis Boats (without regard to any actual gain or loss). Any amount received in excess of the earnings and profits of Travis Boats would be treated as a nontaxable return of capital to the shareholder, reducing his or her basis, but not below zero. Any excess would be capital gain.

      The redemption will generally meet the requirements of Section 302 of the Code, and not be treated as a dividend as described in the preceding paragraph, if it is "not essentially equivalent to a dividend." Whether the redemption is "not essentially equivalent to a dividend" depends on the individual facts and circumstances of each shareholder but in any event must result in a meaningful reduction of a shareholder's proportionate share interest in Travis Boats. Generally, in the case of a Travis Boats shareholder whose share interest in Travis Boats (relative to the total number of Travis Boats shares outstanding) is minimal, and who exercises no control or management power over the affairs of Travis Boats, any actual reduction in proportionate interest will be treated as "meaningful." For purposes of determining whether there has been a meaningful reduction in interest, a Travis Boats shareholder will be treated as owning shares owned by certain related persons or entities pursuant to Section 318 of the Code. Because of the complexity of the requirements of Section 302 of the Code, shareholders are urged to consult their own tax advisors regarding the proper treatment of the gain recognized by such shareholder in the merger.

      Where an amount received in redemption of shares is treated as a distribution of a dividend, proper adjustment of the basis of the remaining stock must be made with respect to the shares redeemed.

TRAVIS BOATS, TRACKER, AND TRACKER MARINE

      Neither Travis Boats, Tracker nor Tracker Marine will recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

TRAVIS BOATS OPTION HOLDERS

      A holder of Travis Boats options who receives cash in cancellation of such options will recognize, as ordinary income for United States federal income tax purposes, the cash payment received. If the option holder is an employee, or received the options as an employee, including a director who is an employee, the cash payments received by him or her will constitute wage income and will be subject to withholding of income and employment taxes. If the option holder is a non-employee director, the cash payment will be self-employment income.

INFORMATION REPORTING AND BACKUP WITHHOLDING

      Certain noncorporate holders of Travis Boats stock may be subject to information reporting and backup withholding, at applicable rates (currently 28%), on cash payments received pursuant to the merger. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or is otherwise exempt from backup withholding. If a holder does not provide its correct taxpayer identification number or fails to provide the certification described above, the IRS may impose a penalty on the holder, and amounts received by the holder pursuant to the merger may be subject to backup withholding. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the holder's U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS.

      ALTHOUGH THE FOREGOING ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES GENERALLY APPLICABLE TO THE MERGER, THE DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX ISSUE WHICH MAY BE APPLICABLE TO A PARTICULAR SHAREHOLDER. EACH SHAREHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO SUCH SHAREHOLDER, IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF TRAVIS BOATS STOCK PURSUANT TO THE MERGER.

                        ANTICIPATED ACCOUNTING TREATMENT

      The merger will be accounted for under the purchase method of accounting, under which the total consideration paid in the merger will be allocated among Travis Boats' consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

                                APPRAISAL RIGHTS

      Under the TBCA, Travis Boats shareholders are entitled to appraisal rights in connection with the merger.

      If the merger is consummated, dissenting holders of stock who follow the procedures described below within the appropriate time periods will be entitled to have their shares of stock appraised by a court and to receive the "fair value" of such shares in cash as determined by the Travis County, Texas courts, together with a fair rate of interest, if any, in lieu of the consideration that such shareholder would otherwise be entitled to receive pursuant to the merger agreement. These rights are known as appraisal rights.

      The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under the TBCA and is qualified in its entirety by reference to the text of the relevant provisions of the TBCA, which are attached to this proxy statement as Appendix C. Shareholders intending to exercise appraisal rights should carefully review Appendix C. Failure to follow precisely any of the statutory procedures set forth in Appendix C may result in a termination or waiver of these rights.

      Article 5.12 of the TBCA, which contains the conditions necessary to secure appraisal rights, is set forth in full in Appendix C. The following is a brief summary of Article 5.12, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Article 5.12 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of stock concerning the availability of appraisal rights under Article 5.12.

      Shareholders who desire to exercise their appraisal rights must satisfy all of the conditions of Article 5.12. A written objection to the merger must be filed with Travis Boats before the special meeting on _____, 2004. This written objection must state that if the merger is effected, the shareholder's right to dissent will be exercised and must include the shareholder's mailing address. This written objection must be in addition to and separate from a vote against the merger. Shareholders electing to exercise their appraisal rights must not vote for the merger. Any proxy or vote against the merger, abstention from voting or failure to vote on the merger will not in and of itself constitute a demand for appraisal within the meaning of Article 5.12.

      If the merger is approved by the shareholders, within ten days after the effective time of the merger, Travis Boats must deliver or mail written notice of the merger to all shareholders who have filed a written objection to the merger. In order to exercise their appraisal rights, shareholders must, within ten days after the delivery or mailing of the notice, make written demand to Travis Boats for payment of the fair value of their shares. The demand must state the number and class of the shares and the fair value of the shares as estimated by the shareholder. The fair value of the shares will be the value as of the day immediately preceding the meeting, excluding any adjustment in anticipation of the merger. If the demand is not made within ten days, the shareholder will be bound by the terms of the merger. A Travis Boats shareholder who elects to exercise appraisal rights should mail or deliver his, her or its written objection and written demand to Travis Boats at its address at 1121 Jekel Circle, Suite 102, Austin, Texas 78727-6111, Attention: Corporate Secretary.

      Within 20 days after receiving a demand for payment of the fair market value of the shares, Travis Boats must deliver or mail to the shareholder a written response to the demand. The response must either set out that Travis Boats accepts the fair value of the shares as estimated by the shareholder and agrees to pay it within 90 days after the effective time of the merger and upon the surrender of the duly endorsed certificates representing the shares, or contain an estimate by Travis Boats of the fair value of the shares and an offer to pay the amount of that estimate within 90 days after the effective time of the merger, upon receipt of notice within 60 days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

      If the shareholder and Travis Boats can agree on the fair value of the shares within 60 days after the effective time of the merger, Travis Boats must pay the shareholder within 90 days after the effective time of the merger and upon receipt of the duly endorsed certificates representing the shares. If the shareholder and Travis Boats cannot agree on the fair value of the shares within 60 days after the effective date, the shareholder or Travis Boats, may file a petition in any court of competent jurisdiction in Travis County, Texas, the county in which the principal office of Travis Boats is located asking for a finding and determination of the fair value of the shareholder's share. The petition must be filed within 60 days after the expiration of the original 60-day period. Travis Boats has no present intention to file such a petition if demand for appraisal is made.

      Upon the filing of a petition by a shareholder in accordance with Article 5.12, the court will serve Travis Boats with a copy of the petition. Within 10 days after receiving service of the petition, Travis Boats must file a list of the names and addresses of all shareholders who have demanded payment for their shares and with whom Travis Boats has not reached an agreement as to the fair value of the shares. If Travis Boats files the petition with the court, the filing must be accompanied by the list of dissenting shareholders. The clerk of the court will notify, by mail, the listed dissenting shareholders of the time and place of the hearing on the petition, and all notified shareholders will then be bound by the final judgment of the court as to the fair value of the shares.

      If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will decide which shareholders are entitled to appraisal rights and will appoint one or more qualified appraisers to determine the value of the shares owned by these shareholders. The appraisers will file a report of the value with the court, and the court will hear exceptions to the report by the shareholders. The court will in its judgment determine the fair value of the shares and direct Travis Boats to pay the shareholders. The shareholders will receive the fair value of such shares upon the surrender of duly endorsed certificates representing the shares. If payment occurs after 90 days after the effective time of the merger, the shareholders will receive the fair value of the shares together with a fair rate of interest beginning 91 days after the effective time of the merger.

      Travis Boats shareholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Article 5.12 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting shareholder, the court may order that all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

      Any shareholder who has duly demanded appraisal in compliance with Article
5.12 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to shareholders of record at a date prior to the effective time of the merger. If the shareholder's shares are represented by certificates, the shareholder must also submit the certificates to Travis Boats within 20 days after demanding payment so that Travis Boats can make a notation on the certificate that demand for payment of the shares has been made. Failure to submit the shares to Travis Boats for notation may cause the shareholder to lose any appraisal rights.

      A shareholder who has demanded appraisal rights may withdraw the demand any time before payment for the shares or before a petition has been filed and may accept the payment terms of the merger. After this period, a shareholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with the consent of Travis Boats. If no payment is made to a dissenting shareholder and if no petition for appraisal is filed within the time limits explained above, the shareholders' rights to appraisal (if available) will cease. Inasmuch as Travis Boats has no obligation to file such a petition, any shareholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any shareholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

      FAILURE BY ANY TRAVIS BOATS SHAREHOLDER TO COMPLY FULLY WITH THE PROCEDURES DESCRIBED ABOVE AND SET FORTH IN APPENDIX C TO THIS PROXY STATEMENT MAY RESULT IN TERMINATION OF A SHAREHOLDER'S APPRAISAL RIGHTS.

                              THE MERGER AGREEMENT

      THIS SECTION OF THE PROXY STATEMENT SUMMARIZES THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THE FOLLOWING SUMMARY IS QUALIFIED ENTIRELY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

GENERAL; THE MERGER

      At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and the TBCA, Tracker will be merged with and into Travis Boats, the separate corporate existence of Tracker will cease, and Travis Boats will continue as the surviving corporation, wholly owned by Tracker Marine.

ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS

      At the effective time of the merger, the articles of incorporation and bylaws of Travis Boats will be amended and restated in their entirety to reflect the Company's new capital structure.

      The directors of Travis Boats immediately before the effective time of the merger will resign as of the effective time and be replaced initially by John L. Morris, who will be the sole director of Travis Boats. The officers of Travis Boats immediately before the effective time also will resign as of the effective time and be replaced initially with officers specified in the merger agreement.

TREATMENT OF TRAVIS BOATS STOCK IN THE MERGER

      At the effective time of the merger, by virtue of the merger and without any additional action on the part of our shareholders:

      o each issued and outstanding share of Travis Boats common stock will be converted into the right to receive $0.40 in cash; and

      o each issued and outstanding share of Travis Boats preferred stock will be cancelled in exchange for the issuance of 1/100th of a share of the surviving Travis Boats common stock to Tracker Marine.

      At the effective time of the merger, all shares of Travis Boats stock shall no longer be outstanding and shall be cancelled, retired and will cease to exist. Each certificate previously representing any such shares of Travis Boats common stock shall thereafter represent the right to receive the cash consideration described above, and each certificate previously representing any such shares of Travis Boats preferred stock will thereafter represent the right to receive the shares described above.

      Under the terms of the merger agreement, shares of Travis Boats common stock outstanding immediately prior to the effective time of the merger which are held by any shareholder who does not vote in favor of the merger, or consent thereto in writing, will not be converted into the right to receive the merger consideration, so long as such shareholder has properly demanded appraisal for such shares in writing to us by following the procedures set forth under the TBCA. Such shareholders will be entitled to receive payment of the appraised value of their shares of stock in accordance with the procedures set forth under the TBCA, except that any shareholder who fails to perfect or who effectively withdraws or loses its rights to appraisal of its shares in accordance with the applicable procedures set forth under the TBCA will be deemed to have converted such shares into the right to receive the merger consideration without any interest thereon. See "Appraisal Rights" beginning on page ___.

TREATMENT OF TRACKER PARTNERSHIP INTERESTS IN THE MERGER

      At the effective time of the merger, each Tracker partnership interest issued and outstanding immediately before the effective time will be cancelled and retired and will cease to exist, and no cash or other consideration will be paid with respect to such interests.

TREATMENT OF TRAVIS BOATS STOCK OPTIONS

      The merger agreement provides that at the effective time of the merger, each unexpired and unexercised option to purchase Travis Boats common stock, whether or not vested, will be exercised prior to the effective time of the merger or will be cancelled with the holder being entitled to receive an amount in cash equal the number of shares of Travis Boats common stock underlying the option, multiplied by the greater of $0.05 or the amount by which $0.40 exceeds the exercise price of the option, less any income tax or employment tax withholding required by the Code.

REPRESENTATIONS AND WARRANTIES

      Travis Boats has made customary representations and warranties to Tracker, which will not survive the effective time of the merger, with respect to, among other matters:

      o     corporate existence, power and authority;

      o     capitalization;

      o     the absence of conflicts with law or organizational documents;

      o     the vote required to approve the merger;

      o     compliance with applicable laws;

      o the Special Committee's, the Board of Directors' and Davenport's approvals;

      o     SEC filings, other governmental filings and financial statements;

      o absence of certain material changes or events with respect to Travis Boats since September 30, 2003;

      o     absence of undisclosed liabilities;

      o     litigation matters;

      o     tax matters;

      o     accuracy of representations and warranties;

      o     material contracts and commitments;

      o     absence of change of control agreements;

      o     employee benefit plans and ERISA compliance;

      o     labor and employment matters;

      o     real property and leases;

      o     environmental matters;

      o     insurance;

      o     transactions with affiliates;

      o     intellectual property;

      o     absence of a shareholders' rights agreement;

      o     major vendors and suppliers;

      o     brokers; and

      o     inapplicability of anti-takeover statutes.

      Tracker has also made customary representations and warranties to Travis Boats, which will not survive the effective time of the merger, with respect to, among other matters:

      o     partnership existence, power and authority, and capitalization;

      o absence of conflicts with law, organizational documents, contracts and permits; and

      o     SEC filings and other governmental filings.

      Certain aspects of the representations and warranties of the parties are qualified by the concept of "material adverse effect" with respect to Travis Boats.

      A material adverse effect with respect to Travis Boats means any state of facts, change, development, effect or occurrence that is, or is likely to be, materially adverse to the business, assets, liabilities, operations, results of operations, properties, regulatory status or condition of Travis Boats and its subsidiaries; the legality, validity, binding effect or enforceability of the merger agreement; or the ability of Travis Boats to perform its obligations under the merger agreement. However, an effect will be deemed "materially adverse" only if it will, or would reasonably be expected to, cost Travis Boats an amount in excess of $500,000, and in no event will any of the following be deemed to constitute a material adverse effect with respect to Travis Boats:

      o actions or omissions of Travis Boats or any of its subsidiaries taken with the prior consent of Tracker;

      o any change in the price or trading volume of Travis Boats common stock;

      o any effect resulting from changes affecting the U.S. economy in general or generally affecting the retail boat industry;

      o any effect to the extent resulting from changes affecting general worldwide economic or capital marketing conditions;

      o any effect to the extent resulting from the announcement or pendency of the merger; or

      o any changes from November 10, 2004 in any laws, orders, rules or regulations of any governmental entity, or accounting regulations and principles applicable to Travis Boats.

COVENANTS OF TRAVIS BOATS

      We have undertaken certain obligations pursuant to the merger agreement, including, but not limited to, the covenants described below.

      Conduct of Travis Boats Business Pending the Merger. The merger agreement provides that Travis Boats and its subsidiaries must, between the date of the merger agreement and the effective time of the merger, unless Tracker gives its prior written consent:

      o use all reasonable efforts to conduct their respective businesses only in the ordinary and usual course consistent with past practice; and

      o use all reasonable efforts to keep intact its business organizations and to keep available the services of key employees.

      The merger agreement also provides specific covenants relating to certain activities of Travis Boats from the date of the merger agreement until the effective time of the merger. These covenants provide that Travis Boats will not, and will not permit any of its subsidiaries to, without the prior written consent of Tracker, subject to certain exceptions:

      o issue, grant, sell or pledge or authorize the issuance, grant, sale or pledge of any shares of, or rights of any kind to acquire any shares of, its capital stock other than the conversion of any convertible securities outstanding on or prior to November 10, 2004.

      o     adjust, split, combine or reclassify its capital stock;

      o declare or make any dividend or other distribution or payment in cash, stock or property with respect to its capital stock or acquire any of its capital stock;

      o sell, transfer, lease or otherwise dispose of or encumber any assets that are material to the business of Travis Boats, except in the ordinary course of business and consistent with past practice;

      o acquire or agree to acquire any other business organization or a material portion of the assets or any equity securities of any other business organization;

      o enter into or amend any contract or agreement that requires payments or provides for receipts in excess of $100,00 on an annual basis, except in the ordinary course of business and consistent with past practice;

      o adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of Travis Boats;

      o except in the ordinary course of business and consistent with past practice, grant any severance or termination pay to, or enter into any employment agreement with, any of its officers or directors;

      o settle or compromise any material claims or litigation or, except in the ordinary course of business and consistent with past practice, modify, amend or terminate any of its material contracts, waive or assign any material rights or claims, or make any payment before it comes due;

      o make any material tax election or settle or compromise any material tax liability;

      o increase, except as consistent with past practice in the ordinary course of business, the compensation payable or to become payable to its officers or employees;

      o enter into any contract or other binding commitment in respect of any increase in compensation with any of its directors, officers or other employees, except in the ordinary course of business and consistent with past practice;

      o establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining agreement or employee benefit plan, except as required by applicable law;

      o take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures, except as may be required by the SEC, the Financial Accounting Standards Board or GAAP;

      o     create or acquire any subsidiaries; or

      o authorize or enter into any agreement or arrangement to do any of the foregoing or take any action that could reasonably be expected to make any of Travis Boats' representations or warranties contained in the merger agreement untrue or incorrect or prevent Travis Boats from performing any covenant required to be performed by Travis Boats.

      No Solicitation of Other Offers. The merger agreement provides that Travis Boats will not, and will cause its subsidiaries and its and their respective officers, directors, employees, attorneys, accountants, advisors, representatives and agents, collectively referred to as "representatives" in this section of this proxy statement, not to, and shall use its reasonable best efforts to ensure that their respective affiliates and representatives thereof do not, directly or indirectly through another person:

      o solicit, initiate or encourage the submission of, or approve or recommend, or propose publicly to approve or recommend, an acquisition proposal (as defined below);

      o     enter into any agreement with respect to an acquisition proposal; or

      o solicit, initiate, participate in or encourage any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, or may reasonably be expected to lead to, an acquisition proposal.

      However, Travis Boats and its representatives may engage in any discussions or negotiations with, or disclose any non-public information relating to Travis Boats or its subsidiaries to, or otherwise afford access to the properties, books or records of Travis Boats or its subsidiaries to, any third party that has made a bona fide unsolicited written acquisition proposal, but only if:

      o such acquisition proposal did not result from a violation by Travis Boats of its obligations under the merger agreement relating to acquisition proposals and Travis Boats has fully complied with such obligations;

      o such third party has entered into a confidentiality agreement with Travis Boats on customary terms satisfactory to the Special Committee and its legal counsel;

      o the Special Committee or the Board of Directors of the Company (as applicable) has determined in good faith, after consultation with outside legal counsel and financial advisors, that the acquisition proposal may constitute a superior proposal (as defined below); and

      o Travis Boats or the Special Committee (as applicable) promptly notifies Tracker of the receipt of the acquisition proposal, the material terms and conditions thereof and the identify of the person making the acquisition proposal. The Special Committee or Travis Boats (as applicable) shall further promptly notify Tracker on the status of discussions or negotiations regarding any acquisition proposal.

      The merger agreement further provides that, prior to the adoption of the merger agreement by Travis Boats shareholders:

      o the Special Committee or our Board of Directors (as applicable) may withdraw or modify in a manner adverse to Tracker its recommendation that the Travis Boats shareholders adopt the merger agreement so long as the Special Committee or Board of Directors (as applicable) shall have determined in its good faith judgment, after consultation with independent legal counsel, that it has a fiduciary obligation under Texas law to do so; or

      o our Board of Directors, upon the recommendation of the Special Committee, may accept a superior proposal and cause Travis Boats to enter into an definitive agreement with respect to a Superior Proposal, provided that Travis Boats first terminates the merger agreement, which will obligate it to reimburse Tracker for any reasonable out-of-pocket costs and expenses incurred in connection with the merger agreement, the merger, and related transactions, up to a total of $500,000.

As used in this proxy statement and in the merger agreement, the following terms have the meanings set forth below:

      o     An "acquisition proposal" means, other than the merger:

      o any proposal with respect to a merger, consolidation, reorganization or other business combination, liquidation, dissolution or similar transaction involving Travis Boats or any of its subsidiaries;

      o any proposal or offer to acquire in any manner securities representing more than 15% of the voting power of Travis Boats or a significant portion of the assets of Travis Boats; or

      o any purchase or other acquisition of 10% or more of the consolidated assets of Travis Boats and its subsidiaries or assets which generated 10% or more of the consolidated net income of Travis Boats for its fiscal year ended September 30, 2003.

      o A "superior proposal" means an acquisition proposal on terms that the Special Committee and our Board of Directors determine in its good faith judgment, after consultation with outside legal counsel and financial advisors, is reasonably capable of being completed and would result in a transaction, if consummated, more favorable to the Travis Boats shareholders, from a financial point of view, than the merger and the transactions contemplated by the merger agreement.

COVENANTS OF ALL PARTIES

      In addition to the covenants of Travis Boats and Tracker described above, the parties have also undertaken certain additional obligations and responsibilities under the merger agreement, including, but not limited to, the covenants described below:

      Actions of the Board of Directors. Any action to be taken by Travis Boats' Board of Directors, or any committee thereof whose members include Kenneth N. Burroughs or Robert L. Ring, pertaining to the merger agreement or any transaction or action contemplated thereby will be taken by the affirmative vote of a majority of the disinterested directors.

      Anti-takeover Statutes. If any anti-takeover statute or other regulation becomes applicable to the merger Travis Boats, the Special Committee and Travis Boats' Board of Directors will grant such approvals and take all such actions as are within its authority and are reasonable so that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise use all commercially reasonable efforts to eliminate the effects of such statute or regulation on the merger.

      Travis Boats Preferred Stock Restrictions. Until the earlier of the consummation of the merger or the termination of the merger agreement, Tracker will not, directly or indirectly, dispose of any shares of Travis Boats preferred stock except to Tracker Marine or any of its direct or indirect subsidiaries.

      Access to Information. Until the termination of the merger agreement or the effective time of the merger, Travis Boats will:

      o afford Tracker and its accountants, counsel and other representatives reasonable access during normal business hours to
            (i) all of Travis Boats' properties, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Travis Boats as Tracker may reasonably request;

      o provide to Tracker and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request;

      o permit Tracker, at its expense and as promptly as reasonably practicable, to conduct any additional environmental testing (including Phase I and Phase II work) that Tracker believes is reasonably necessary; and

      o provide all reasonable assistance to Tracker to ensure Tracker obtains all the information to which Tracker is entitled.

      Consents. Each of Tracker and Travis Boats shall promptly after November 10, 2004 apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the merger.

      Public Announcements. The merger agreement provides that Tracker and Travis Boats will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or public statement with respect to the merger agreement and the transactions contemplated thereby and, except as required by applicable federal or state law, will not issue any such press release or make any such public statement prior to such consultation.

      Directors' and Officers' Indemnification and Insurance. See "Interests of Certain Persons in the Merger--Indemnification of Directors and Officers" beginning on page ___.

CONDITIONS TO THE COMPLETION OF THE MERGER

      Conditions to the Obligations of Each Party. The respective obligations of each party to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the effective time of the merger, of the following conditions, any or all of which, in writing and by agreement of the parties, may be waived in whole or in part, to the extent permitted by law:

      o adoption of the merger agreement by the affirmative vote of (1) a majority of the shares of Travis Boats common stock (including the shares of the Travis Boats preferred stock voting on an as-if converted basis) entitled to vote at the special meeting and (2) a majority of the shares of Travis Boats preferred stock entitled to vote at the special meeting (all of which is held by Tracker);

      o the adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of Travis Boats common stock entitled to vote at the special meeting held by unaffiliated Travis Boats shareholders;

      o no governmental entity or court of competent jurisdiction having enacted any law, or issued any order or injunction then in effect, which prevents or prohibits consummation of the merger;

      o all authorizations and approvals required by any governmental entity having been obtained or made; and

      o the opinion of the financial advisor remaining in full force and effect.

      Conditions to the Obligations of Tracker. The obligations of Tracker to effect the merger are further subject to the satisfaction, at or prior to the effective time of the merger, of the following additional conditions:

      o there will not exist (either on the date of the merger agreement or at closing) inaccuracies in the representations and warranties of Travis Boats regarding its corporate power and authority, its authorized and outstanding capitalization, the vote required at the special meeting, the recommendations of the Special Committee and the Board of Directors and Davenport's opinion;

      o there will not exist (either on the date of the merger agreement or at closing) any inaccuracies in the other representations and warranties of Travis Boats set forth in the merger agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect;

      o Travis Boats will have performed and complied in all material respects with all of its covenants, obligations and conditions under the merger agreement;

      o Travis Boats shall provide to Tracker a certification that the above conditions have been satisfied;

      o the aggregate number of shares of Travis Boats common stock immediately prior to the effective time of the merger, the holders of which have demanded and perfected their appraisal rights in accordance with Article 5.11 of the TBCA, shall not exceed 10% of the total number of shares of Travis Boats common stock outstanding as of the record date for the special meeting;

      o Travis Boats will not be in default under any agreement or arrangement with GE; and

      o GE, Travis Boats and Tracker shall have agreed to the terms of the floor-plan financing to be in place after the closing of the merger.

      o Tracker shall have received evidence satisfactory to it of the consent or approval of those persons whose consent or approval are required in connection with the merger.

      o Each of those individuals or creditors holding unsecured, subordinated notes in Travis Boats will have agreed, effective only as of the closing date and subject to the closing having occurred, to discharge all of the indebtedness (including, without limitation, accrued interest, principal and costs, if any) evidenced by the subordinated note held by such creditor in exchange for an amount equal to 70% of the original face value of such subordinated note, which such payment shall occur as of the closing date.

      Conditions to the Obligations of Travis Boats. The obligations of Travis Boats to effect the merger are further subject to the satisfaction, at or prior to the effective time of the merger, of the following additional conditions, which may be waived, in whole or in part, to the extent permitted by law:

      o there will not exist (either on the date of the merger agreement or at closing) inaccuracies in the representations and warranties of Tracker set forth in the merger agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on (a) the business, assets, liabilities, operations, results of operations, properties, regulatory status or condition of Tracker or of the surviving corporation; (b) the legality, validity, binding effect or enforceability of the merger agreement or (c) the ability of Tracker to perform its obligations under the merger agreement;

      o Tracker will have performed and complied in all material respects with all of its covenants, obligations and conditions under the merger agreement;

      o Tracker shall provide to Travis Boats a certification that the above conditions have been satisfied.

TERMINATION

      The merger agreement may be terminated.

      o by mutual written consent duly authorized by the Travis Boats' Board of Directors or Tracker's partners (as applicable);

      o     by written notice of either Tracker or Travis Boats if:

            o the merger has not been consummated by March 4, 2005 (provided that the right to terminate the merger agreement under this circumstance will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before such date);

            o any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action shall have become final and nonappealable or any statute, rule, regulation or executive order enacted after November 10, 2004 prohibits the merger;

            o the merger agreement is not adopted at the special meeting at which the vote on the adoption of the merger agreement is taken by (a) a majority of the shares of Travis Boats common stock (including the shares of the Travis Boats preferred stock voting on an as-if converted basis) entitled to vote at the special meeting, (b) a majority of the shares of Travis Boats preferred stock entitled to vote at the special meeting and (c) the holders of a majority of the shares of Travis Boats common stock entitled to vote at the special meeting held by unaffiliated Travis Boats shareholders; or

            o prior to receiving the approval of the Travis Boats shareholders at the special meeting, a superior proposal is accepted by Travis Boats' Board of Directors or Special Committee;

      o     by written notice of Travis Boats if:

            o Tracker shall have breached any representation, warranty or covenant contained in the merger agreement in any material respect, and such breach shall not have been cured within ten business days after receipt by Tracker of written notice of such breach, and if not cured at or prior to the closing, such breach would result in any condition to closing failing to be satisfied; or

      o     by written notice of Tracker if:

            o Travis Boats shall have breached any representation, warranty or covenant contained in the merger agreement in any material respect, and such breach shall not have been cured within ten business days after receipt by Travis Boats of written notice of such breach, and if not cured at or prior to the closing, such breach would result in any condition to closing failing to be satisfied;

      o     the special meeting has not occurred on or before March 1, 2005;

      o Travis Boats' Board of Directors or Special Committee withdraws and modifies its approval and recommendation for the merger; or

      o     Travis Boats' has suffered a material adverse effect.

EXPENSE REIMBURSEMENT

      The merger agreement provides that Travis Boats will be required to reimburse Tracker for all of Tracker's out-of-pocket costs and expenses that are incurred in connection with the merger agreement, the merger or related transactions, provided that such costs do not exceed $500,000, if the merger agreement is terminated because Travis Boats' Board of Directors or the Special Committee resolve to accept a superior proposal.

FEES AND EXPENSES: GENERAL

      Except otherwise described above, all out-of-pocket fees and expenses incurred by the parties to the merger agreement will be borne solely by the party which has incurred them.

AMENDMENTS AND WAIVERS

      At any time prior to the effective time of the merger, Tracker or Travis Boats may, by written waiver, extend the time of performance of any of the obligations of the other party to the agreement, waive any inaccuracies in the representations and warranties of the other party, and waive compliance with any of the other agreements or conditions of the merger.

            PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

AGREEMENTS WITH TRACKER INVOLVING SECURITIES OF TRAVIS BOATS, BUSINESS ARRANGEMENTS AND THE PROVISION OF SHORT-TERM FINANCING

      Travis Boats and certain other persons are parties to several agreements with Tracker governing Tracker's voting of Travis Boats stock and granting to Tracker certain rights with respect to its ownership of Travis Boats stock. In addition, on a number of occasions, Tracker has entered into agreements with Travis Boats to provide the Company with short-term financing. Set forth below are brief descriptions of these agreements.

TRAVIS BOATS PREFERRED STOCK AND SUPPLY AGREEMENT

      In 2002, Tracker invested a total of $8.0 million in connection with the purchase of 80,000 shares of Travis Boats preferred stock. Tracker is entitled to 6% dividends per annum, payable quarterly, on each share of preferred stock. The Company, at its option, may pay such dividends in cash or in additional shares of preferred stock. As of the date of this proxy statement, Travis Boats has incurred dividends with respect to the preferred stock totaling approximately $1.15 million to Tracker since the date of its issuance in 2002.

      Each outstanding share of Travis Boats preferred stock is immediately convertible into the number of shares of the Company's common stock obtained by dividing the liquidation value of such share of preferred stock (equal to the sum of $100 and all accrued and unpaid dividends), by the preferred stock conversion price, which was initially equal to $2.4594, and may be adjusted from time to time pursuant to the terms of the preferred stock certificate of designation. Currently, the 80,000 shares of Travis Boats preferred stock held by Tracker is convertible into 3,252,825 shares of common stock, which is determined by dividing $100, the initial liquidation value of each share of Travis Boats preferred stock, by approximately $2.46, the current conversion price.

      Pursuant to the certificate of designation, Tracker, as the holder of Travis Boats preferred stock, is entitled to vote with the holders of Travis Boats common stock as a single class on all actions to be voted on by the shareholders of the Company. Tracker is entitled to that number of votes per share equal to the number of shares of common stock into which each share of preferred stock is convertible, for voting purposes, on the record date of such shareholder vote. Solely for purposes of determining the number of votes to which each share of Travis Boats preferred stock is entitled, the conversion price is deemed to be $2.55, regardless of what the actual conversion price of the preferred stock may be on the record date. As such, under the certificate of designation, Tracker currently possesses the right to direct 3,137,255 votes on almost any matter brought before the Company's shareholders. As noted above, however, the merger agreement is conditioned upon the affirmative vote of a majority of the shares of Travis Boats common stock entitled to vote at the special meeting held by the unaffiliated Travis Boats shareholders.

      In connection with this investment, Travis and Tracker Marine entered into a Master Dealer Supply Agreement providing for the purchase by Travis of a portion of its requirements for recreational boats (including accompanying engines), trailer and accessories manufactured by Tracker Marine from Tracker Marine. Travis purchased $10.9 million in fiscal 2003 and an estimated $30.9 million in fiscal 2004 from Tracker Marine.

AGREEMENTS RELATED TO JANUARY 2003 FINANCING

      In January 2003, Tracker, together with Travis Boats' senior inventory lenders, agreed to provide Travis Boats with short-term financing pursuant to a short-term, secured note providing for $1.5 million in total advances to the Company. As a condition to providing this financing, Travis Boats entered into a series of agreements that provided Tracker the right to designate four of the seven members of the Board of Directors of Travis Boats, and voting control of a majority of the voting power of the outstanding securities of the Company. Specifically, Robert C. Siddons, a former director of the Company, and Mark T. Walton, the President of the Company, deposited 292,866 shares and 334,200 shares, respectively, into the Voting Trust, which is controlled by a trustee appointed by Tracker. In addition, Ronnie L. Spradling, a former Executive Vice-President and director of the Company, issued the Spradling Proxy, which granted Tracker the right to vote 202,643 shares of common stock owned by Mr. Spradling. As result, Tracker had voting control of approximately 53%, 4,083,534 shares on a fully-diluted as-converted basis, of the outstanding shares of Travis Boats stock as of the record date. Further, two of the four directors of Travis Boats that Tracker was allowed to appoint, Messrs. Burroughs and Ring, were nominated at the direction of Tracker. Tracker has not exercised its option to appoint additional director nominees.

      Despite the terms of the Voting Trust and Spradling Proxy, Tracker has agreed that, for the purposes of voting on the merger agreement, all of the shares held in the Voting Trust and subject to the Spradling Proxy will be voted at the special meeting only in accordance with the instructions of beneficial owners of those shares- Messrs. Walton, Siddons, and Spradling - and not subject to the preference of Tracker.

ADDITIONAL SHORT-TERM FINANCING PROVIDED BY TRACKER

      Tracker has provided additional financing to Travis Boats on a number of occasions. On February 6, 2004, the Company agreed to terms with Tracker for a $500,000 loan, the terms of which were set forth in a promissory note payable to Tracker on demand at any time on or after May 5, 2004. That note was repaid later in 2004. However, the note was amended on September 23, 2004 to provide for an additional $500,000 loan to Travis Boats on a short-term interim basis in order to fund certain payment obligations of the Company. Then, on October 1, 2004, Tracker acquired a note secured by real estate from a non-affiliated third party, and modified the note to provide for financing of $1.3 million to Travis Boats, inclusive of the refinancing of the $500,000 loan made on September 30, 2004. On October 30, 2004, Tracker further modified the note, increasing the aggregate amount to $1.5 million and, again, on November 10, 2004, to approximately $3.8 million to meet the Company's seasonal working capital needs. As of the date of this proxy statement, Travis Boats has a balance of approximately $2.4 million outstanding under the amended Tracker line of credit, including the prior balance under the real estate note, and the subsequent advances by Tracker to Travis Boats.

VOTING SUPPORT AGREEMENT

      In connection with the merger, Tracker and Travis Boats entered into a Voting Support Agreement pursuant to which Tracker agreed to vote all the shares held by Tracker in favor of the merger and the merger agreement.

                    TRANSACTIONS IN TRAVIS BOATS COMMON STOCK

TRACKER AFFILIATES

      The Tracker affiliates have not engaged in any transactions in Travis Boats common stock in the 60-day period prior to the date of this proxy statement.

TRAVIS BOATS

      The following table sets forth information with respect to purchases by Travis Boats of its common stock in the two-year period prior to the date of this proxy statement:

                                        TOTAL NUMBER OF
                                            SHARES              AVERAGE PRICE
                                           PURCHASED            PAID PER SHARE
                                       -----------------      -----------------
Year Ended September 30, 2003
First Quarter                                    --                     --
Second Quarter                                   --                     --
Third Quarter                                20,000                  $0.27
Fourth Quarter                               10,000                  $0.70

Year Ended September 30, 2004
First Quarter                                    --                     --
Second Quarter                                   --                     --
Third Quarter                                    --                     --
Fourth Quarter                                   --                     --

TRAVIS BOATS' DIRECTORS AND EXECUTIVE OFFICERS

      No director or officer of Travis Boats has engaged in any transaction in Travis Boats common stock in the 60-day period prior to the date of this proxy statement.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

      The information presented below for, and as of the end of, each of the fiscal years in the five-year period ended September 30, 2003 is derived from, and should be read in conjunction with, the audited financial statements and other financial information contained in Travis Boats' Annual Report on Form 10K/A for the year ended September 30, 2003, including the notes thereto, which is incorporated by reference in this proxy statement. The information presented below for, and as of, the end of the quarterly periods ended June 30, 2003 and June 30, 2004 is derived from, and should be read in conjunction with, the unaudited financial statements and other financial information contained in Travis Boats' Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, including the notes thereto, which is incorporated herein by reference. See "Where Shareholders Can Find More Information" on page ___.

      Pro forma data giving effect to the merger has not been included as Travis Boats and the Tracker affiliates do not believe that such information is material to the unaffiliated Travis Boats shareholders evaluating the proposed merger because (1) the proposed merger consideration is all cash and (2) if the merger is completed, Travis Boats common stock would cease to be publicly traded and will be owned 100% by Tracker Marine.

                         FISCAL YEAR ENDED SEPTEMBER 30,

                                                                   1999)         2000)         2001)         2002)         2003)
                                                                 ---------     ---------     ---------     ---------     ---------
(000'S, EXCEPT STORE, PER STORE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF  OPERATIONS DATA:
Net sales ....................................................   $ 182,259     $ 217,718     $ 198,539     $ 176,523     $ 140,715
Gross profit .................................................      46,634        53,309        46,379        37,072        27,656
Selling, general and administrative expense ..................      30,978        42,326        41,813        38,984        33,469
Operating income/ (loss) .....................................      13,689         8,338         1,660        (4,386)       (8,254)
Interest expense .............................................       3,808         6,848         6,533         4,018         3,281
Income/(loss) before taxes and
   cumulative effect of accounting change ....................      10,419         1,464        (4,830)       (8,571)      (11,432)
Preferred stock dividends ....................................          --            --            --           187           480
Cumulative effect of accounting change, net ..................          --            --            --         6,528            --
Net income/(loss) attributable to common shareholders ........       6,573           897        (3,281)      (16,979)       (9,379)
Basic earnings/(loss) per share before cumulative effect of
   accounting change .........................................   $    1.53     $     .20     $    (.75)    $   (2.33)    $   (2.05)
Diluted earnings/(loss) per share before cumulative
   effect of accounting  change ..............................   $    1.49     $     .20     $    (.75)    $   (2.36)    $   (2.05)
Preferred stock dividends ....................................          --            --            --          (.05)        (0.12)
Cumulative effect of accounting change .......................          --            --            --         (1.50)           --
Basic earnings/(loss) per share ..............................   $    1.53     $     .20     $    (.75)    $   (3.91)    $   (2.17)
Diluted earnings/(loss) per share ............................   $    1.49     $     .20     $    (.75)    $   (3.91)    $   (2.17)
Weighted avg. common shares outstanding - basic ..............       4,291         4,403         4,375         4,345         4,320
Weighted avg. common shares outstanding -diluted .............       4,409         4,446         4,375         4,345         4,320
STORE DATA:
   Stores open at period  end ................................          38            39            37            34            30
   Percentage increase (decrease) in comparable store sales(1)           2%           (1%)         (12%)          (6%)         (16%)

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents ....................................   $   4,125     $   2,971     $   1,388     $   4,253     $   3,414
Working capital ..............................................      12,117        10,948        11,958         8,540         3,226
Total assets .................................................     125,931       129,647       113,680        95,432        59,122
Short-term debt, including current maturities
   of notes payable ..........................................      69,547        77,895        61,078        58,410        33,381
Notes payable less current maturities ........................       6,897         6,015         9,375         4,525         2,891
Stockholders' equity .........................................      37,592        39,552        36,149        26,936        17,541

                           NINE MONTHS ENDED JUNE 30,

                                                              2003)         2004)
                                                            ---------     ---------
(000'S, EXCEPT STORE, PER STORE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales                                                   $ 109,149     $  92,621
Gross profit                                                   22,100        19,853
Selling, general and administrative expense                    24,909        20,462
Operating loss                                                 (4,752)       (2,174)
Interest expense                                                2,614         2,093
Loss  before tax benefit                                       (7,278)       (4,738)
Preferred stock dividends                                         360           360
Net loss attributable to common shareholders                   (5,105)       (5,098)
Basic and Diluted loss per share before preferred stock
    dividends                                               $   (1.10)    $   (1.10)
Preferred stock dividends                                       (0.08)        (0.09)
Basic and Diluted loss per share                            $   (1.18)    $   (1.19)
Weighted avg. Basic and Diluted common shares outstanding       4,324         4,300
STORE DATA:
    Stores open at period end                                      30            30
    Percentage decrease in comparable store sales(1)              (15%)         (12%)

CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents                                   $   4,014     $   3,224
Working capital                                                 4,656         3,992
Total assets                                                   77,805        70,872
Short-term debt, including current maturities
    of notes payable                                           42,921        46,235
Notes payable less current maturities                           3,570         4,174
Stockholders' equity                                           21,822        12,683

(1) New stores or upgraded facilities are included in the comparable store base at the beginning of the store's thirteenth complete month of operations.

                            MARKETS AND MARKET PRICE

         Until November 11, 2004, shares of Travis Boats common stock were listed and traded on the Nasdaq Small Cap Market under the symbol "TRVS." The following table shows, for the periods indicated, the reported high and low sale prices per share on Nasdaq for Travis Boats common stock.

                                                      HIGH        LOW
                                                      -----      -----
Year Ended September 30, 2003
First Quarter                                         $1.51      $1.00
Second Quarter                                        $0.95      $0.29
Third Quarter                                         $1.11      $0.18
Fourth Quarter                                        $1.05      $0.50

Year Ended September 30, 2004
First Quarter                                         $1.46      $0.60
Second Quarter                                        $1.70      $0.69
Third Quarter                                         $1.24      $0.65
Fourth Quarter                                        $0.88      $0.34


      On November 11, 2004, Travis Boats delisted from the Small Cap Market, and now trades on the over-the-counter market. On ______, 2004, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for Travis Boats common stock as reported on the Pink Sheets Electronic Quotation Service were $______ and $______per share, respectively, and the closing sale price on that date was $_____. Shareholders should obtain a current market quotation for Travis Boats common stock before making any decision with respect to the merger. On ________, 2004, there were approximately _____ holders of record of Travis Boats common stock.

      Travis Boats has never declared or paid a dividend on its common stock and does not plan to pay any cash dividends in the foreseeable future. Loan covenants contained in Travis Boats' bank facilities and senior subordinated notes limit its ability to pay dividends on its common stock. In addition, under the merger agreement, Travis Boats has agreed not to pay any cash dividends on its common stock before the closing of the merger.

      Tracker is entitled to 6% dividends per annum, payable quarterly, on each share preferred stock. The Company, at its option, may pay such dividends in cash or in additional shares of preferred stock. To date, the Company has paid $667, 071 in cash dividends on the preferred stock. Dividends totaling $480,000 over the last four quarterly periods have been declared and accrued, but have not yet been paid.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership as of November 19, 2004 of Travis Boats stock, by class, by (i) each of our executive officers, (ii) each of our directors and (iii) each person known by us to own beneficially more than five percent of the outstanding shares of any class of our capital stock. The address for each of our executive officers and directors is 12116 Jekel Circle, Suite 102, Austin, Texas 78727-6111.

      The number of shares set forth in the table below refers to beneficial ownership and are not indicative of the voting power with respect to such shares.

                                                                  Common Shares         Series A Preferred Shares
                                                           ---------------------------  ---------------------------
                                                                            PERCENT                     PERCENT
                                                             NUMBER OF    BENEFICIALLY   NUMBER OF    BENEFICIALLY
NAME OF BENEFICIAL OWNER                                     SHARES(1)      OWNED(2)     SHARES(1)       OWNED
------------------------------------------------------------------------------------------------------------------
Executive Officers and Directors
   Mark T. Walton, President and Director(3)                       -0-           *              --          --
   Robert L. Ring, Director                                        -0-           *              --          --
   James P. Karides, CPA, Director                                 -0-           *              --          --
   Ronnie L. Spradling(4)                                          -0-           *              --          --
   Richard S. Birnbaum, Chairman of the Board                   58,600         1.4%             --          --
   Michael B. Perrine, Chief Financial Officer, Secretary,       8,067           *              --          --
   Treasurer
   Kenneth N. Burroughs, Director(5)                             1,000           *              --          --
All executive officers and directors as a group (five           66,667         3.3%             --          --
persons)(6)
Other 5% Shareholders
   TMRC, L.L.P. (7)                                          4,611,119        57.1%      3,252,825        100%

-----------------------
*     Less than 1%

(1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Travis Boats common stock or preferred stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, based on information furnished by the persons listed, and represents the number of shares of Travis Boats common stock or preferred stock for which a person, directly or indirectly, through any contract, management, understanding, relationship or otherwise, has or shares voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares.

(2) The percentage is based upon 4,299,727 shares of Travis Boats common stock outstanding as of November 19, 2004, plus 3,252,825 shares convertible into common stock pursuant to the preferred stock held by Tracker.

(3) Excludes (i) 334,200 shares which are held the Voting Trust; (ii) 50,825 shares convertible into common stock pursuant to a convertible debt instrument subject to the Tracker Voting Trust; and (iii) 3,268 shares owned by Mr. Walton's children, for which Mr. Walton disclaims beneficial ownership.

(4) Excludes (i) 202,643 shares of common stock upon which Tracker has voting control through the Spradling Proxy and (ii) 60,990 shares convertible into common stock pursuant to a convertible debt instrument subject to the Voting Trust.

(5) Kenneth N. Burroughs, a director of the Company, is the President of Tracker, Tracker Marine, and Three Johns. Mr. Burroughs disclaims beneficial ownership of such shares.

(6) Includes Officers and Directors: Mark T. Walton, Richard S. Birnbaum, Michael B. Perrine, James P. Karides, Robert L. Ring and Kenneth N. Burroughs.

(7) Includes (i) 334,200 shares beneficially owned by Mark T. Walton, President and director of the Company, and 292,866 shares beneficially owned by Robert Siddons, a former director of the Company, which are held in the Voting Trust, (ii) 202,643 shares of common stock over which Tracker has voting control through the Spradling Proxy, and (iii) 528,584 shares convertible into common Stock pursuant to a convertible debt instrument subject to the Voting Trust, where the holders of the debt have agreed that in the event any debt instruments are converted into common stock at any time prior to December 31, 2005, the voting rights of such shares will be controlled by Tracker and the shares deposited into the Voting Trust. The address of Tracker and affiliates is 2500 East Kearney St., Springfield, Missouri 65803.

                          FUTURE SHAREHOLDER PROPOSALS

      If the merger is completed, there will be no public participation in any future meetings of shareholders of Travis Boats. If the merger is not completed, however, Travis Boats shareholders will continue to be entitled to attend and participate in Travis Boats shareholders' meetings. If the merger is not completed, Travis Boats will inform its shareholders, by press release or other means determined reasonable by Travis Boats, of the date by which shareholder proposals must be received by Travis Boats for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

                  WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

      Travis Boats files annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger is a "going private" transaction, Travis Boats, Tracker and others have filed a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and these reports, proxy statements and other information contain additional information about Travis Boats and will be made available for inspection and copying at Travis Boats executive offices during regular business hours by any Travis Boats shareholder or a representative of a shareholder as so designated in writing.

      We make available on our website (www.travisboatingcenter.com) under "Investor Relations--SEC Filings," free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we file such material with the SEC.

      Travis Boats shareholders may also read and copy the Schedule 13E-3 and any reports, statements or other information filed by Travis Boats at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Travis Boats filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: "http://www.sec.gov."

      The SEC allows Travis Boats to "incorporate by reference" information into this proxy statement. This means that Travis Boats can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Travis Boats files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Travis Boats later files with the SEC may update and supersede the information in this proxy statement. Travis Boats incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. Travis Boats also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

      o Travis Boats' Annual Report on Form 10-K/A for the year ended September 30, 2003;

      o Travis Boats' Current Reports on Form 8-K filed with the SEC on November 15, 2004, November 9, 2004, September 28, 2004, August 17, 2004, April 29, 2004, April 7, 2004, February 20, 2004, and February 2, 2004;

      o Travis Boats' Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2003;

      o Travis Boats' Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

      o Travis Boats' Quarterly Report on Form 10-Q for the quarter ended June 30, 2004; and

      o Travis Boats' Information Statement on Schedule 14C filed with the SEC on September 9, 2004.

      Travis Boats undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to Travis Boats & Motors, Inc., 12116 Jekel Circle, Suite 102, Austin, Texas 78727-6111, Attention: Corporate Secretary (telephone number: (512) 347-8787). DOCUMENT REQUESTS FROM TRAVIS BOATS SHOULD BE MADE BY ________, 2004 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

      THE PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY OFFER OR SOLICITATION IN THAT JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHOULD NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TRAVIS BOATS SINCE THE DATE OF THIS PROXY STATEMENT OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY LATER DATE.

      SHAREHOLDERS SHOULD NOT RELY ON INFORMATION OTHER THAN THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. TRAVIS BOATS HAS NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED _______, 2004. NO ASSUMPTION SHOULD BE MADE THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 10, 2004, by and between TMRC, L.L.P., a Missouri limited liability partnership ("Tracker"), and Travis Boats & Motors, Inc., a Texas corporation ("Travis").

WHEREAS, the Special Committee (as defined in Section 3.01(e)(ii)), which had been formed to explore strategic business and financial alternatives focused on maximizing shareholder value, engaged Davenport & Company LLC, an investment banking firm based in Richmond, Virginia (the "Financial Advisor"), as the financial advisor to advise and assist Travis with this process;

WHEREAS, after identifying a number of possible buyers and/or investors in Travis (including Tracker), mailing detailed financial, operational and other relevant information regarding Travis, and reviewing all expressions of interest received by the Financial Advisor, the Special Committee, with the assistance of the Financial Advisor, determined that the expression of interest received from Tracker (taking into account the cash consideration contained therein and other relevant factors) was superior to the others submitted and subsequently determined that changes to the terms set forth in the expression of interest were acceptable and still superior to the other terms submitted to the Special Committee by other bidders;

WHEREAS, the Financial Advisor has delivered its opinion, dated November 10, 2004, to the Special Committee, to the effect that subject to the assumptions, qualifications and limitations set forth therein the Per Share Cash Merger Consideration (as defined in Section 2.01) to be received by the Disinterested Shareholders (as defined in Section 8.13(c)) is fair, from a financial point of view;

WHEREAS, the Board of Directors of Travis (the "Travis Board") has deemed it advisable and in the best interests of Travis and its shareholders to consummate the statutory merger, on the terms and subject to the conditions set forth in this Agreement, of Tracker with and into Travis (the "Merger");

WHEREAS, the Travis Board and the Special Committee have approved, in accordance with the applicable provisions of the laws of the State of Texas ("Texas Law"), this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, based on the recommendation of the Special Committee, the Travis Board, having determined that the Merger is fair to and in the best interest of the shareholders of Travis, has resolved to recommend to its shareholders the approval and adoption of this Agreement, the approval of the Merger and the approval of (a) the conversion of each issued and outstanding share of Travis common stock, $0.01 par value per share (the "Travis Common Stock"), into the right to receive the Per Share Cash Merger Consideration from the Surviving Corporation (as defined in Section 1.01) and (b) the cancellation of each issued and outstanding share of Travis Preferred Stock (defined below) in exchange for the issuance of 1/100th of a share of common stock of the Surviving Corporation ("Surviving Corporation Stock," which, for the avoidance of doubt, is not included within the definition of "Travis Common Stock") for each share of Travis Preferred Stock to the holder thereof except Tracker, whose Travis Preferred Stock shall be cancelled in exchange for the issuance to Tracker Marine, L.L.C. ("Tracker Marine") of 1/100th of a share of Surviving Corporation Stock for each share of Travis Preferred Stock owned by Tracker;

WHEREAS, Tracker beneficially owns 80,000 shares of Travis' Series A Preferred Stock, $100 par value per share (the "Travis Preferred Stock"), representing, on an "as converted basis" approximately 42% of the outstanding Travis Common Stock;

WHEREAS, as of the date of this Agreement, Tracker entered into a Support Agreement with Travis pursuant to which Tracker has agreed to vote in favor of the Merger;

WHEREAS, the partners of Tracker have approved, in accordance with the applicable provisions of the laws of the State of Missouri, this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, Travis and Tracker desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA"), Tracker shall be merged with and into Travis at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate existence of Tracker shall cease, and Travis shall continue as the surviving corporation (the "Surviving Corporation").

1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., St. Louis time, on a date to be specified by the parties, which shall be not later than the second Business Day (as defined in Section 8.13(b)) after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or are waived at the Closing), at the offices of Gallop, Johnson & Neuman, L.C., 101 S. Hanley, Suite 1600, St. Louis, MO 63105, unless another time, date or place is agreed to in writing by Tracker and Travis. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

1.03. Effective Time of the Merger. As soon as practicable on or after the Closing Date, the parties shall: (a) file articles of merger or a certificate of merger, as applicable (collectively, the "Articles of Merger"), in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the laws of Texas and Missouri; and (b) make all other filings or recordings required by law to effect the Merger. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with the Secretary of State of the State of Texas and with the Secretary of State of the State of Missouri or at such subsequent date and time as Tracker and Travis shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time."

1.04.  Effects of the  Merger.  The Merger  shall have the  effects set forth in
Article 5.06 of the TBCA and Section 351.450 of the General and Business Corporation Law of Missouri.

1.05. Articles of Incorporation and Bylaws of Surviving Corporation.

      (a) At the Effective Time, the Articles of Incorporation of Travis shall be amended and restated in its entirety to be identical to the Amended and Restated Articles of Incorporation substantially in the form set forth on the attached Exhibit A, which shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by the TBCA, subject to the limitations set forth in Section 5.10(a).

      (b) At the Effective Time, the Bylaws of Travis shall be amended and restated in its entirety to be identical to the Amended and Restated Bylaws substantially in the form set forth on the attached Exhibit B, which shall be the Bylaws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by the TBCA, subject to the limitations set forth in Section 5.10(a).

1.06. Directors of Surviving Corporation. The directors of Travis immediately prior to the Effective Time shall resign as of the Effective Time and be replaced, as of the Effective Time, with the directors specified on the attached Exhibit C, who shall serve as the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.07. Officers of Surviving Corporation. The officers of Travis immediately prior to the Effective Time shall resign as of the Effective Time and be replaced, as of the Effective Time, with the officers specified on the attached Exhibit D, who shall serve as officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II
                    CONVERSION AND CANCELLATION OF SECURITIES

2.01. Conversion of Travis Common Stock. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Tracker, Travis or any of their respective partners or shareholders, each share of Travis Common Stock, other than those shares of Travis Common Stock Held (as defined in Section 8.13(e)) by the
Dissenting Shareholders (as defined in Section 2.06)), outstanding at the Effective Time, shall be deemed canceled and converted into the right to receive cash in an amount equal to $0.40, without interest (the "Per Share Cash Merger Consideration"), and each such share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate that immediately prior to the Effective Time evidenced a Travis Common Stock shareholder's (a "Travis Common Shareholder") ownership of shares of Travis Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Cash Merger Consideration.

2.02 Cancellation of Travis Preferred Stock. At the Effective Time, each share of Travis Preferred Stock outstanding at the Effective Time shall be cancelled in exchange for the issuance of 1/100th of a share of Surviving Corporation Stock to Tracker Marine except Tracker, whose Travis Preferred Stock shall be cancelled in exchange for the issuance to Tracker Marine of 1/100 of a share of Surviving Corporation Stock for each share of Travis Preferred Stock owned by Tracker. All shares of Surviving Corporation Stock issued pursuant to this
Section 2.02 shall be fully paid, nonassessable, duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to ownership thereof.

2.03 Travis Options. Promptly following the execution and delivery of this Agreement, (a) the Compensation Committee of the Travis Board shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that Travis shall cause, and Travis shall cause, on the Business Day prior to the Effective Time, each unexpired, unvested and unexercisable Travis Option (as defined in Section 8.13(m)) to become fully vested and exercisable and (b) Travis shall cause each holder of a Travis Option (i) to exercise such Travis Option prior to the Effective Time or (ii) to agree to the cancellation of such Travis Option (the "Option Termination Consent") in exchange for the right to receive cash in an amount equal to the number of shares of Travis Common Stock represented by the Travis Option times the greater of (A) Five Cents ($0.05) or (B) the excess of the Per Share Cash Merger Consideration over the exercise price per share (such product, the "Option Payment"). Each Option Termination Consent shall include a confirmation from the holder that, upon the effectiveness of such cancellation or termination, he or she will have no rights relating to such Travis Option, except to the extent contemplated hereinabove.

2.04 Tracker Partnership Interests. Each partnership interest of Tracker issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

2.05 Adjustments to Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Travis Common Stock), reorganization, reclassification, combination, recapitalization or other like change with respect to Travis Common Stock occurring after the date hereof and prior to the Effective Time, then the Per Share Cash Merger Consideration shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.06 Dissenting Shareholders. Any Travis Common Shareholder who perfects such holder's dissenters' rights in accordance with and as contemplated by Article
5.12 of the TBCA (a "Dissenting Shareholder") shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of the TBCA; provided, that no such payment shall be made to a Dissenting Shareholder unless and until such Dissenting Shareholder has complied with the applicable provisions of Article 5.12 of the TBCA and surrendered to Travis the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a Dissenting Shareholder fails to perfect, or effectively withdraws or loses, such Dissenting Shareholder's right to appraisal of and payment for such holder's shares, the Surviving Corporation shall issue and deliver the consideration to which such Dissenting Shareholder is entitled under this Article 2 (without interest) upon surrender by such Dissenting Shareholder of the certificate or certificates representing the shares of Travis Common Stock held by such Dissenting Shareholder. If and to the extent required by applicable law, the Surviving Corporation will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to Dissenting Shareholders. Upon satisfaction of all claims of Dissenting Shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation. Travis shall serve prompt notice to Tracker of any demands for appraisal of any shares of Travis Common Stock, withdrawals of such demands and any other instruments served pursuant to the TBCA received by Travis, and Tracker shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Travis shall not, without the prior written consent of Tracker (which consent shall not be withheld unreasonably), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

2.07. Surrender of Certificates.

      (a) Exchange Agent. Travis' transfer agent shall act as exchange agent (the "Exchange Agent") in the Merger.

      (b) Provision of Total Cash Merger Consideration. Subject to the conditions set forth in Article VI of this Agreement, the total amount of cash to be paid in respect of the shares of Travis Common Stock pursuant to Section
2.01 and the Travis Options pursuant to Section 2.03(a)) shall be provided to the Exchange Agent in cash prior to the Effective Time.

      (c) Exchange Procedures.

            (i) Within two Business Days following the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Travis Common Stock to be converted into the right to receive the Per Share Cash Merger Consideration pursuant to Section
2.01 (the "Travis Certificates") and to each holder of a Travis Option to be converted into the right to receive the Option Payment: (A) a form of letter of transmittal (the "Letter of Transmittal"); and (B) instructions for use of the Letter of Transmittal in effecting the surrender of Travis Certificates in exchange for the Per Share Cash Merger Consideration or the Travis Option agreements evidencing the Travis Options (the "Travis Option Agreements") in exchange for the Option Payment. The Letter of Transmittal shall specify that delivery of the Travis Certificates and the Travis Option Agreements shall be effected, and risk of loss and title to the Travis Certificates and the Travis Option Agreements shall pass, only upon receipt thereof by the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify. Upon surrender of a Travis Certificate or a Travis Option Agreement for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a properly completed and duly executed Letter of Transmittal, the holder of record of such Travis Certificate or Travis Option Agreement shall be entitled to receive a check in the amount equal to the Per Share Cash Merger Consideration, times the number of shares of Travis Common Stock represented by the Travis Certificate, or the Option Payment, as applicable; and such Travis Certificate or Travis Option Agreement shall be canceled. Until so surrendered, each Travis Certificate and Travis Option Agreement (if the holder thereof has given an Option Termination Consent) shall be deemed from and after the Effective Time to represent only the right to receive the Per Share Cash Merger Consideration, times the number of shares of Travis Common Stock represented by a Travis Certificate, or the Option Payment, as applicable. Notwithstanding anything contained herein to the contrary, no interest shall be paid or shall accrue on any cash payable to any holder of a Travis Certificate or a Travis Option Agreement pursuant to the provisions of this Article II.

            (ii) Within two Business Days following the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Travis Preferred Stock (a "Preferred Certificate"), except Tracker, a Letter of Transmittal and instructions in substantially the form provided pursuant to subsection (i). Upon surrender of a Preferred Certificate in accordance with and together with a properly completed and duly executed Letter of Transmittal, the holder of record of such Preferred Certificate shall be entitled to receive the applicable number of shares of Surviving Common Stock; and such Preferred Certificate shall be canceled. Until so surrendered, each Preferred Certificate shall be deemed from and after the Effective Time to represent only the right to receive the Surviving Common Stock. Notwithstanding anything contained herein to the contrary, no interest shall be paid or shall accrue on any cash payable to any holder of a Preferred Certificate. At the Effective Time, Tracker Marine shall surrender for cancellation to Travis each share of Travis Preferred Stock outstanding at the Effective Time, and in exchange therefor, the Surviving Corporation shall issue 100 shares of Surviving Corporation Stock to Tracker Marine for each share of Travis Preferred Stock pursuant to Section 2.02.

      (d) No Liability. Notwithstanding anything to the contrary in this Section 2.07, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person (as defined in Section 8.13(i)) for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Travis Certificate has not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the aggregate Per Share Cash Merger Consideration to be paid pursuant to Section 2.01 in respect of such Travis Certificate would otherwise escheat to or become the property of any
Governmental Entity (as such term is defined in Section 8.13(d)), any amounts payable in respect of such Travis Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

2.08. No Further Ownership Rights in Travis Common Stock or Travis Preferred Stock. The Per Share Cash Merger Consideration paid or payable following the surrender for exchange of Travis Certificates in accordance with the terms hereof shall be paid in full satisfaction of all rights pertaining to the shares of Travis Common Stock represented by Travis Certificates, and there shall be no further registration of transfers on the records of the Surviving Corporation of such shares of Travis Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Travis Certificate converted into the right to receive Per Share Cash Merger Consideration is presented to the Surviving Corporation with a properly completed and duly executed Letter of Transmittal for any reason, such Travis Certificate shall be canceled and exchanged as provided in this Article II. The Surviving Corporation Stock issued or issuable following the cancellation of the Travis Preferred Stock in accordance with the terms hereof shall be issued or issuable in full satisfaction of all rights pertaining to such shares of Travis Preferred Stock, and there shall be no further registration of transfers on the records of Travis of such shares of Travis Preferred Stock that were issued and outstanding immediately prior to the Effective Time.

2.09. Lost, Stolen or Destroyed Certificates. In the event any Travis Certificate representing shares of Travis Common Stock Held of Record by a Travis Common Shareholder shall have been lost, stolen or destroyed, the Exchange Agent shall pay such Travis Common Shareholder in exchange for such Travis Certificate, following the making of an affidavit of that fact by the record holder thereof, the Per Share Cash Merger consideration, times the number of shares of Travis Common Stock represented by such Certificate and the delivery of a properly completed and duly executed Letter of Transmittal; provided, however, that the Surviving Corporation, in its discretion and as a condition precedent to the execution and delivery thereof, may require the record holder of such Travis Certificate to deliver a bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation, the Exchange Agent or any of their respective representatives or agents with respect to such Travis Certificate.

2.10. Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the Per Share Cash Merger Consideration or Option Payment otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement to any Travis Common Shareholders, such amounts as the Surviving Corporation is required to deduct and withhold with respect to any such deliveries and payments under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

2.11. Termination of Exchange Agent Funding. Any portion of funds (including any interest earned thereon) held by the Exchange Agent that has not been delivered to Travis Common Shareholders and holders of Travis Options pursuant to this
Article II within six months after the Effective Time shall promptly be paid to the Surviving Corporation, and thereafter each holder of a Travis Certificate or a Travis Option who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 2.07 shall look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for its claim for Per Share Cash Merger Consideration or the Option Payment as a general creditor thereof.

2.12. Rule 16b-3. Travis shall take such steps as may be required to cause, to the extent possible, the disposition of Travis equity securities (including derivative securities) held by Travis directors or officers to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), in accordance with the interpretive letter, dated January 12, 1999, issued by the Securities and Exchange Commission to Skadden, Arps, Slate, Meagher & Flom LLP.

2.13. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of Tracker, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Travis or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.01. Representations and Warranties of Travis. Except as set forth in the letter (with specific reference to the section of this Agreement to which the information stated in such disclosure relates) delivered by Travis to Tracker prior to the execution of this Agreement (the "Disclosure Letter"), Travis represents and warrants to Tracker as follows:

      (a) Organization, Power and Standing. Travis and each Subsidiary (as defined in Section 8.13(l)) of Travis: (i) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept); (ii) has all requisite corporate, company or partnership power and authority to carry on its business as now being conducted; and (iii) to the Knowledge (as defined in Section 8.13(g)) of Travis, is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except in the case of clause (i) above with respect to Travis), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect (as defined in Section 8.13(h)). Each Subsidiary of Travis is listed in Section 3.01(a) of the Disclosure Letter. Each jurisdiction in which Travis and any Subsidiary of Travis is qualified to do business is set forth in Section 3.01(a) of the Disclosure Letter.

      (b)  Corporate  Power and  Authority;  Due  Authorization.  Travis has all
requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Requisite Approval (as defined in Section 3.01(e)(i)), and to comply with the provisions of this Agreement. All corporate action on the part of Travis, its officers, directors and shareholders necessary for: (i) the authorization, execution and delivery of this Agreement; (ii) the performance of all obligations of Travis under this Agreement; (iii) the authorization, issuance and delivery of the Surviving Corporation Stock; and (iv) the consummation of the transactions contemplated by this Agreement, subject in the case of the Merger, to obtaining the Requisite Approval, has been taken, and this Agreement constitutes a valid and legally binding obligation of Travis, enforceable against Travis in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general equitable principles.

      (c) No Conflict. The execution and delivery by Travis of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Travis of its obligations hereunder do not and will not: (A) violate Travis' Articles of Incorporation as in effect immediately prior to the Effective Time or Bylaws as in effect immediately prior to the Effective Time; or (B) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Entity applicable to Travis, any Subsidiary of Travis or the business or assets of Travis or any of its Subsidiaries, except for such violations which would not, individually or in the aggregate, have a Material Adverse Effect.

      (d) Capitalization. The authorized capital stock of Travis consists of (i) 50,000,000 shares of Travis Common Stock, of which 4,299,727 shares are issued and outstanding, and (ii) 1,000,000 shares of Travis Preferred Stock, of which 80,000 shares are issued and outstanding. There are no other issued and outstanding shares of capital stock or voting securities of Travis. All outstanding shares of Travis' capital stock have been duly authorized and are validly issued, fully paid and nonassessable. No party has any preemptive (whether statutory or contractual) rights in any capital stock of Travis. Except as disclosed in the Travis SEC Documents (as defined in Section 3.01(g)(i)), there are no outstanding convertible securities, subscriptions, options, warrants, calls, rights, commitments or any other agreement to which Travis or any Subsidiary of Travis is a party, or by which Travis or any Subsidiary of Travis is bound, that, directly or indirectly, obligates Travis or any Subsidiary of Travis to issue, deliver or sell or cause to be issued, delivered or sold, any additional securities or any other capital stock of Travis or any Subsidiary of Travis, or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such securities or any other capital stock of Travis or any Subsidiary of Travis. Neither Travis nor any Subsidiary of Travis is a party to any agreement or understanding regarding the voting or the registration under federal or state law of any shares of Travis' capital stock or the equity voting interests of any Subsidiary of Travis. All of the outstanding capital stock or other equity interests in each of the Subsidiaries of Travis is owned by the entities reflected in Section 3.01(d) of the Disclosure Letter, free and clear of all liens, claims, charges or encumbrances. All outstanding shares of capital stock of each corporate Subsidiary of Travis have been validly issued and are fully paid and nonassessable. All equity interests of each other Subsidiary of Travis have been validly issued and are fully paid.

      (e) Vote Required; Special Independent Committee; Board Approval.

            (i) The adoption of this Agreement at the Shareholders' Meeting (as defined in Section 5.01(a)), or any adjournment or postponement thereof, by a majority of the Travis Preferred Stock, voting separately as a class, and a majority of the outstanding Travis Common Stock entitled to vote at the Shareholders' Meeting (the "Requisite Approval"), is the only approval of the holders of any class or series of Travis' capital stock necessary to adopt this Agreement and consummate the transactions contemplated by this Agreement under Texas Law and the Articles of Incorporation and Bylaws of Travis.

            (ii) The special independent committee of the Travis Board, comprised of Richard S. Birnbaum and James P. Karides (the "Special Committee"), at a meeting duly called and held at which all members of the Special Committee were present, duly and unanimously adopted resolutions (which have not been modified or rescinded): (A) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement; (B) declaring that (i) it is fair to and in the best interests of the Disinterested
Shareholders (as defined in Section 8.13(c)) that Travis enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement and (ii) the terms and conditions of this Agreement and the Merger are fair to the Disinterested Shareholders and (C) recommending to the Travis Board that (i) this Agreement be submitted to a vote for adoption at the Shareholders' Meeting and (ii) it recommend that Travis' shareholders adopt this Agreement.

            (iii) The Travis Board, at a meeting duly called and held at which all directors of Travis were present, duly and unanimously adopted (with Kenneth
N. Burroughs and Robert L. Ring abstaining) resolutions (which have not been modified or rescinded): (A) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement; (B) declaring that it is in the best interests of the Disinterested Shareholders that Travis enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement; (C) directing that this Agreement be submitted to a vote for adoption at the Shareholders' Meeting; and (D) recommending that Travis' shareholders adopt this Agreement.

      (f) Opinion of Financial Advisor. The Financial Advisor has delivered its opinion, dated November 10, 2004, to the Special Committee, to the effect that subject to the assumptions, qualifications and limitations set forth therein the Per Share Cash Merger Consideration to be received by the Disinterested Shareholders is fair, from a financial point of view. A true, correct and complete copy of such opinion has been provided to Tracker prior to or on the date hereof.

      (g)  Travis  SEC  Documents;   Financial   Statements;   Liabilities   and
Obligations of Travis.

            (i) Since September 30, 2003, Travis has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it with the SEC (collectively, the "Travis SEC Documents") pursuant to the Exchange Act, the Securities Act of 1933 (the "Securities Act") and the SEC's rules and regulations thereunder. Travis has furnished the Travis SEC Documents to Tracker, or they are otherwise publicly available. No Subsidiary of Travis is required to file any forms, reports, schedules, statements or other document with the SEC. As of their respective dates, each of the Travis SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Travis SEC Document, and no Travis SEC Document at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (ii) The financial statements (including the related notes) of Travis included in the Travis SEC Documents (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the "Travis Financial Statements"): (A) comply as to form in all material respects with the accounting requirements applicable at the time the Travis SEC Documents were filed and the published rules and regulations of the SEC with respect thereto; (B) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto));
(C) are consistent with the books and records of Travis in all material respects; (D) fairly present in all material respects the consolidated financial position of Travis and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which are immaterial in amount); and (E) disclose all liabilities of Travis, whether absolute, contingent, accrued or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with GAAP, except for liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

            (iii) Neither Travis nor any Subsidiary of Travis has any liability or obligation (whether accrued, absolute, contingent or otherwise) that has arisen or accrued or otherwise been incurred since September 30, 2003, including any liability that might result from an audit of its tax returns by any taxing authority, except for: (A) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect; (B) the liabilities and obligations of Travis and each Subsidiary of Travis that are disclosed or reserved against in the balance sheet of the most recent date contained in the Travis SEC Documents, to the extent and in the amounts so disclosed or reserved against; (C) liabilities incurred or accrued in the ordinary course of business thereafter and liabilities incurred in connection with the transactions contemplated hereby and (D) liabilities disclosed in Section 3.01(g)(iii) of the Disclosure Letter.

            (iv) Except as disclosed in the most recent Travis SEC Documents, neither Travis nor any Subsidiary of Travis is in default with respect to any liability or obligation that has arisen or accrued or otherwise been incurred since September 30, 2003, except for defaults that, individually or in the aggregate, would not have a Material Adverse Effect, and all such liabilities or obligations shown or reflected in the most recent Travis Financial Statements and such liabilities incurred or accrued thereafter were incurred in the ordinary course of business, except for liabilities and obligations, that, individually or in the aggregate, would not have a Material Adverse Effect.

      (h) Absence of Certain Changes. Except as disclosed in the Travis SEC Documents, except as disclosed in Section 3.01(h) of the Disclosure Letter and except as contemplated by this Agreement and by the other agreements entered into by the parties hereto in connection with this Agreement, since September 30, 2003, Travis and each Subsidiary of Travis have conducted its business only in the ordinary course of such business and, to the Knowledge of Travis, neither Travis nor any Subsidiary of Travis has: (i) suffered a Material Adverse Effect, or become aware of any circumstances which would reasonably be expected to result in such a Material Adverse Effect; or suffered any material casualty loss to its assets (regardless of whether such assets are insured), except for losses that, individually or in the aggregate, would not have a Material Adverse Effect; (ii) incurred any material obligations, except in the ordinary course of business consistent with past practices; (iii) permitted or allowed any assets to be mortgaged, pledged or subjected to any lien or encumbrance, except for liens for taxes not yet due and payable and liens and encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect; (iv) written down the value of any inventory, contract or other intangible asset, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs in the ordinary course of business, consistent with past practice and at a rate no greater than during the latest completed fiscal year; cancelled any other debts or claims, or waived any rights of substantial value, or sold or transferred any of its material properties or assets, real, personal or mixed, tangible or intangible, except in the ordinary course of business and consistent with past practice and except for those that, individually or in the aggregate, would not have a Material Adverse Effect; (v) sold, licensed or transferred, or agreed to sell, license or transfer, any of its assets, except in the ordinary course of business and consistent with past practice; (vi) to Travis' Knowledge, received notice of any pending or threatened adverse claim or an alleged infringement of proprietary material, whether such claim or infringement is based on trademark, copyright, patent, license, trade secret, contract or other restrictions on the use or disclosure of proprietary materials; (vii) incurred obligations to refund money to customers, except in the ordinary course of business, all of which will have no Material Adverse Effect; (viii) become aware of any event, condition or other circumstance relating solely to its assets (as opposed to any such event, condition or circumstance which is, for example, national or industry-wide in nature) which would have a Material Adverse Effect; (ix) made any capital expenditures or commitments, any one of which is more than $500,000, for additions to property, plant or equipment without prior approval of the Travis Board; (x) made any material change in any method of accounting or accounting practice; (xi) paid, loaned, guaranteed or advanced any material amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any of its officers or directors, or any business or entity in which any officer or director of Travis, or any Affiliate or associate of any of such Persons, has any direct or indirect interest; or (xii) agreed to take any action described in this Section 3.01(h).

      (i)  Litigation.  Except as  disclosed  in the  Travis SEC  Documents  and
Section 3.01(i) of the Disclosure Letter, there are no claims, actions, proceedings or governmental investigations pending or, to the Knowledge of Travis, threatened against Travis or any Subsidiary of Travis, by or before any court or other Governmental Entity, which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect. As of the date hereof, no action or proceeding has been instituted or, to the Knowledge of Travis, threatened before any court or other Governmental Entity by any Person seeking to restrain or prohibit the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

      (j) Brokers and Finders. Except for payment obligations to the Financial Advisor, as set forth in the engagement letters dated as of June 10, 2004 and June 24, 2004, a true, correct and complete copy of which has been provided to Tracker prior to the date hereof, Travis has not, nor will it, incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      (k) Schedule 13E-3 and Proxy Statement. Neither the Schedule 13E-3 nor the Proxy Statement will, at the respective times filed with the SEC or first published, sent or given to shareholders or, in the case of the Proxy Statement, at the date mailed to Travis' shareholders or at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 and the Proxy Statement will, when filed by Travis with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Travis makes no representation or warranty with respect to the statements made in any of the foregoing documents based on information supplied by or on behalf of Tracker or any of its Affiliates specifically for inclusion therein.

      (l) Accuracy of Representations. No representation or warranty by Travis contained in this Agreement, and no statement contained in any certificate or schedule furnished to Tracker pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (m) Change of Control Agreements. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of Travis. Without limiting the generality of the foregoing, no amount paid or payable by Travis in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of Travis Options, (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

      (n) Contracts and Commitments. Section 3.01(n) of the Disclosure Letter sets forth a true, correct and complete list of the following contracts, instruments, commitments or other similar agreements, including oral contracts and agreements, to which Travis or a Subsidiary of Travis is a party as of the date hereof (including every amendment, modification or supplement to the foregoing): (i) any contracts of employment and contracts or agreements which limit or restrict Travis, any Subsidiary of Travis or any employee of either from engaging in any business in any jurisdiction; (ii) agreements or arrangements for the purchase or sale of any assets in excess of $250,000, individually or in the aggregate, other than purchase orders for the purchase of inventory "on the spot" in the ordinary course of business; (iii) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money; (iv) agreements with unions, material independent contractor agreements and material leased or temporary employee agreements; and (v) all other contracts, agreements, instruments or commitments involving payments made by or to Travis or a Subsidiary of Travis in excess of $250,000, individually or in the aggregate, other than purchase orders for the purchase of inventory "on the spot" in the ordinary course of business (individually, a "Material Contract" and collectively, "Material Contracts"). Except for the Material Contracts, neither Travis nor any of its Subsidiaries is a party to any other agreement, arrangement or commitment as of the date hereof which is material to the business of Travis or any of its Subsidiaries. Travis has delivered or made available to Tracker true, correct and complete copies of all Material Contracts. Neither Travis nor any of its Subsidiaries is in material default under any Material Contract.

      (o) Employee Benefit Plans.

            (i) All employee benefit plans, programs, schemes, funds, compensation arrangements and other benefit arrangements covering employees of Travis or any of its Subsidiaries (the "Travis Benefit Plans") and all employee agreements providing for compensation, severance or other benefits to any employee or former employee of Travis or any of its Subsidiaries are listed in
Section 3.01(o) of the Disclosure Letter. True, correct and complete copies of the following documents, with respect to each Travis Benefit Plan, have been provided or made available by Travis to Tracker:

(A) any plans and related trust documents and amendments thereto, (B) summary plan descriptions and material modifications thereto, and (C) written descriptions of all non-written agreements relating to Travis Benefit Plans. To the extent applicable, each Travis Benefit Plan complies, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and has in all material respects been operated in accordance with its terms. Any Travis Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter and there are no circumstances that will or could result in revocation of any such favorable determination or opinion letter. Neither Travis nor any of its Subsidiaries nor any ERISA Affiliate (as defined below) of Travis maintains, contributes to or has maintained or contributed in the past six years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. No Travis Benefit Plan or a benefit plan of an ERISA Affiliate is a "multi employer pension plan" as defined in Section 4001(a)(3) of ERISA, or subject to Section 302 of ERISA. Neither any Travis Benefit Plan, nor Travis nor any Subsidiary of Travis has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or, to the Knowledge of Travis, engaged in any transaction that is reasonably likely to result in any such material liability or penalty. Each of Travis and its Subsidiaries and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (COBRA), and the creditable coverage certification requirements and limitations on pre-existing condition exclusion requirements of Section 9801 of the Code, Part 7 of Subtitle B of Title I of ERISA and the regulations thereunder (HIPAA). There is no pending or, to the knowledge of Travis, threatened or anticipated litigation against or otherwise involving any of Travis Benefit Plans, and there are no claims, actions, proceedings or governmental investigations by or before any court or other Governmental Entity pending or, to the Knowledge of Travis, threatened (excluding claims for benefits incurred in the ordinary course of Travis Benefit Plan activities) against or with respect to any such Travis Benefit Plan that would result in a material liability to, or a material penalty against, Travis, any of its Subsidiaries or a Travis Benefit Plan. All contributions required by each Travis Benefit Plan to be made as of the date hereof to Travis Benefit Plans have been made or provided for, and all premiums which are due for each insurance policy issued to insure benefits provided by a Travis Benefit Plan have been timely paid in full. Except as described in the Travis SEC Documents, including exhibits thereto, or as required by any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law ("Law"), neither Travis nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither Travis nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. There are no circumstances involving any Travis Benefit Plan that will or could, as reasonably determined by Tracker, result in Travis or any of its Subsidiaries being or becoming subject to any obligation, tax, penalty or other liability adverse to Travis or any of its Subsidiaries where the aggregate amount of such obligations, taxes, penalties and liabilities is in excess of $100,000.

            (ii) There are no agreements (whether written or oral) in effect between Travis or any Subsidiary of Travis and any individual retained by Travis or any Subsidiary of Travis to provide services as a consultant or other type of independent contractor (other than through a contract with an organization other than such individual)..

            (iii) For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," an "affiliated service group" or is under "common control" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, is required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

      (p) Labor and Employment Matters.

            (i) Neither Travis nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings (collectively, "CBAs") with a labor union or labor organization that was certified by the National Labor Relations Board ("NLRB"), and neither Travis nor any of its Subsidiaries has received written notice that any representation petition respecting the employees of Travis or any of its Subsidiaries has been filed with the NLRB. There is no existing, pending or, to the knowledge of Travis, threatened (A) unfair labor practice charge or complaint, labor arbitration proceeding or any other matter before the NLRB involving Travis or any of its Subsidiaries or (B) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees. There are no CBAs which in any way limit or restrict Travis or any of its Subsidiaries from relocating or closing any of the operations of Travis or any of its Subsidiaries.

            (ii) Travis and its Subsidiaries are in compliance in all material respects with the Worker Adjustment and Retraining Notification ("WARN") Act or similar applicable Laws.

            (iii) Neither Travis nor any of its Subsidiaries has failed to pay when due any material amount of wages owed for services performed by any employee, officer, director, sales representative, contractor, consultant or other agent.

            (iv) Travis and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours including, without limitation, the Fair Labor Standards Act, the Immigration Control and Reform Act, 42 U.S.C. Sec. 1981, 42 U.S.C. Sec. 1985 and Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the whistleblower provisions of the Sarbanes-Oxley Act of 2002, the Occupational Safety and Health Act, the Fair Credit Reporting Act, or any other similar Laws regulating employment practices.

            (v) There are no claims, actions, proceedings or governmental investigations by or before any court or other Governmental Entity pending or, to the Knowledge of Travis, threatened against Travis or any of its Subsidiaries before the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity regarding employment practices including, without limitation, under the Fair Labor Standards Act, the Immigration Control and Reform Act of 1986, 42 U.S.C. Sec. 1981, 42 U.S.C. Sec. 1985 and Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the whistleblower provisions of the Sarbanes-Oxley Act of 2002, the Occupational Safety and Health Act, the Fair Credit Reporting Act, or any other similar Laws regulating employment practices and no claims, actions, proceedings or governmental investigations by or before any court or other Governmental Entity pending or, to the Knowledge of Travis, threatened involving claims of wrongful discharge, libel, slander, invasion of privacy, whistleblower violations, retaliation, discrimination on the basis or marital status, discrimination on the basis of sexual preference or comparable claims of tortious conduct, which, if adversely determined, could be reasonably likely to result in payments, penalties or fines payable by Travis individually or in the aggregate arising out of the same or similar facts or circumstances, in excess of $100,000, or in excess of $500,000 in the aggregate.

            (vi) Neither Travis nor any of its Subsidiaries is a federal or state contractor as defined by the Office of Federal Contract Compliance Programs or any comparable Governmental Entity.

      (q) Environmental Compliance and Disclosure.

            (i) Each of Travis and its Subsidiaries possesses, and is in compliance in all material respects with, all permits, licenses and governmental authorizations and has filed all notices that are required under, all
Environmental Laws (as hereinafter defined) applicable to Travis or any Subsidiary of Travis, as applicable, and Travis and each of its Subsidiaries is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, including, but not limited to, with respect to the use, storage, treatment, manufacture, generation, disposal and handling of Hazardous Materials (as hereinafter defined).

            (ii) Neither Travis nor any Subsidiary of Travis has received written notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any governmental agency or any third party and, to the knowledge of Travis, there are no facts or circumstances which could reasonably be expected to form the basis for the assertion of any material claim against Travis or any Subsidiary of Travis under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location.

            (iii) None of the assets owned by Travis or any Subsidiary of Travis or any real property leased by Travis or any Subsidiary of Travis contain any friable asbestos, regulated PCBs or underground storage tanks. No amount of Hazardous Materials has ever been, is being, or is threatened to be Released (as hereinafter defined) under, in or upon any plant, facility, site, area or property currently, or, to the knowledge of Travis, previously, owned or leased by Travis or any Subsidiary of Travis or on which Travis or any Subsidiary of Travis is conducting or, to the knowledge of Travis has conducted its business or operations, in each case which could reasonably be expected to result in any material liability of Travis.

            (iv) Neither Travis nor any Subsidiary of Travis has entered into or agreed to, nor is it currently discussing with any Governmental Entity entering into, any consent decree or order, and neither Travis nor any Subsidiary of Travis is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws.

            (v) Neither Travis nor any Subsidiary of Travis has been subject to any administrative or judicial proceeding under any applicable Environmental Laws or regulations either now or any time during the past five years.

            (vi) Neither Travis nor any Subsidiary of Travis has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Travis or any Subsidiary of Travis, its employees, agents or representatives or, to the knowledge of Travis, arising out of the ownership, use, control or operation by Travis or any Subsidiary of Travis of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by Travis or any Subsidiary of Travis) or any other area on which Travis or any Subsidiary of Travis is conducting or has conducted its business or operations from which any Hazardous Materials were Released and, to the knowledge of Travis, no such notices are threatened in writing.

            (vii) Travis has heretofore provided Tracker with true, correct and complete copies of all files of Travis and each Subsidiary of Travis relating to environmental matters (or an opportunity to review such files). Neither Travis nor any Subsidiary of Travis has paid any fines, penalties or assessments within the last five years with respect to environmental matters. There are no recognized environmental conditions that will or could, as reasonably determined by Tracker, result in aggregate costs (including, without limitation, analysis and remediation costs) and other liabilities in excess of $100,000.

            (viii) As used in this subsection (q), the term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, placing or otherwise causing to become located in any plant, facility, site, area or other property or the Environment, and the term "Environment" means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air). As used in this subsection (q), the term "Environmental Laws" means any and all past and present Laws (including without limitation statutes and regulations) of the United States, including, without limitation, federal and state Laws and the Laws or any political subdivision thereof, and for the protection of the environment or human health and safety, including without limitation, judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such Laws, and shall include without limitation the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.), the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss.ss. 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 et seq.), the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601 et seq.), and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300f et seq.), as well as any and all Laws that relate to pollution, contamination of the environment, protection of human health, or safety, and all regulations, rules, standards, requirements, orders and permits issued thereunder.

            (ix) As used in this subsection (q), the term "Hazardous  Materials"
means any pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, petroleum or petroleum-derived substance or waste as defined or regulated under any Environmental Law.

      (r) Intellectual Property.

            (i) Section  3.01(r) of the Disclosure  Letter sets forth a true and complete list of all of the following items which Travis or any of its Subsidiaries owns in whole or in part or has a valid claim for ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor): (i) all United States and foreign patents and applications therefor, (ii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state or local level, (iii) all United States and foreign copyright registrations and applications therefor, and (iv) all material copyrightable computer software programs that have not been the subject of a copyright registration or application therefor (items (i)-(iv) together with all other material patentable inventions, trademarks, trade names, service marks, collective marks and certification marks which Travis or any of its Subsidiaries owns in whole or in part or have a valid claim for ownership in whole or in part, the "Intellectual Property Rights"). Section 3.01(r) of the Disclosure Letter also sets forth a true and complete list of all material agreements  pursuant to which  Travis or any of its  Subsidiaries  licenses  any intellectual property from third parties (the "Licensed Rights"). The Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person other than as employee, contractor or other third party compensation for services rendered. Travis owns or has a valid right to use all Intellectual Property Rights and Licensed Rights material to the business of Travis and its Subsidiaries as presently conducted. The validity of the Intellectual Property Rights and title thereto and Travis' use of the Licensed Rights (A) have not been questioned in any prior claims, actions, proceedings or governmental investigations by or before any court or other Governmental Entity to which Travis or any Subsidiary of Travis was a party or by which Travis or any Subsidiary of Travis is subject or bound, (B) are not being questioned in any pending claims, actions, proceedings or governmental investigations by or before any court or other Governmental Entity to which Travis or any Subsidiary of Travis is a party or by which Travis or any Subsidiary of Travis is subject or bound, and (C) to the knowledge of Travis, are not the subject(s) of any claims, actions, proceedings or governmental investigations by or before any court or other Governmental Entity pending or, to the Knowledge of Travis, threatened, involving Travis or any Subsidiary of Travis. To the knowledge of Travis, the business of each of Travis and its Subsidiaries, as presently conducted, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or Travis' or its Subsidiaries' right to use any of the Licensed Rights. To the knowledge of Travis, there are no third parties infringing any of the Intellectual Property Rights material to the business of Travis or its Subsidiaries as presently conducted.

            (ii) Each of Travis and its Subsidiaries owns, or possesses sufficient rights to, all computer software programs that are material to the conduct of the business of Travis and its Subsidiaries. There are no claims, actions, proceedings or governmental investigations by or before any court or other Governmental Entity pending or, to the Knowledge of Travis, threatened against Travis or any Subsidiary of Travis with respect to any software owned or licensed by Travis or any Subsidiary of Travis.

            (iii) In connection with the use, collection and disclosure of personal information by Travis and its Subsidiaries, Travis and its Subsidiaries are, and have at all times been, in compliance with their posted privacy policies and all Laws and agreements by which Travis or any of its Subsidiaries is bound.

      (s) Insurance Policies. The material insurance policies naming a Travis Benefit Plan or Travis, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which Travis or any Subsidiary of Travis has paid or is obligated to pay all or part of the premiums are in full force and effect, and neither Travis nor any of its Subsidiaries has received written notice with respect to the cancellation of any such insurance policy.

      (t) Transactions with Affiliates. The Travis SEC Documents disclose the contracts, arrangements, understandings with or similar agreements or other transactions relating to the business or operations of Travis or any Subsidiary of Travis that are required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

      (u) Shareholders' Rights Agreement. As of the date hereof, neither Travis nor any Subsidiary of Travis has adopted, or intends to adopt, a shareholders' rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Travis Common Stock or any other equity or debt securities of Travis or any of its Subsidiaries.

      (v) Major Merchandise Vendors and Supplies. For purposes of this subsection (v), a "Major Supplier" shall mean any merchandise vendor or other supplier of goods or services to Travis or its Subsidiaries to whom Travis or its Subsidiaries (other than Tracker and its Affiliates) paid in the aggregate more than $2,500,000 during the 12-month period ended August 31, 2004. Neither Travis nor any Subsidiary of Travis is engaged in any material dispute with any Major Supplier. Except as described in Section 3.01(v) of the Disclosure Letter, no Major Supplier has given Travis notice or has taken any action as a result of which Travis believes that such Major Supplier intends to terminate, limit or materially reduce its business relations with Travis or any Subsidiary of Travis or adversely change in any material respect the terms on which it supplies merchandise for Travis.

      (w) Real Estate.

            (i) Section 3.01(w) of the Disclosure Letter sets forth a true, correct and complete list of the common address of each parcel of real property leased or subleased by Travis or its applicable Subsidiary (collectively, the "Travis Leased Real Property") pursuant to leases, subleases and other occupancy agreements, and all subordination, nondisturbance and attornment agreements, including, without limitation, all amendments, modifications, work letters, side agreements, consents, subordination agreements, guarantees and other similar arrangements or agreements with respect to any of the foregoing (the "Travis Leases") under which Travis or any of its Subsidiaries is a tenant, subtenant or sublandlord and for each Travis Lease indicates: (A) whether or not the consent of the landlord or any lender to the landlord will be required to be obtained in connection with the transactions contemplated by this Agreement, (B) its term and any options to extend the term, (C) the current minimum or base rent payable, and (D) whether or not Travis or any Subsidiary of Travis has the option to purchase a fee interest in the property subject thereto or to lease additional space in such property. Travis (either directly or through a Subsidiary) holds a valid and existing leasehold or subleasehold interest or sublandlord interest, as applicable, in the Travis Leased Real Property under each of the Travis Leases. Travis has delivered or made available to Tracker true, correct and complete copies of each of Travis Leases to which Travis or any of its Subsidiaries is a party (or that are otherwise in the possession of Travis or any of its Subsidiaries). With respect to each Travis Lease: (A) each such Travis Lease is, and upon the consummation of the Merger will be, (x) in full force and effect and (y) the legal, valid, and binding obligation of Travis or its applicable Subsidiary, enforceable against Travis or such Subsidiary in accordance with its terms (provided, however, that the foregoing representation as to the validity and enforceability of each Travis Lease upon the consummation of the Merger shall be inapplicable to any Travis Lease for which the landlord's consent to a change in control of Travis is required as set forth in Section 3.01(w) of the Disclosure Letter), (B) neither Travis nor any of its Subsidiaries is in default in any material respect under such Travis Lease and, to the Knowledge of Travis, no other party to a Travis Lease is in default under such Travis Lease and, to the Knowledge of Travis, no event has occurred that, with notice or lapse of time, would constitute a breach or default by Travis (or its applicable Subsidiary) or permit termination, modification or acceleration under such Travis Lease by any party thereto, (C) there are no material disputes, oral agreements or arrangements whereby any landlord under a Travis Lease has agreed to forbear enforcement of any remedies applicable to a default by Travis or its Subsidiaries under a Travis Lease in effect as to such Travis Lease, (D) the terms of such Travis Lease have not been modified in any respect, except to the extent that such modifications are set forth in the documents previously delivered or made available to Tracker and neither Travis nor any of its Subsidiaries is in negotiations with any landlord to cancel or terminate any Travis Lease prior to the stated maturity date of such Travis Lease, (E) Travis (or its applicable Subsidiary) has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered its leasehold interest in such Travis Lease, and (F) each guaranty by Travis (or its applicable Subsidiary), if any, with respect to a Travis Lease is in full force and effect.

            (ii) Travis and its Subsidiaries have received no notice of, and have no knowledge of, any condition currently or previously existing on Travis Leased Real Property or any portion thereof that may give rise to any material violation by Travis or any of its Subsidiaries of any existing Law applicable to any store, distribution facility or warehouse facility operated by Travis or its applicable Subsidiaries pursuant to a Travis Lease (a "Travis Facility") if it were disclosed to the authorities having jurisdiction over such Travis Facility, and the use and occupancy of Travis Facilities by Travis and its Subsidiaries complies in all material respects with all applicable Laws.

            (iii) Travis has not received written notice of any claims, actions, proceedings or governmental investigations by or before any court or other Governmental Entity pending or, to the Knowledge of Travis, threatened, affecting the interest of Travis or any of its Subsidiaries in any portion of Travis Leased Real Property. Travis has not received written notice of the existence of any outstanding or pending Order or Award and, to the knowledge of Travis there are no Orders or Awards relating to the lease, use, occupancy or operation by Travis or any of its Subsidiaries of Travis Leased Real Property.

            (iv) To the Knowledge of Travis, the current use of Travis Leased Real Property by Travis and its Subsidiaries does not violate any instrument of record or agreement affecting such Travis Leased Real Property. Since February 1, 2004, no material damage or destruction has occurred with respect to any of Travis Leased Real Property which has not been repaired prior to the date hereof.

            (v) All certificates of occupancy, permits, licenses, franchisees, approvals and authorizations of all Governmental Entities having jurisdiction over Travis Leased Real Property required to be obtained by Travis or its applicable Subsidiary (collectively, the "Travis Leased Real Property Permits"), the absence of which would be reasonably likely to cause any Travis Facility to cease its operations, have been issued to Travis or its applicable Subsidiary and are, as of the date hereof, in full force and effect. Neither Travis nor any of its Subsidiaries has received, or has been informed by a third party of the receipt by it of, any notice from a Governmental Entity having jurisdiction over Travis Leased Real Property threatening a suspension, revocation, modification or cancellation of any Travis Leased Real Property Permit that would be reasonably likely to cause a Travis Facility to cease its operations, and, to the knowledge of Travis and its Subsidiaries, there is no basis for the issuance of any such notice or the taking of any such action.

      (x) Terminated Leases. Neither Travis nor any of its Subsidiaries have any material liability of any kind related to the closing of any Travis Facility with respect to which Travis or any of its Subsidiaries terminated its leasehold or subleasehold interest. Neither Travis nor any of its Subsidiaries has received any notice of any such material liability (whether actual, pending or threatened).

      (y) Anti-Takeover Statutes. There is no "fair price," "moratorium," "control share," "business combination," "shareholder protection" or similar or other anti-takeover statute or regulation enacted under any state or federal law applicable to the Merger or any of the other transactions contemplated hereby.

3.02. Representations and Warranties of Tracker. Tracker represents and warrants to Travis as follows:

      (a) Organization. Tracker is a limited liability partnership duly organized, validly existing and in good standing under the laws of Missouri and has all requisite partnership power and authority to carry on its business as now being conducted.

      (b) Partnership Power and Authority; Due Authorization. Tracker has all requisite partnership power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the provisions of this Agreement. All partnership action on the part of Tracker, its officers (if any) and partners necessary for: (ii) the authorization, execution and delivery of this Agreement; (ii) the performance of all obligations of Tracker under this Agreement; and (iii) the consummation of the transactions contemplated by this Agreement has been taken, and this Agreement constitutes a valid and legally binding obligation of Tracker, enforceable against Tracker in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general equitable principles.

      (c) No Conflict; Consents. Except for the filing of the Articles of Merger as provided in Section 1.03, the execution and delivery by Tracker of this Agreement, consummation of the transactions contemplated hereby, and the performance by Tracker of its obligations hereunder, do not and will not: (i) require the consent, approval, action, order, declaration or authorization of, any filing or notice to, or any registration with, any Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which Tracker is a party or to which any of its respective properties are subject; (ii) violate the terms of any instrument, document or agreement to which Tracker is a party or by which Tracker or the property of Tracker is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement or result in the creation of a lien upon any of the property or assets of Tracker, except for such violations, conflicts, breaches and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Tracker; (iii) violate Tracker's Limited Liability Partnership Certificate of Registration or the Partnership Agreement of TMRC, L.L.P., each as in effect immediately prior to the Effective Time; or (iv) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Entity applicable to Tracker or the business or assets of Tracker, except for such violations which would not, individually or in the aggregate, have a material adverse effect on Tracker.

      (d) Capitalization. As of the date of this Agreement, Tracker Marine is a 99% partner of Tracker, and Three Johns Company is a 1% partner of Tracker. As of the date of this Agreement, there are no other issued and outstanding partnership interests of Tracker. All outstanding partnership interests of Tracker have been duly authorized and are validly issued, fully paid and nonassessable. No party has any preemptive (whether statutory or contractual) rights in any partnership interest of Tracker. There are no outstanding convertible securities, subscriptions, options, warrants, calls, rights, commitments or any other agreement to which Tracker is a party, or by which Tracker is bound, that directly or indirectly, obligates Tracker to issue, deliver or sell, or cause to be issued, delivered or sold, any additional securities or any other partnership interest of Tracker, or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such securities or any other partnership interest of Tracker.

      (e) Schedule 13E-3 and Proxy Statement. No document filed or to be filed by or on behalf of Tracker with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement nor any information supplied by or on behalf of Tracker specifically for inclusion in the Schedule 13E-3 or the Proxy Statement will, at the respective times filed with the SEC or other Governmental Entity, or at any time thereafter when the information included therein is required to be updated pursuant to applicable law, or, in the case of the Proxy Statement, at the date mailed to Travis' shareholders and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Tracker makes no representation or warranty with respect to the statements made in the foregoing documents based on information supplied by or on behalf of Travis or any Subsidiary or Affiliate (other than Tracker) of Travis specifically for inclusion therein.

                                   ARTICLE IV
                                    COVENANTS

4.01. Conduct of Business of Travis. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as required by applicable law and except as contemplated by this Agreement and by the other agreements entered into by this parties hereto in connection with this Agreement, without the prior consent of Tracker (which consent shall not be withheld unreasonably), Travis shall, and shall cause each Subsidiary of Travis to:

      (a) use all reasonable efforts to conduct its business in all material respects only in the ordinary course of business and consistent with past practice;

      (b) not declare or make any dividend or other distribution or payment in cash, stock or property in respect of its capital stock or acquire, directly or indirectly, any of its capital stock;

      (c) not issue, grant, sell or pledge or authorize the issuance, grant, sale or pledge of any shares of, or rights of any kind to acquire any shares of, its capital stock other than the conversion of any convertible securities outstanding on or prior to the date of this Agreement;

      (d) not, without the prior approval of the Travis Board, (i) sell, transfer, lease or otherwise dispose of or encumber any assets which are material, individually or in the aggregate, to Travis' business, taken as a whole, except in the ordinary course of business and consistent with past practice; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire or agree to acquire any equity securities of any Person;

      (e) use all commercially reasonable efforts to preserve intact its business organizations and to keep available the services of its present key officers and employees;

      (f) not, without the prior approval of the Travis Board, enter into or amend any contract, agreement, commitment or instrument that requires (or is reasonably expected to require) payments or provides (or is reasonably expected to provide) for receipts in excess of $100,000 on an annual basis (a "Material Contract"), except in the ordinary course of business and consistent with past practice;

      (g) not adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of Travis;

      (h) except in the ordinary course of business and consistent with past practice, not grant any severance or termination pay to, or enter into any employment agreement with, any of its officers or directors;

      (i) not: (A) increase, except as consistent with past practice in the ordinary course of business, the compensation payable or to become payable to its officers or employees; (B) enter into any contract or other binding commitment in respect of any such increase with any of its directors, officers or other employees, except in the ordinary course of business and consistent with past practice; or (C) establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining agreement or "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any employee benefit plan as of the date hereof;

      (j) not, without the prior approval of the Travis Board, settle or compromise any material claims or litigation or, except in the ordinary course of business consistent with past practice, modify, amend or terminate any of its Material Contracts, or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms;

      (k) not take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by the SEC, the Financial Accounting Standards Board or GAAP;

      (l) not adjust, split, combine or reclassify its capital stock;

      (m) not create or acquire any Subsidiaries;

      (n) not make any material tax election or settle or compromise any material tax liability; and

      (o) not authorize or enter into any agreement or arrangement to do any of the foregoing or otherwise to take any of the foregoing actions or any action that could reasonably be expected to make any of Travis' representations or warranties contained in this Agreement untrue or incorrect or prevent Travis from performing or cause Travis not to perform one or more covenants required hereunder to be performed by Travis.

4.02. No Solicitation of Acquisition Proposals.

      (a) Except as provided in Sections 4.02(c) and 4.02(d), from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Travis covenants and agrees that Travis shall not, nor shall it authorize or permit any of its Subsidiaries or any officer, director, employee, investment banker, attorney, or other advisor or representative of Travis or any of its Subsidiaries (the "Travis Representatives") to, directly or indirectly:

            (i) solicit, initiate, or encourage the submission of, or approve or recommend, or propose publicly to approve or recommend any Acquisition Proposal (as defined below in this Section 4.02(b));

            (ii) enter into any agreement with respect to any Acquisition Proposal; or

            (iii) solicit, initiate, participate in, or encourage any discussions or negotiations regarding, or furnish to any Person (other than any of its Affiliates or representatives) any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

      Without limiting the foregoing, it is understood that any violation, of which Travis or any of its Subsidiaries had prior knowledge, of the restrictions set forth in the immediately preceding sentence by any Travis Representative, whether or not such Person is purporting to act on behalf of Travis or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section
4.02 by Travis.

      (b) For purposes of this Agreement, "Acquisition Proposal" means, other than the Merger, (i) any proposal with respect to a merger, consolidation, reorganization, recapitalization, reclassification, share exchange, tender offer, spin-off, split-off, joint venture or other business combination, liquidation, dissolution or similar transaction involving Travis or any of its Subsidiaries, (ii) any proposal or offer to acquire in any manner, directly or indirectly, securities representing more than 15% of the voting power of Travis or a significant portion of the assets of Travis, or (iii) any purchase or other acquisition of 10% or more of the consolidated assets of Travis and its Subsidiaries or assets which generated 10% or more of the consolidated net income of Travis for its fiscal year ended September 30, 2003.

      (c) Notwithstanding the foregoing provisions of this Section 4.02, Travis may, and may direct any Travis Representative acting on behalf of the Travis Board or the Special Committee to, (i) engage in discussions or negotiations regarding an Acquisition Proposal, (ii) furnish or provide non-public information, or (iii) afford access to the properties, books, records, and Travis Representatives, with or to any Person that has made a bona fide written Acquisition Proposal that has not been solicited, initiated or encouraged by Travis, its Subsidiaries or any of Travis Representatives in violation of this
Section 4.02 and which the Special Committee and the Travis Board have each determined in good faith (after consultation with its legal counsel and the Financial Advisor) may constitute a Superior Proposal (as defined below in this
Section 4.02) from such Person; provided, however, that, prior to taking any action described in any of the foregoing clauses (i), (ii), or (iii), the Person making the Acquisition Proposal has entered into a confidentiality agreement for the benefit of Travis on customary terms satisfactory to the Special Committee and its counsel. Travis or the Special Committee, as applicable, shall promptly notify Tracker of Travis' or the Special Committee's, as applicable, first receipt of any Acquisition Proposal (but in no event later than 48 hours after the receipt thereof), and of the material terms and conditions thereof and the identity of the Person making any such Acquisition Proposal. Travis or the Special Committee, as applicable, shall further promptly notify or update Tracker on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between Travis or the Special Committee, as applicable, and such Person.

      (d) Subject to Section 7.01 hereof, at any time prior to the approval of the Merger and this Agreement by the shareholders of Travis:

            (i) either the Travis Board or the Special Committee may withdraw or modify in a manner adverse to Tracker its approval and recommendation of the Merger and this Agreement (an "Adverse Recommendation") so long as the Travis Board or the Special Committee, as applicable, shall have determined in its good faith judgment, after consultation with independent legal counsel, that its failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under Texas Law, and/or

            (ii) the Travis Board, upon the recommendation of the Special Committee, may accept a Superior Proposal and cause Travis to enter into a definitive agreement with respect to a Superior Proposal, provided that nothing in this Section 4.02(d) will permit Travis to enter into a definitive agreement for a Superior Proposal unless this Agreement has been terminated as provided in
Section 7.01.

      A "Superior Proposal" means an Acquisition Proposal which each of the Special Committee and the Travis Board determines in good faith, after consultation with and giving due consideration to the advice of its legal and financial advisors, (x) is reasonably capable of being completed, including a determination that its financing, to the extent required, is then committed or is reasonably likely to be obtained without material delay, and (y) would, if consummated, result in a transaction more favorable to Travis' shareholders from a financial point of view than the Merger contemplated by this Agreement.

      (e) Travis shall immediately cease and terminate, as of the date hereof, all existing discussions or negotiations with any Person conducted heretofore in respect of any Acquisition Proposal.

4.03. Travis Board Actions. Any action to be taken by the Travis Board, or any committee thereof whose members include Kenneth N. Burroughs or Robert L. Ring, pertaining to this Agreement or any transaction or action contemplated hereby (including, without limitation, the Merger or actions authorized by Sections 4.02(a), (c) or (d)) shall be taken by the affirmative vote of a majority of the disinterested directors.

4.04.  Notification  of Certain  Matters.  Without  limiting the  generality  of
Section 4.01, Travis shall give prompt notice to Tracker, and Tracker shall give prompt notice to Travis, of (a) the occurrence, or nonoccurrence, of any event which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or which would result in any condition to the obligations of the parties hereunder not being satisfied, (b) any change or event known to Travis which could reasonably be expected to have a Material Adverse Effect, (c) any material failure by such party (or a Subsidiary thereof) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (d) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement,
(e) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (f) any material claims, actions, proceedings or governmental investigations by or before any court or other Governmental Entity pending or, to the Knowledge of Travis, threatened against, relating to or involving or otherwise affecting Travis or any of its Subsidiaries; provided, however, that the delivery of any notice pursuant to this Section 4.04 shall not limit or otherwise affect the remedies available hereunder to the parties hereunder. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter or which is necessary to correct any information in the Disclosure Letter which has been rendered inaccurate thereby, then Travis shall, for informational purposes only, promptly supplement, or amend, and deliver to Tracker the Disclosure Letter which it has delivered pursuant to this Agreement.

4.05. Anti-takeover Statutes. If any "fair price," "moratorium," "control share," "business combination," "shareholder protection" or similar or other anti-takeover statute or regulation enacted under any state or federal law becomes applicable to the Merger or any of the other transactions contemplated hereby, Travis, the Special Committee and the Travis Board will grant such approvals and take all such actions as are within its authority and are reasonable so that the Merger and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise use all commercially reasonable efforts to eliminate the effects of such statute or regulation on the Merger and the transactions contemplated hereby and thereby.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

5.01. Shareholders' Meeting. Subject to applicable law and the other provisions of this Agreement, Travis shall, in accordance with Texas Law and its Articles of Incorporation and its Bylaws: (a) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as reasonably practicable for the purpose of considering and taking action upon this Agreement (the "Shareholders' Meeting"); (b) include in the proxy statement or information statement prepared by Travis for distribution to shareholders of Travis in advance of the Shareholders' Meeting (the "Proxy Statement") in accordance with Regulation 14A or Regulation 14C promulgated under the Exchange Act, the recommendation of the Travis Board that the shareholders of Travis adopt this Agreement; and (c) use all reasonable efforts: (i) to obtain and furnish the information required to be included by it in the Proxy Statement, including any information required to be disclosed on Schedule 13E-3 and, after consultation with Tracker, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time; and (ii) to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated thereby. Tracker will promptly provide Travis with the information concerning Tracker required to be included in the Proxy Statement, including any information required to be disclosed on Schedule 13E-3.

5.02. Preparation of Proxy Statement and Schedule 13E-3.

      (a) Travis shall, as soon as reasonably practicable, prepare a preliminary form of the Proxy Statement (the "Preliminary Proxy Statement") and the Schedule 13E-3. Travis shall: (i) file the Preliminary Proxy Statement and the Schedule 13E-3 with the SEC promptly after it has been prepared in a form reasonably satisfactory to Tracker; (ii) use reasonable efforts to promptly prepare any amendments to the Preliminary Proxy Statement or the Schedule 13E-3 required in response to comments of the SEC or its staff or that Travis or the Special Committee deems necessary or advisable; and (iii) use reasonable efforts to cause the Proxy Statement to be mailed to Travis' shareholders as soon as reasonably practicable after the Preliminary Proxy Statement, as so amended, is cleared by the SEC. After the Proxy Statement shall have been mailed to Travis' shareholders, Travis, if required, shall promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, however, no such amended or supplemental proxy material will be mailed by Travis without consultation with and review by Tracker and the Special Committee. In addition, Travis shall: (i) promptly notify Tracker of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or Proxy Statement or for additional information and will promptly supply Tracker and the Special Committee with copies of all written correspondence between Travis or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Proxy Statement, the Schedule 13E-3 and/or the Merger; and (ii) promptly inform Tracker and the Special Committee if at any time prior to the Shareholders'
Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case Travis, in consultation with Tracker and the Special Committee, will, upon learning of such event, promptly prepare and mail such amendment or supplement.

      (b) It is expressly understood and agreed that: (i) Tracker and Travis will consult with each other in connection with all aspects of the preparation, filing and clearance by the SEC of the Proxy Statement, Preliminary Proxy
Statement and Schedule 13E-3 (including any and all amendments or supplements thereto); (ii) Travis shall give Tracker and the Special Committee the reasonable opportunity to review and comment on each of the Proxy Statement, Preliminary Proxy Statement and Schedule 13E-3 prior to filing with the SEC and shall give Tracker and the Special Committee the reasonable opportunity to review and comment on all amendments and supplements to each of the Proxy Statement, Preliminary Proxy Statement and Schedule 13E-3 and all responses to requests for additional information and replies to comments prior to filing with the SEC, and each of Travis and Tracker agrees to use all reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC; and (iii) to the extent practicable and desired by Tracker and the Special Committee, Travis and the Special Committee shall permit Tracker to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to each of the Proxy Statement, Preliminary Proxy Statement and Schedule 13E-3 or any of the transactions contemplated thereby (provided that Tracker shall not separately communicate with the SEC and in the event that such participation by Tracker is not practicable or desired by Tracker, Travis shall promptly inform Tracker of the content of all such communications and the participants involved therein).

5.03. Access to Information.

      (a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, Travis shall: (i) afford Tracker and its accountants, counsel and other representatives reasonable access during normal business hours to (A) all of Travis' properties, books, contracts, commitments and records and (B) all other information concerning the business, properties and personnel of Travis as Tracker may reasonably request; (ii) provide to Tracker and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request; (iii) permit Tracker, at its expense and as promptly as reasonably practicable, to conduct any additional environmental testing (including Phase I and Phase II work) that Tracker believes is reasonably necessary; and (iv) provide all reasonable assistance to Tracker to ensure Tracker obtains all the information to which Tracker is entitled pursuant to this Section 5.03(a).

      (b) Subject to compliance with applicable law, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, Travis shall confer from time to time as requested by Tracker with one or more representatives of Tracker to discuss any material changes or developments in the operational matters of Travis and the general status of the ongoing operations of Travis.

5.04. Public Disclosure. Unless otherwise permitted by this Agreement, Tracker and Travis shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (regardless of whether it is in response to an inquiry) regarding the terms of this Agreement or the transactions contemplated hereby, and neither party shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except that either party shall be free to make such public disclosure or statement as it shall reasonably deem necessary to comply with federal or state laws so long as the party proposing to issue such disclosure or statement uses its commercially reasonable efforts to consult with the other party before issuing the disclosure or statement.

5.05. Consents; Cooperation.

      (a) Each of Tracker and Travis shall promptly after the execution of this Agreement apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger.

      (b) As soon as practicable after the date hereof, Travis shall use its commercially reasonable efforts to obtain prior to the Closing, and deliver to Tracker at or prior to the Closing, all consents, waivers and approvals under each contract listed or described in Section 5.05(b) of the Disclosure Letter, each such contract to be that which Travis is a party in respect of which the failure to obtain a novation or consent to assignment in connection with the Merger or any other transaction contemplated by this Agreement, individually or in the aggregate, could reasonably be expected to materially and adversely affect the Surviving Corporation's ability to operate the business of Travis in the same manner as such business was operated by Travis prior to the Effective Time, or required to be obtained in connection with the consummation of the transactions contemplated hereby for the assignment thereof or otherwise.

5.06. Legal Requirements. Each of the parties hereto shall: (a) take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement; (b) cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement; and (c) take all reasonable actions necessary to obtain (and shall cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.07. Commercially Reasonable Efforts; Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI. Without limiting the generality or effect of the foregoing, in the event an injunction or other order preventing the consummation of the Merger shall have been issued by a court of competent jurisdiction, each party hereto shall its use commercially reasonable efforts to have such injunction or other order lifted. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

5.08. Fees and Expenses. Except as provided for in Sections 7.04 and 8.09, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

5.09. Travis Preferred Stock Restrictions. Until the earlier of the Effective Time or the termination of this Agreement according to its terms, Tracker shall not, directly or indirectly, sell, transfer or otherwise dispose of any shares of Travis Preferred Stock; provided, however, that notwithstanding the foregoing, Tracker may assign or distribute all or any portion of such shares to Tracker Marine or any of its direct or indirect Subsidiaries.

5.10. Indemnification and Insurance.

      (a) All rights to indemnification existing in favor of the present or former directors, officers and employees (or any person who served at Travis' or any of its Subsidiaries' request as an officer, director or agent) of Travis or any of its Subsidiaries (or any other entity or enterprise, such as, a partnership, joint venture, trust or employee benefit plan affiliated with Travis) as provided in Travis' Articles of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of Travis' Subsidiaries or other entity or enterprise and the indemnification agreements, if any, with such person or persons, as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect without modification (other than modifications that would enlarge the indemnification rights) for a period of not less than three years following the Effective Time, and the Surviving Corporation shall comply fully with its obligations hereunder and thereunder. The Articles of Incorporation and Bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for the period set forth in the preceding sentence in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers or employees of Travis or otherwise entitled to indemnification under the Articles of Incorporation or Bylaws of Travis (the "Indemnified Parties"). It is understood and agreed that Travis shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including the prompt advance or payment of reasonable attorney's fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement entered into with the consent of the Surviving Corporation (which consent shall not be unreasonably withheld) in connection with any claim, action, suit, proceeding or investigation, including without limitation, liabilities arising out of this Agreement and the transactions contemplated hereby, to the extent that it was based on the fact that such Indemnified Party is or was a director, officer or employee of Travis and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective Time), (i) Travis or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of one counsel (provided that if different Indemnified Parties are subject to different claims, actions, suits, proceedings or investigations, each Indemnified Party may select his or her own counsel which counsel shall be reasonably satisfactory to Travis or the Surviving Corporation), promptly as statements therefor are received and (ii) Travis and the Surviving Corporation will cooperate in the defense of such matter.

      (b) Travis shall maintain in effect until the Effective Time, in respect of acts or omissions occurring prior to the Effective Time and in the current coverage amounts, policies of directors' and officers' liability insurance and fiduciary insurance covering the persons described in Section 5.10(a). For a period of three years following the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance and fiduciary insurance covering the Indemnified Parties who currently or at the Effective Time are covered by Travis' officers' and directors' liability insurance and fiduciary insurance policies on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 150% of the premium paid by Travis for such insurance as of the date hereof, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to 150% of such per annum rate as of the date hereof.

      (c) The Surviving Corporation shall pay all reasonable costs and expenses, including attorney's fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.10.

      (d) Notwithstanding Section 8.01, this Section 5.10 shall survive the consummation of the Merger and, notwithstanding Section 8.03, is intended to benefit, and shall be enforceable by, any person or entity entitled to be indemnified hereunder. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.10.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.01. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing (such waiver by Travis based solely on approval by the Special Committee), by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

      (a) Shareholder Approval. The Requisite Approval shall have been obtained.

      (b) Disinterested Shareholder Approval. Travis shall have received the affirmative vote of the holders of a majority of the outstanding shares of Travis Common Stock Held by the Disinterested Shareholders entitled to vote at the Shareholders' Meeting.

      (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending. No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

      (d) Governmental Approvals. All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or any other Person required to be obtained or made prior to the Effective Time in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made, except for the filing of the Articles of Merger pursuant to
Section 1.03 and the filing of the Certificate of Merger with the Secretary of State of the State of Missouri.

      (e) Opinion of Financial Advisor. The Financial Advisor shall not have withdrawn its opinion delivered to the Special Committee of Travis, dated November 10, 2004, or its consent for Travis to include the name of the Financial Advisor and a description of such opinion in Travis' Schedule 13E-3 and Proxy Statement.

6.02. Additional Conditions to Obligations of Travis. The obligations of Travis to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Travis, such waiver based solely on approval by the Special Committee (it being understood that each such condition is solely for the benefit of Travis and may be waived in writing by Travis in its sole discretion without notice, liability or obligation to any Person):

      (a)  Representations,  Warranties  and  Covenants.  For  purposes  of this
Section 6.02(a), the accuracy of the representations and warranties of Tracker set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Tracker set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on (A) the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of Tracker or of the Surviving Corporation; (B) the legality, validity, binding effect or enforceability of this Agreement, or (C) the ability of Tracker to perform its obligations under this Agreement; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "knowledge" or "Knowledge" of any Person shall be deemed not to include such qualifications. Tracker shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

      (b) Receipt of Certificates of Tracker. Travis shall have received certificates executed on behalf of Tracker by an authorized officer of Tracker, certifying that the conditions set forth in Section 6.02(a) shall have been satisfied.

6.03. Additional Conditions to Obligations of Tracker. The obligations of Tracker to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Tracker (it being understood that each such condition is solely for the benefit of Tracker and may be waived in writing by Tracker in its sole discretion, without notice, liability or obligation to any Person):

      (a)  Representations,  Warranties  and  Covenants.  For  purposes  of this
Section 6.03(a), the accuracy of the representations and warranties of Travis set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Travis set forth in Sections 3.01(b), 3.01(d) (solely as it relates to the authorized and outstanding capitalization of Travis), 3.01(e), 3.01(f), 3.01(o) and 3.01(q). There shall not exist any inaccuracies in the other representations and warranties of Travis set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "knowledge" or "Knowledge" of any Person shall be deemed not to include such qualifications. Travis shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

      (b) Receipt of Certificate of Travis. Tracker shall have received a certificate executed on behalf of Travis by an authorized officer of Travis certifying that the conditions set forth in Section 6.03(a) shall have been satisfied.

      (c) Third Party Consents. Tracker shall have received evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under each contract listed in Section 5.05(b) of the Disclosure Letter.

      (d) Dissenters. The aggregate number of shares of common stock Held by the Dissenting Shareholders shall not exceed 10% of the total number of shares of Travis Common Stock outstanding on the Closing Date.

      (e) Defaults under Floor Plan Financing Arrangements. Travis shall not be in default under any agreement or arrangement with its Senior Inventory Lender, other than a default that is the direct result of Tracker's failure to make timely, non-disputed payments of any material amount to Travis.

      (f) Refinancing of Certain Indebtedness. Each of the creditors of Travis set forth on Exhibit E shall have agreed, effective only as of the Closing Date and subject to the Closing having occurred, to discharge all of the indebtedness (including, without limitation, accrued interest, principal and costs, if any) evidenced by the Subordinated Note held by such creditor in exchange for an amount equal to 70% of the original face value of such Subordinated Note, which such payment shall occur as of the Closing Date.

      (g) New Floor Plan Facility. Tracker Marine, Travis and the Senior Inventory Lender shall have entered into new floor plan facilities to be effective as of the Closing Date on such terms as are mutually and reasonably agreeable to all such parties.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

7.01. Termination. This Agreement may be terminated and the Merger abandoned:

      (a) by mutual written consent duly authorized by the Travis Board and the partners of Tracker;

      (b) by either Tracker or Travis, if the Effective Time shall not have occurred on or before March 4, 2005, provided, however, that the right to terminate this Agreement under this paragraph (b) shall not be available to any party whose misrepresentation in this Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

      (c) by either Tracker or Travis, if any federal, state or foreign court of competent jurisdiction or other Governmental Entity shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement, and such judgment, injunction, order or decree shall have become final and nonappealable (provided however, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used reasonable efforts to remove such judgment, injunction, order or decree) or if any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the Merger shall be in effect;

      (d) by either Tracker or Travis, if (i) the Requisite Approval is not obtained and (ii) the condition set forth in Section 6.01(b) has not been satisfied, in each case at the Shareholders' Meeting (including any adjournment or postponement thereof permitted by this Agreement);

      (e) by Tracker, if: (i) Travis shall have breached any representation, warranty or covenant contained herein in any material respect, and (A) such breach shall not have been cured within ten Business Days after receipt by Travis of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), and (B) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.03(a) to be satisfied; (ii) the Shareholders' Meeting shall not have occurred on or before March 1, 2005; (iii) an Adverse Recommendation has occurred, or
(iv) a Material Adverse Effect shall have occurred;

      (f) by Travis: (i) if Tracker shall have breached any representation, warranty or covenant contained herein in any material respect, and (A) such breach shall not have been cured within ten Business Days after receipt by Tracker of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), and (B) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.02(a) to be satisfied; or (ii) in accordance with the terms and subject to the conditions of Section 4.02(a); and

      (g) by either Tracker or Travis, if prior to receiving the Requisite Approval, the Travis Board or the Special Committee shall have resolved to accept a Superior Proposal.

7.02. Effect of Termination. In the event of termination of this Agreement by either Travis or Tracker as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Travis or Tracker, other than Section 5.08, Section 5.10, this
Section 7.02 and Article VIII and except for any material willful breach of this Agreement by any party hereto (which material willful breach and liability therefor shall not be affected by termination of this Agreement).

7.03. Extension, Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement. No such waiver by Travis shall be valid unless approved in advance by the Special Committee.

7.04. Reimbursement of Expenses. Travis agrees to reimburse Tracker, in immediately available funds by wire transfer to an account designated by Tracker, an amount equal to Tracker's out-of-pocket costs and expenses (which are reasonably documented) that are reasonably incurred in connection with this Agreement, the Merger and the transactions contemplated hereby (including without limitation, all reasonable legal, accounting and financial advisory fees and expenses incurred by Tracker, but excluding expenses associated with loans made by Tracker to Travis) (collectively, the "Reimbursable Expenses") if this Agreement is terminated by either party pursuant to Section 7.01(g), provided that such costs and expenses shall not exceed Five Hundred Thousand Dollars ($500,000). Travis will pay such Reimbursable Expenses (i) on the date of termination of this Agreement by Travis or (ii) not later than five Business Days after termination of this Agreement by Tracker, as applicable.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

8.01.  Non  Survival  of   Representations   and  Warranties.   The  warranties,
representations and covenants of Travis and Tracker contained in or made pursuant to this Agreement shall not survive the Effective Time; provided, however, that this Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.02. Indemnity by Travis.

      (a) Indemnification by Travis. Travis shall indemnify, defend and hold harmless Tracker, its officers, partners and Affiliates, and their respective successors and permitted assigns (each solely in their capacity as such) and their representatives, attorneys, consultants and agents (individually, a "Tracker Indemnified Party" and collectively, the "Tracker Indemnified Parties") from and against any and all actual damages, costs and expenses actually incurred (including reasonable attorneys' fees but excluding claims for consequential damages or claims for lost profit) ("Damages"), resulting from, arising from or caused by any claims brought against any of the Tracker Indemnified Parties by reason of or resulting from any misrepresentation, breach of any warranty or nonperformance or breach of any covenant, obligation or agreement of Travis or its Subsidiaries contained in or made pursuant to this Agreement, the Disclosure Letter or pursuant to any statement, certification or other document furnished pursuant to this Agreement, including, but not limited to, the Preliminary Proxy Statement, Proxy Statement or the Schedule 13E-3 (or any amendment or supplement thereto); provided that the foregoing indemnity agreement shall not apply to any Damages to the extent they arise out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Travis by Tracker pursuant to this Agreement or for use in the Preliminary Proxy Statement, Proxy Statement or the Schedule 13E-3 (or any amendment or supplement thereto).

      (b) Indemnification by Tracker. Tracker shall indemnify, defend and hold harmless Travis, its officers, partners and Affiliates, and their respective successors and permitted assigns (each solely in their capacity as such) and their representatives, attorneys, consultants and agents (individually, a "Travis Indemnified Party" and collectively, the "Travis Indemnified Parties") from and against any and all Damages, resulting from, arising from or caused by any claims brought against any of the Travis Indemnified Parties by reason of or resulting from any misrepresentation, breach of any warranty or nonperformance or breach of any covenant, obligation or agreement of Tracker contained in or made pursuant to this Agreement or pursuant to any statement, certification or other document furnished pursuant to this Agreement, including, but not limited to, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Travis by Tracker pursuant to this Agreement or for use in the Preliminary Proxy Statement, Proxy Statement or the Schedule 13E-3 (or any amendment or supplement thereto).

      (c) Claims Procedures.

            (i) If any claim, action at law or suit in equity is instituted against a Travis Indemnified Party or a Tracker Indemnified Party (collectively, the "Indemnified Parties"), as the case may be, with respect to which the Indemnified Party would qualify for indemnification for any Damages under paragraph (a) or (b) of this Section 8.02 (an "Assertion"), such Indemnified Party shall give written notice to the indemnifying party (the "Indemnifying Party") of such Assertion with reasonable promptness. The failure to give the notice required by this paragraph (c) with reasonable promptness shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of the failure to give such notice.

            (ii) The Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control the defense of such Assertion. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense; provided, however, that if the defendants in any such action shall include the Indemnifying Party and/or its officers or directors as well as an Indemnified Party and such Indemnified Party shall have received the written advice of counsel that there exist defenses available to such Indemnified Party that are materially different from those available to the Indemnifying Party and/or such officers or directors, the Indemnified Party shall have the right to select one separate counsel (and one local counsel in such jurisdictions as are necessary), reasonably acceptable to the Indemnifying Party, to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party.

            (iii) The Indemnified Party and the Indemnifying Party shall cooperate with each other to the fullest extent possible in regard to all matters relating to the Assertion, including corrective actions required by applicable law, the assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of the Indemnifying Party and its Subsidiaries and, if necessary, providing the Indemnifying Party and its counsel with any powers of attorney or other documents required to permit the Indemnifying Party and its counsel to act on behalf of the Indemnified Party.

            (iv) Neither the Indemnified Party nor the Indemnifying Party shall settle any Assertion without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that if such settlement involves the payment of money only and the release of all claims and the Indemnified Party is completely indemnified therefore and nonetheless refuses to consent to such settlement, the Indemnifying Party shall cease to be obligated for such Assertion. Any compromise or settlement of the Assertion under this paragraph (b) shall include as an unconditional term thereof the giving by the claimant in question to the Indemnifying Party and the Indemnified Party of a release of all liabilities in respect of such Assertion.

      (d) With respect to any Assertion hereunder, the amount recoverable by any Indemnified Party shall take into account any reimbursements realized by such Indemnified Party from insurance policies or other indemnification sources, arising from the same incident or set of facts or circumstances giving rise to the claim for indemnification. Upon the payment of any Damages by the Indemnifying Party to any Indemnified Party, the Indemnifying Party shall have a right of subrogation with respect to any insurance proceeds or other rights to third party reimbursement for such claims held by such Indemnified Party.

8.03. Assignment; Successors and Assigns; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.04. Governing Law. This Agreement shall be governed by and construed under Texas Law, without regard to the conflict of law principles of said State.

8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

8.06. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.07. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be delivered: (a) by hand;
(b) by U.S. mail, certified mail, return receipt requested; or (c) by facsimile to the party to be notified, at the following address or facsimile number indicated for such party or at such other address or facsimile number as such party may designate by ten (10) days' advance written notice to the other parties:

If to Travis:                             If to Tracker:

Travis Boats & Motors, Inc.               TMRC, L.L.P.
12116 Jekel Circle, Suite 102             2500 E. Kearney St.
Austin, Texas  78727                      Springfield, Missouri  65803
Attn:  Mark T. Walton                     Attn:  Ken Burroughs
Fax:  (512) 329-0480                      Fax:  (417) 873-5052

With a copy to:                           With a copy to:

Jenkens & Gilchrist                       Gallop, Johnson & Neuman, L.C.
401 Congress Avenue, Suite 2500           101 S. Hanley, Suite 1600
Austin, Texas  78701                      St. Louis, Missouri  63105
Attn:  J. Rowland Cook, Esq.              Attn:  Robert H. Wexler, Esq.
Fax:  (512) 499-3810                      Fax:  (314) 615-6001

Notices shall be deemed to have been given and served: (i) where delivered by hand, at time of delivery; (ii) where delivered by U.S. mail, on acknowledgment of receipt as shown by the date indicated on the return receipt as having been received; and (iii) where delivered by facsimile, 24 hours after transmission confirmation by the transmitting machine unless, within those 24 hours the intended recipient has informed the sender that the transmission was received in an incomplete or garbled form, or the transmission report of the sender indicates a faulty or incomplete transmission. If such receipt is on a day that is not a working day or is later than 5 p.m. (local time) on a working day, the notice shall be deemed to have been given and served on the next working day.

8.08. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Tracker or Travis, upon any breach or default of the other party or parties under this Agreement shall impair any such right, power or remedy of the non-breaching or non-defaulting party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence thereto, or to any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Tracker or Travis of any breach or default under this Agreement, or any waiver on the part of Tracker or Travis of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing.

8.09. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10. Amendments and Waivers. This Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that, upon obtaining the Requisite Approval, no amendment shall be made that by law requires further approval by the shareholders of Travis, without such approval. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Time, Tracker or Travis may, to the extent legally allowed, extend the time specified herein for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or waive compliance by the other with any of the agreements or covenants of such other party contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party to be bound thereby. No such extension or waiver by Travis shall be valid unless approved in advance by the Special Committee. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

8.11. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

8.12. Entire Agreement. This Agreement, the documents referred to herein and the documents delivered in connection herewith constitute the entire agreement between the parties, and no party shall be liable or bound to the other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

8.13. Definitions. For purposes of this Agreement:

      (a) an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

      (b) a "Business Day" means a day other than a Saturday, Sunday or federal holiday;

      (c) a  "Disinterested  Shareholder"  means a holder of Travis Common Stock
that  is  neither   Tracker  nor  an  Affiliate  of  Tracker   (other  than  its
non-executive employees);

      (d) a "Governmental Entity" means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority;

      (e) "Held" means having the power to vote or dispose, or to direct the voting or disposition, of Travis Common Stock or Travis Preferred Stock, provided, however, that no Person will be deemed to have Held shares of Travis Common Stock or Travis Preferred Stock with respect to which such Person has an obligation to forward communications to beneficial owners pursuant to Rule 14b-1 or Rule 14b-2 promulgated under the Exchange Act;

      (f) "Held of Record" has the meaning assigned in Rule 12g5-1 under the Exchange Act, as interpreted by the SEC;

      (g) as it relates to Travis, "Knowledge" or "Known" means, with respect to any matter in question, or refers to, the actual knowledge of Mark Walton, Mike Perrine and Richard Birnbaum.

      (h) a "Material Adverse Effect" on or with respect to Travis means any state of facts, change, development, effect or occurrence (any such item, an "Effect") that is, or is likely to be, materially adverse to (i) the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of Travis and its Subsidiaries, taken as a whole; (ii) the legality, validity, binding effect or enforceability of this Agreement, or (iii) the ability of Travis to perform its obligations under this Agreement; provided, however, that for purposes of clause (i) of this definition, an Effect shall be deemed to be "materially adverse" only if it will, or would reasonably be expected to, cost Travis (or reduce its value by) an amount equal to or in excess of $500,000; provided, further, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a material adverse effect on or with respect to Travis: (A) actions or omissions of Travis or any Subsidiary of Travis taken with the prior consent of Tracker; (B) any change in the price or trading volume of Travis Common Stock in and of itself (but not any Effect underlying such change); (C) any Effect to the extent (i) resulting from changes affecting the United States economy in general or (ii) generally affecting the industries in which Travis operates, except, in the case of this clause (C)(ii), if the impact on Travis' business is materially disproportionate to the impact on the business of other entities operating in such industries; (D) any Effect to the extent resulting from changes affecting general worldwide economic or capital market conditions; (E) any Effect to the extent resulting from the announcement or pendency of the Merger (except for any suit, action, investigation or proceeding if the underlying claim is not dependent on the announcement or pendency of the Merger); or (F) any changes from the date of this Agreement in any laws, orders, rules or regulations of any Governmental Entity, or accounting regulations and principles, applicable to Travis;

      (i) a "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity;

      (j) the "Senior Inventory Lender" shall mean GE Commercial Distribution Finance Corporation and its Affiliates.

      (k) a "Subordinated Note" means each of the subordinated notes dated December 14, 2001 issued to certain insiders of Travis, the aggregate original principal amount of all of such Subordinated Notes being $1,300,000;

      (l) a "Subsidiary" of any Person means another Person (i) of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner; and

      (m) a "Travis Option" means an option to purchase shares of Travis Common Stock issued by Travis;

8.14. Interpretation. When a reference is made in this Agreement to an Article or to a Section, Subsection, Clause, Exhibit or Schedule, such reference shall be to an Article of, a Section, Subsection of or Clause of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words without limitation. The words "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

8.15. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state court or federal court of the United States of America, each sitting in Travis County, Texas or Greene County, Missouri, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such state or, to the extent permitted by law, federal court sitting in Travis County, Texas or Greene County, Missouri, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such state or federal court sitting in Travis County, Texas or Greene County, Missouri, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such state or federal court sitting in Travis County, Texas or Greene County, Missouri. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.07. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

8.16. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16.

     Remainder of page intentionally left blank. Signature page to follow.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed personally or by a duly authorized representative thereof, all as of the date first written above.

TMRC, L.L.P.                             TRAVIS BOATS & MOTORS, INC.


By: __________________________________   By: __________________________________
Name:  _______________________________   Name: ________________________________
Title:  ______________________________   Title: _______________________________

                                                                      APPENDIX B

                                                                November 9, 2004

The Board of Directors
The Special Committee
Travis Boats & Motors, Inc.
12116 Jekel Circle, Suite 102
Austin, TX 78727

Members of the Board and the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Travis Boats & Motors, Inc. ("Travis" or the "Company") of the consideration to be received by the Travis shareholders in the merger (the "Merger") of Travis with and into TMRC, L.L.P., a Missouri limited liability partnership ("Tracker") pursuant to the draft of the Agreement and Plan of Merger dated November 2, 2004 (the "Agreement"). As is more specifically set forth in the Agreement, upon consummation of the Merger, the shareholders of Travis will receive $0.40 in cash for each share of Travis common stock.

Davenport & Company LLC, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport was selected by the Special Committee (the "Committee") of Travis' Board of Directors to act as its financial advisor because of Davenport's experience in advising middle market companies in merger and acquisition transactions and valuations. Davenport will receive a fee for serving as Travis' financial advisor and Travis has also agreed to indemnify Davenport for certain liabilities arising out of its engagement.

In arriving at our opinion, we have, among other things:

      o Reviewed the Agreement and the latest draft of Travis' Forbearance Agreement with its senior lender and various publicly available financial statements and other information about Travis and Tracker;

      o Reviewed non-public financial information and operating data of Travis provided by the management team, including an internal financial forecast regarding Travis furnished to us by the Company's management;

      o Held discussions with members of Travis' management regarding past and current business operations, financial condition, the Merger and the business and future prospects of Travis;

      o     Prepared an analysis of the discounted cash flows of Travis;

      o Compared the results of operations and market value of Travis with other similar information for selected publicly traded companies which we deemed to be relevant;

      o Reviewed the reported prices and trading activity for Travis common stock;

      o Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions involving retailers in recent years;

      o Took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and knowledge of the retail industry generally; and

      o Conducted other studies, analyses and investigations, and considered other information, that we deemed appropriate.

The Board of Directors
The Special Committee
Travis Boats & Motors, Inc.
November 9, 2004
Page 2


In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by Travis and their representatives, or that was otherwise reviewed by us, and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We did not make any independent evaluation, appraisal or physical inspection of Travis' assets or properties, nor was Davenport furnished with any evaluation or appraisal of its assets, liabilities or properties.

With respect to the financial forecast information furnished to or discussed with Travis, we assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of Travis' management as to the expected future financial performance of Travis. We assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. We have also assumed that the Merger will be completed substantially in accordance with the terms set forth in the Agreement without waiver of any material terms or conditions. We have further assumed that all governmental, regulatory or other consents and approvals for the consummation of the Merger contemplated by the Agreement will be obtained without any adverse effect on the Company or the expected benefits of the Transaction in any way material to our analysis. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Our opinion expressed herein was prepared solely for the Board of Directors of Travis and the Committee in connection with and for the purposes of its evaluation of the Merger. This opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Travis, does not address the effect of any other business combination in which the Company might engage and does not constitute a recommendation to any shareholder of Travis as to how such shareholder should vote with respect to the Merger. We are not expressing any opinion herein as to the prices at which Travis' common stock will trade following the announcement of the Merger. Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that this opinion may be reproduced in full in any proxy statement mailed or provided to the shareholders of Travis.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the shareholders of Travis pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Travis. Although subsequent developments may affect this opinion, it is understood that we do not have any obligation to update, revise or reaffirm this opinion.

                                        Sincerely,

                                        DAVENPORT & COMPANY LLC


                                        /s/ Robert F. Mizell
                                        ----------------------------------------
                                        Robert F. Mizell, CFA
                                        Senior Vice President

                                                                      APPENDIX C

ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

      A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

      (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

      (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

      (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

      (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

      B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

      C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

      D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

      E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

      F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

      G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1721, ch. 657, Sec. 12, eff. June 17, 1967; Acts 1983, 68th Leg.,
p. 2570, ch. 442, Sec. 9, eff. Sept. 1, 1983; Acts 1987, 70th Leg., ch. 93, Sec.
27, eff. Aug. 31, 1987; Acts 1989, 71st Leg., ch. 801, Sec. 35, eff. Aug. 28,
1989; Acts 1993, 73rd Leg., ch. 215, Sec. 2.16, eff. Sept. 1, 1993.

                                                                      APPENDIX D

                           TRAVIS BOATS & MOTORS, INC.
                         SPECIAL MEETING OF SHAREHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Richard S. Birnbaum and James P. Karides, each with full power of substitution and resubstitution, attorneys and as proxies to represent the undersigned at the Special Meeting of Shareholders of Travis Boats & Motors, Inc. ("Travis Boats" or the "Company") to be held at ________________ _________________________, on __________________ at ___ a.m.
local time and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE COMPANY'S PROPOSALS SET FORTH IN ITEMS 1 AND 2 BELOW.

1. The proposal to adopt and approve the Agreement and Plan of Merger, dated as of November 10, 2004, by and between Travis Boats and its controlling Shareholder, TMRC, L.L.P. ("Tracker"), pursuant to which, among other things, Tracker will be merged with and into Travis Boats, resulting in Travis Boats being the surviving corporation of the merger and a wholly-owned subsidiary of Tracker Marine, LLC, the 99% partner of Tracker, upon the terms and subject to the conditions of the merger agreement described in the accompanying proxy statement.

      FOR      |_|                AGAINST      |_|              ABSTAIN      |_|

2. The proposal to approve and authorize the proxies to vote, in their discretion, upon any motion submitted to a vote of the shareholders to adjourn or postpone the special meeting to another time and place for the purpose of soliciting additional proxies.

      FOR      |_|                AGAINST      |_|              ABSTAIN      |_|

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the special meeting or any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND FOR GRANTING DISCRETION FOR THE DESIGNATED PROXIES TO VOTE UPON ANY MOTION TO ADJOURN OR POSTPONE THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES AS DESCRIBED ABOVE.

                                        Dated:                            , 2004
                                               ---------------------------


                                        ----------------------------------------
                                        Signature


                                        ----------------------------------------
                                        Signature if held jointly

                                        Please date, sign as name appears at the left, and return promptly. If the shares are registered in the names of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee or Guardian, please give full title. Please note any changes in your address alongside the address as it appears on the proxy.

                 PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD
               PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.


                                       D-1